UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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THE TJX COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE TJX COMPANIES, INC.
2023 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
JUNE 6, 2023

Our mission is to deliver great value to our customers every day.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:
Various statements made in this proxy statement are forward-looking, and are inherently subject to a number of risks, uncertainties, and potentially inaccurate assumptions. All statements that address activities, events, or developments that we intend, expect, or believe may occur in the future are forward-looking statements. These statements are typically accompanied by the words, “aim,” “anticipate,” “approximately,” “aspire,” “believe,” “continue,” “could,” “should”, “estimate,” “expect,” “forecast,” “goal”, “hope,” “intend,” “may,” “outlook,” “predict,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would”, or similar words, although not all forward-looking statements contain these identifying words. These forward-looking statements address various matters, including our expected implementation of changes to our programs, the outcomes of newly implemented strategies, achievement of our objectives and estimations of future financial results and drivers. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. A variety of factors could cause our future results to differ materially from the anticipated events or results expressed in such forward-looking statements, including the execution of buying strategy and inventory management; customer trends and preferences; competition; marketing efforts; operational and business expansion; management of large size and scale; the COVID-19 pandemic; global sourcing of merchandise; data security and IT systems; labor costs and workforce challenges; personnel recruitment, training, and retention; corporate and retail banner reputation; environmental, social, and governance matters; expanding international operations; loss or theft of inventory; cash flow; mergers, acquisitions, business investments and divestitures, closings, or business consolidations; real estate leases; economic conditions and consumer spending; market instability; serious disruptions or catastrophic events; seasonal influences; utility, transportation, or logistics costs or availability; fluctuations in exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; and tax matters. Readers should also review Item 1A, Risk Factors, of our Annual Report on Form 10-K filed on March 29, 2023 for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this proxy statement, as well as other information we file with the U.S. Securities and Exchange Commission (“SEC”). We caution investors, potential investors, and others not to place considerable reliance on the forward-looking statements contained in this proxy statement. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this proxy statement speak only as of the date of this proxy statement, and we do not undertake any obligation to publicly update or revise our forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

Information appearing on TJX.com is not a part of, and is not incorporated by reference into, this proxy statement.

770 Cochituate Road
Framingham, Massachusetts 01701
April 27, 2023
DEAR SHAREHOLDER:
We welcome you to attend our 2023 Annual Meeting of Shareholders on Tuesday, June 6, 2023, at 9:00 a.m. (Eastern Daylight Time), to be held virtually, with no on-site location, allowing for enhanced accessibility for shareholders to attend the meeting from various locations. Shareholders who hold shares as of the record date will be able to participate in the virtual meeting online and vote their shares electronically by visiting www.virtualshareholdermeeting.com/TJX2023. We encourage you to vote your shares.
The proxy statement accompanying this letter describes the business we will consider at the meeting. Please read the proxy statement and arrange for your shares to be voted. Regardless of the number of shares you own, your vote is important. You will find instructions for online and telephone voting included on your proxy card and in the attached notice. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed pre-paid return envelope.
Thank you for your continued support of TJX.
Sincerely,

Carol Meyrowitz	Ernie Herrman
Executive Chairman of the Board	Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - JUNE 6, 2023
ATTENDING THE SHAREHOLDERS’ MEETING

VIRTUAL SHAREHOLDERS’ MEETING AT: www.virtualshareholdermeeting.com/TJX2023	WHO CAN VOTE
The 2023 Annual Meeting of Shareholders of The TJX Companies, Inc. will be held in a virtual-only meeting format, solely by means of remote communication on Tuesday, June 6, 2023, at 9:00 a.m. (Eastern Daylight Time (EDT)) to vote on the items listed below. Shareholders who held shares as of the record date may only attend the meeting online by logging in at: www.virtualshareholdermeeting.com/TJX2023 on the date and time provided in this notice. You will not be able to attend the meeting in person.
Please see Voting and Meeting Requirements (pp. 80-82) of the proxy statement for additional information about how to join and vote at the meeting. We encourage you to vote your proxy before the Annual Meeting.
Shareholders of record at the close of business on April 13, 2023 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements of that meeting.
ITEMS OF BUSINESS
The items to be voted on are as follows:

		Board Recommendation	Page Reference
1.	Election of the 9 directors named in this proxy statement	FOR each director nominee	7
2.	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2024	FOR	26
3.	Advisory approval of TJX’s executive compensation (the say-on-pay vote)	FOR	28
4.	Advisory approval of the frequency of TJX’s say-on-pay votes	ONE-YEAR	28
5.	Shareholder proposal for a report on effectiveness of social compliance efforts in TJX’s supply chain	AGAINST	72
6.	Shareholder proposal for report on risk to TJX from supplier misclassification of supplier’s employees	AGAINST	75
7.	Shareholder proposal to adopt a paid sick leave policy for all Associates	AGAINST	78
Shareholders may also transact any other business properly brought before the meeting. To attend the Annual Meeting, you will need to use the control number or identification number from the proxy card or voting instruction form you receive with this proxy statement to register to access and vote at the meeting. Please be sure to retain this code from that document, review the procedures in advance, and allow time on the day of the meeting for check-in procedures prior to the meeting.
Shareholders may submit questions for the Annual Meeting in advance of the Annual Meeting only and will not be able to submit questions during the Annual Meeting. Please see p. 81 of the proxy statement for information about how to submit questions.
By Order of the Board of Directors,
Alicia C. Kelly
Secretary
Framingham, Massachusetts
April 27, 2023
YOUR VOTE IS IMPORTANT. PLEASE VOTE ONE OF THE FOLLOWING WAYS:

BY MAIL	ONLINE	BY PHONE	AT VIRTUAL MEETING ON JUNE 6
Sign and Return Proxy Card	at: www.proxyvote.com	Call: 1-800-690-6903	at: www.virtualshareholder meeting.com/TJX2023
This proxy statement, the proxy card, and the Annual Report to Shareholders for our fiscal year ended January 28, 2023 (fiscal 2023 or FY23) are being first mailed to shareholders on or about the date of the notice of meeting, April 27, 2023.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 6, 2023: THIS PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR FISCAL 2023 ARE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM

DELIVERING VALUE TO OUR STAKEHOLDERS
The TJX Companies, Inc. (TJX, the Company, or we) is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. We operate over 4,800 stores across nine countries and three continents as well as five e-commerce websites, offering our value proposition based on brand, fashion, price, and quality to a wide range of customers. We offer a treasure hunt shopping experience and a rapid turn of inventory relative to traditional retailers, acquiring merchandise in a variety of ways. Our distinct, off-price business model and our opportunistic buying strategies differentiate us from traditional retailers. Our model is also designed to have flexibility and allow us to adapt, which we believe has been an important part of our long track record of success. Over a number of years, our strong financial performance has allowed us to simultaneously invest in the growth of the business and return cash to shareholders.

FISCAL 2023 REVIEW
FY23 results, highlighted below, reflect the continued execution of our proven off-price business model, with total sales of almost $50 billion and growth in both our U.S. and international divisions. Our apparel business, including accessories, was strong during FY23, demonstrating the flexibility of our off-price model to adjust to changing trends as sales in our home business became softer following two years of extraordinary growth. During FY23, we grew our store base globally and, while navigating continued pressures related to freight, wage, inflation, and an uncertain retail environment, we maintained our focus on driving profitable sales, reinvesting in the business, managing expenses, and returning value to shareholders.

FINANCIAL RESULTS

Net sales	Earnings per share		Operating cash flow
$49.9B 3% increase over FY22	$2.97 Diluted EPS	$3.11 Adjusted Diluted EPS*	$4.1B Ended year with $5.5 billion in cash
SHAREHOLDER VALUE CREATION

16.8% Total shareholder return for FY23	$3.6B Returned to shareholders		$94.6B Market cap at FY23 year end compared to $84.3B at FY22 year end
BUSINESS / STRATEGIC HIGHLIGHTS

Added 146 net new stores and remodeled nearly 400 stores in our global store base	Ended FY23 with over 4,800 total stores in 9 countries		Our world-class buying organization has over 1,200 Associates
Earnings Per Share
Annual Sales
Growth Rate
Total Shareholder Return
Growth Rate
*    See Appendix A of this proxy statement for reconciliations for adjusted diluted EPS. For more information about our FY23 peer group, refer to The Role of Our Peer Group in the Compensation Discussion and Analysis (CD&A).

2023 Proxy Statement	1

Delivering Value to Our Stakeholders

SMART FOR OUR BUSINESS, GOOD FOR THE WORLD
At TJX, our corporate responsibility program is anchored by our Company’s mission to deliver great value to our customers every day. We believe that operating responsibly and ethically, while reflecting our Company’s core values of honesty, integrity, and treating each other with dignity and respect, are important ways to support this mission. We have made significant progress over the past decade, and we are committed to further enhancing our programs and disclosures related to environmental, social, and governance (ESG) matters in the years to come.
Oversight and Global Collaboration: During FY23, a Senior Executive Vice President, Group President added strategic oversight of TJX’s Global Corporate Responsibility program to his business function, with responsibility for driving priorities previously managed by an executive committee. This SEVP continues to oversee, with global, cross-functional leaders, the development of ESG strategies and initiatives that align with TJX’s business priorities. The SEVP and functional leaders provide regular updates on this work to other members of management and the Board. For more about the Board’s oversight of our corporate responsibility and ESG efforts, see Board Responsibilities.
As the management oversight structure of our program continues to evolve, we have focused on our global corporate responsibility efforts under the following four key pillars, which we believe are meaningful to our shareholders, Associates, customers, and other stakeholders:

OUR WORKPLACE
We are committed to supporting our Associates worldwide and fostering an inclusive and diverse workplace where they feel welcome, valued, and engaged:
•Recruitment: expanded our recruitment strategies to enhance our ability to attract an inclusive, diverse talent pool at all levels.
•Training and Development: launched leadership training for newly hired and recently promoted managers in the U.S., as well as additional inclusion and diversity (I&D) education.
•Inclusion and Diversity: continued to work toward our global I&D priorities, adding Associate-led I&D advisory boards and additional Associate Resource Groups over the past two years.

ENVIRONMENTAL SUSTAINABILITY
We are committed to pursuing initiatives that are both environmentally responsible and smart for our business.
In FY23, we expanded and accelerated our global goals:
•Net Zero: We have a goal to achieve net zero greenhouse gas (GHG) emissions in our operations by 2040.
•Renewable Energy: We intend to source 100% renewable energy in our operations by 2030.
•Waste: We are working to divert 85% of our operational waste from landfill by 2027.
•Packaging: We aim to shift 100% of the packaging for products developed in-house by our product design team to be reusable, recyclable, or contain sustainable materials by 2030.

RESPONSIBLE BUSINESS
We are committed to operating responsibly and ethically:
•Global Social Compliance: our Vendor Code of Conduct outlines our expectations for our merchandise vendors. We have enhanced the Code twice since FY21 to reinforce our expectations regarding topics including human rights, worker safety, and environmental sustainability, and to provide enhanced access to report violations.
•Audits and Training: reviewed more than 2,900 factory audits in FY23; on average, we conduct 8-12 trainings annually with buying agents, vendors, and factory management.

OUR COMMUNITIES
We are committed to delivering value to our communities and caring for others:
•Creating Opportunities: in FY23, supported more than 2,000 organizations globally to help create opportunities for vulnerable families and children and support communities of color.
•Ukraine Relief: supported numerous relief organizations providing humanitarian aid to help those impacted by the war in Ukraine through donations from our Foundations and in-store fundraising campaigns.

Visit TJX.com for our most recent Global Corporate Responsibility Report. The report includes an appendix of information that maps the report to certain frameworks, including the Global Reporting Initiative (GRI) Standards, the Sustainability Accounting Standards Board (SASB) Multiline and Specialty Retailers & Distributors standards, and the United Nations Sustainable Development Goals (UNSDGs), as well as our 2022 response to the CDP Climate Change Questionnaire, which we have participated in since 2010.
Information contained in our Global Corporate Responsibility Report is not necessarily material for purposes of the U.S. federal securities laws and is subject to the limitations and assumptions contained therein.

2	The TJX Companies, Inc.

Delivering Value to Our Stakeholders

OUR APPROACH TO HUMAN CAPITAL MANAGEMENT

OUR GLOBAL WORKFORCE
Our large, global workforce plays an important role in our operations, supporting the execution of our flexible off-price business model, including the management of a rapidly changing mix of merchandise in our over 4,800 retail stores in nine countries and across five e-commerce sites. With approximately 329,000 Associates at the end of FY23, we offer positions at a variety of levels in our stores, distribution and fulfillment centers, and offices, as well as many opportunities for Associates to grow and advance.
Our approach to workforce management, supported by the Board in its oversight role (as discussed further in the Board Responsibilities section), includes the following:

As of January 28, 2023:
We had approximately 329,000 employees across all of our geographies and businesses, including full-time, part-time, temporary, and seasonal Associates

86% of our Associates worked in our retail stores

58% of our workforce in the U.S. were members of racially or ethnically diverse groups

36% of managerial positions* in the U.S. were held by members of racially or ethnically diverse groups

68% of managerial positions* globally were held by women

*    Managerial positions defined as Assistant Store Manager (or equivalent) and above

WORKPLACE AND CULTURE
We work to foster a strong, supportive, and inclusive culture so that Associates at TJX feel welcome in the Company, valued for their contributions, and engaged with our business mission. We use defined cultural factors and leadership competencies throughout our global business to express our organizational values, such as personal integrity, relationship-building and collaboration, and respect for our business model, and to promote consistency in leadership development. In FY22, we included new leadership competency and cultural factors focused on inclusion-based values and behaviors, which we began to incorporate into our Leadership Development Toolkit this year. We believe our policies and practices, including our open-door philosophy, encourage open and honest communication and Associate engagement with the business.

INCLUSION AND DIVERSITY
Our global workforce reflects a diversity of races, ethnicities, cultures, nationalities, and genders, and we are committed to continuing to build and support an inclusive and diverse workplace. Our global strategies include increasing the representation of diverse talent through our talent pipeline; providing leaders with tools to support difference with awareness, fairness, sensitivity, and transparency; and integrating inclusive behaviors, language, and practices throughout the business. Over the past two years, our teams globally have developed and launched many new programs, including recruitment strategies, training and education, Associate-led I&D advisory boards, and additional Associate Resource Groups.
TRAINING AND DEVELOPMENT
We are proud of our culture that prioritizes Associate development and advancement within our organization, and we have many Associates in managerial positions who have been with the Company for more than 10 years. We are highly focused on teaching and mentoring to support the career growth and success of our Associates, and we believe these efforts have promoted retention, stability, and increased expertise in our workforce. Training happens broadly throughout the organization, from informal mentoring and direct training to a range of career and leadership development programs, such as our TJX University for merchandising Associates.

COMPENSATION AND REWARDS
Our compensation programs are designed to pay our Associates competitively in the market and based on their skills, experience level, qualifications, role, and abilities. Our approach to compensation across the organization reflects our global total rewards principles, which include encouraging teamwork and collaboration, being fair and equitable, and sharing in the success of the Company. For FY23, we continued our One TJX approach to annual incentive compensation, with all eligible Associates measured against global TJX performance goals.

2023 Proxy Statement	3

VOTING ROADMAP

PROPOSAL 1: ELECTION OF DIRECTORS (PAGE 7)

José B. Alvarez	Alan M. Bennett	Rosemary T. Berkery	David Ching	C. Kim Goodwin

Ernie Herrman	Amy B. Lane	Carol Meyrowitz	Jackwyn L. Nemerov

Our Corporate Governance Committee and Board believe our nominees, who are all current members of the Board, are highly engaged directors with experience in substantive areas that are important to the long-term success of our global off-price business. See Director Qualifications below for more information about key areas of experience that the Corporate Governance Committee considers important to TJX and for our Board.

Board Demographics

Diverse Board Leadership	Strong Record of Board Diversity

Our Chairman of the Board is a woman and 4 out of 5 Committee Chairs are women	For each of the past 10 years, more than 50% of our Board nominees have been women and/or members of an underrepresented group.*

Female Nominees	Nominees from Underrepresented Group	Diversity

5 out of 9 director nominees are women	4 out of 9 director nominees are members of an underrepresented group*	7 out of 9 director nominees are women and/or members of an underrepresented group*
Tenure	Independence

Our nominees reflect a range of tenures	7 out of 9 director nominees are independent

* based on self-identification

The Board recommends a vote FOR each director nominee.

4	The TJX Companies, Inc.

Voting Roadmap

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS AS TJX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2024 (PAGE 26)

PwC is an independent registered public accounting firm with years of experience with TJX’s business. The members of the Audit Committee and Board believe the continued retention of PwC is in the best interests of the Company and its shareholders.

The Board recommends a vote FOR this proposal.

PROPOSAL 3: ADVISORY APPROVAL OF TJX’S EXECUTIVE COMPENSATION (THE SAY-ON-PAY VOTE) (PAGE 28)

The Board seeks a non-binding advisory vote to approve the compensation of our Named Executive Officers (NEOs) as described in the Compensation Discussion and Analysis (CD&A) beginning on p. 29 and the Compensation Tables beginning on p. 50.

FY23 Executive Compensation Updates

•During FY23, the Compensation Committee led an extensive outreach initiative to seek shareholder feedback on our executive compensation program. The Committee considered detailed feedback from each engagement discussion and carefully responded to shareholder concerns about discretionary adjustments to performance share units (PSUs) and other areas of feedback, as detailed in FY23 Shareholder Outreach and Feedback in the CD&A.
•We continued to focus on our traditional core compensation objectives: incentivizing and rewarding performance; sustaining our position of strength in a competitive and changing retail environment; supporting teamwork, management stability, and succession planning; and fostering alignment with shareholder interests.
•The temporary pandemic-related changes from prior years have continued to phase out of our incentive plans. We made no discretionary adjustments to incentive plan payouts in FY23, consistent with our longstanding practice prior to the pandemic.
•We reaffirmed longstanding key features of our program: a significant emphasis on objective, financial performance results, a continued focus on long-term equity incentives, and a mix of financial performance metrics that seek to balance growth, profitability and returns. The mix of FY23 target total compensation for our CEO and our other NEOs is shown below and discussed further in the CD&A:

FY23 CEO Target Compensation	FY23 Other NEO Target Compensation

The Board recommends a vote FOR this proposal.

2023 Proxy Statement	5

Voting Roadmap

PROPOSAL 4: ADVISORY APPROVAL OF THE FREQUENCY OF TJX’S SAY-ON-PAY VOTES (PAGE 28)

In Proposal 3, above, we are asking shareholders to cast an advisory vote on TJX’s executive compensation program. In this Proposal 4, the Board seeks a non-binding advisory vote on the frequency of these “say-on-pay” votes in the future. Shareholders may vote whether to hold say-on-pay votes every one, two, or three years; shareholders also have the option to abstain from voting on this matter. The interval selected by the highest number of votes cast will be the recommendation of the shareholders.
The Board believes at this time that say-on-pay votes should be held annually. We have put forward an advisory say-on-pay vote annually since 2011. Although this advisory vote on frequency is non-binding, the Board values shareholder views as to what is an appropriate frequency for advisory votes on executive compensation and welcomes our shareholders’ recommendation on this question.

The Board recommends a vote for the ONE-YEAR option on this proposal.

PROPOSALS 5-7: SHAREHOLDER PROPOSALS, IN EACH CASE, IF PROPERLY PRESENTED AT THE MEETING (PAGE 71)

•Proposal for a report on effectiveness of social compliance efforts in TJX’s supply chain
•Proposal for report on risk to TJX from supplier misclassification of supplier’s employees
•Proposal to adopt a paid sick leave policy for all Associates
Each shareholder proposal included in this proxy statement is followed by our response.

For the reasons included in those responses, the Board recommends a vote AGAINST each shareholder proposal which is properly presented at the meeting.

6	The TJX Companies, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

The nine individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

NOMINEES AND THEIR QUALIFICATIONS
We believe that all our nominees possess the professional and personal qualifications necessary for service on our Board. Each was elected to the Board by our shareholders in June 2022 and brings expertise, a deep knowledge of our business, and a valuable perspective to support the long-term success of our business. One of our current directors, Michael F. Hines, is not standing for reelection at the Annual Meeting. We have highlighted qualifications of our director nominees in the individual biographies below. Please also see Director Qualifications and Board Responsibilities below for additional information about the skills of our director nominees, how we assess our nominees, and how we consider overall Board composition.

José B. Alvarez, 60

Director since 2020; previously served on Board from 2007- 2018 Member of Corporate Governance Committee and Compensation Committee

Experience and Qualifications:
Mr. Alvarez is a Clinical Professor of Business Administration at the Tuck School of Business at Dartmouth, which he joined in 2022, and visiting faculty of the Harvard Business School, which he joined in 2009 after holding various senior executive roles in the food retail industry. He served as Executive Vice President – Global Business Development for Royal Ahold N.V., now Royal Ahold Delhaize N.V., a global food retail group, in 2008. From 2001 until 2008, he served in a number of key management positions at Stop & Shop/Giant-Landover, a U.S. division of the group, including President and Chief Executive Officer and Executive Vice President, Supply Chain and Logistics. He previously held executive positions at Shaw’s Supermarkets after beginning his career at American Stores Company in 1990.
Mr. Alvarez’s long career in the retail industry, including his experience as an educator on the industry, along with his public company directorships, provide him with deep expertise in global retail chain management, including organizational leadership, store management, supply chain, logistics, distribution, merchandising, marketing, and strategy.
Mr. Alvarez has also been a director of United Rentals, Inc. since 2009.

Alan M. Bennett, 72

Director since 2007 Independent Lead Director Member of Compensation Committee and Finance Committee

Experience and Qualifications:
Mr. Bennett served as the President and Chief Executive Officer of H&R Block, Inc., a tax services provider, from July 2010 until his retirement in May 2011 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP).
Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance, and financial reporting.
Mr. Bennett has also been a director of Halliburton Company since 2006 and Fluor Corporation since 2011.

2023 Proxy Statement	7

Proposal 1: Election of Directors

Rosemary T. Berkery, 70

Director since 2018 Chair of Compensation Committee Member of Audit Committee

Experience and Qualifications:
Ms. Berkery was Chairman of UBS Bank USA and Vice Chairman of UBS Wealth Management Americas, a bank and wealth management firm, from March 2010 until April 2018, also serving as CEO of UBS Bank USA from March 2010 to December 2015. Before joining UBS, she held a variety of roles over more than 25 years at Merrill Lynch & Co., Inc., until her departure in January 2009, including Executive Vice President and General Counsel from 2001 and Vice Chairman from 2007.
Ms. Berkery’s long career as a senior executive in the financial services industry provides her with expertise in finance, investment strategies, wealth management, and management of complex global organizations, as well as significant experience in governance, compliance, and risk assessment and oversight.
Ms. Berkery has also been a director of Fluor Corporation since 2010.

David T. Ching, 70

Director since 2007 Member of Audit Committee and Corporate Governance Committee

Experience and Qualifications:
Mr. Ching was Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, from 1994 to January 2013 and has consulted through DTC Associates LLC, focusing on management consulting and technology services, since 2013. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industries. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems.
Mr. Ching’s strong technology experience and related management positions in the retail industry provide him expertise including in information systems, information security and controls, technology implementation and operation, reporting, and distribution in the retail industry.

C. Kim Goodwin, 63

Director since 2020 Member of Audit Committee and Finance Committee

Experience and Qualifications:
Ms. Goodwin is an experienced financial services professional. Her long career in the industry includes serving as Managing Director and Head of Equities (Global) for the Asset Management Division of Credit Suisse Group AG from 2006 to 2008, and as Chief Investment Officer – Equities at State Street Research & Management Co., a money management firm, from 2002 to 2005. She is now a private investor.
Ms. Goodwin’s many years of experience in investment and financial services, as well as her years of service as a public company director in different industries, provide her with strong analytical skills, business acumen, and experience in risk assessment and management, as well as a deep understanding of financial markets and corporate strategies.
Ms. Goodwin has also been a director of Popular, Inc. since 2011 and a director of General Mills since 2022.

8	The TJX Companies, Inc.

Proposal 1: Election of Directors

Ernie Herrman, 62

Director since 2015 Chief Executive Officer and President

Experience and Qualifications:
Mr. Herrman has been Chief Executive Officer of TJX since January 2016, a director since October 2015, and President since January 2011. He served as Senior Executive Vice President, Group President from August 2008 to January 2011, with responsibilities for Marmaxx, HomeGoods, and TJX Canada; President of Marmaxx from 2005 to 2008; and Senior Executive Vice President, Chief Operating Officer of Marmaxx from 2004 to 2005. From 1989 to 2004, he held various senior merchandising positions with TJX.
As Chief Executive Officer and President of TJX, Mr. Herrman has managed a complex global retail business in a significantly evolving landscape and overseen near- and long-term strategy through various economic conditions and challenges. In his current role and through the other positions Mr. Herrman has held with the Company, Mr. Herrman has a deep understanding of TJX and broad experience in all aspects of off-price retail, including merchandising, management, leadership development, business strategy, finance and accounting, innovation, international operations, marketing, real estate, buying, and distribution.

Amy B. Lane, 70

Director since 2005 Chair of Finance Committee Member of Audit Committee

Experience and Qualifications:
Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit.
Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions, and divestitures in that industry, as well as management, leadership, and strategy.
Ms. Lane’s public company roles consist of serving as a director of NextEra Energy, Inc. since 2015 and as a member of the board of directors of FedEx Corporation since 2022. She served on the board of trustees of Urban Edge Properties from 2015 until 2022 and on the board of directors of GNC Holdings, Inc. from 2011 until 2020, after it had ceased to be a public company.

Carol Meyrowitz, 69

Director since 2006 Executive Chairman of the Board

Experience and Qualifications:
Ms. Meyrowitz has been Executive Chairman of the Board since January 2016 and a director since September 2006. She served as Chairman of the Board from June 2015 to January 2016 and as Chief Executive Officer of TJX from January 2007 to January 2016. In previous roles, Ms. Meyrowitz served as President of TJX from October 2005 to January 2011, Senior Executive Vice President of TJX from 2004 until January 2005, and prior to that, held various senior management and merchandising positions with Marmaxx and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX.
As Executive Chairman of the Board of TJX, and through the other positions Ms. Meyrowitz has held with TJX, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, business strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.
Ms. Meyrowitz was also a director of Staples, Inc. from 2007 to 2017.

2023 Proxy Statement	9

Proposal 1: Election of Directors

Jackwyn L. Nemerov, 71

Director since 2016 Chair of Corporate Governance Committee Member of Compensation Committee

Experience and Qualifications:
Ms. Nemerov was the President and Chief Operating Officer of Ralph Lauren Corporation, a global leader in premium lifestyle products, from November 2013 until November 2015 and served on Ralph Lauren’s board of directors from 2007 until 2015. She served as Executive Vice President of Ralph Lauren Corporation from September 2004 until October 2013. Prior to her tenure there, she held multiple positions in the retail industry, including President and Chief Operating Officer of the Jones Apparel Group from 1998 to 2002.
Ms. Nemerov’s extensive retail, brand management and operations experience, as well as her related board and management positions in the apparel and retail industry, provide her with corporate governance experience as well as valuable expertise in sourcing and supply chain management, manufacturing, merchandising, and licensing.

10	The TJX Companies, Inc.

Proposal 1: Election of Directors

DIRECTOR QUALIFICATIONS
CONSIDERATIONS AND SKILLS
The Corporate Governance Committee considers a range of factors to assess individual candidates, including personal and professional ethics, integrity, and values; independence; and diversity, including gender, ethnic, racial, age, and geographic (discussed further below). The Committee considers the current and future needs of the Board and looks for nominees with experience in substantive areas that are important to the long-term success of our complex, global business and the best interests of our shareholders.
We have highlighted below key areas of experience that the Corporate Governance Committee considers important to TJX and our Board, and, in the chart below, have indicated their presence across our non-executive director nominees (based on skills, knowledge, and experience, as reflected in their biographies). Within each key area, we provided examples that we consider relevant and valuable to the Company and its long-term success. A nominee with relevant experience in an area is not expected to have equal experience in every item we specify. We also do not expect all of our nominees’ skills and potential contributions to our Board to be captured by the list below.

Leadership and Organizational Management	•Management of large, complex organizations •Leadership strategy •Operational oversight

Retail Industry	•Marketing and brand management •Consumer insights •Supply chain / Distribution and logistics •Merchandising

Strategic Planning and Growth	•New business strategy and innovation •Strategic acquisitions and integration •Sustainable growth / growth strategies

Finance and Accounting	•Accounting and/or auditing •Finance and capital structure •Internal controls

Technology and Digital Innovation	•Information technology and systems •Information security; cybersecurity •E-commerce •Digital innovation

Human Capital Management	•Succession planning •Talent development practices •Executive compensation •Managing culture •Inclusion and diversity

International Operations	•Global business operations •Internal markets •Global sourcing

Risk Management and Corporate Governance	•Risk oversight •Sustainability / environmental •Compliance and regulatory oversight •Corporate governance

The chart above excludes our executive nominees.

2023 Proxy Statement	11

Proposal 1: Election of Directors
DIRECTOR DIVERSITY
As a global company with hundreds of thousands of Associates, we recognize the importance of diversity to our Company’s culture. We look for a Board that represents a diversity of backgrounds and experience, including as to gender and race/ethnicity, and that reflects a range of talents, ages, skills, viewpoints, professional experiences, geographies, and educational backgrounds. The Corporate Governance Committee takes diversity into account among the many factors it considers when evaluating the suitability of individual Board nominees. In our current director slate, half of the director nominees are women and 40% self-identify as members of underrepresented groups (race/ethnicity or LGBTQ+), collectively representing 70% of our board. We value the many kinds of diversity represented by our nominees.

Diverse Board Leadership	Strong Record of Board Diversity

Our Chairman of the Board is a woman and 4 out of 5 Committee Chairs are women	For each of the past 10 years, more than 50% of our Board nominees have been women and/ or members of an underrepresented group.*

Female Nominees	Nominees from Underrepresented Group	Diversity

5 out of 9 director nominees are women	4 out of 9 director nominees are members of an underrepresented group*	7 out of 9 director nominees are women and/or members of an underrepresented group*
Tenure	Independence

Our nominees reflect a range of tenures	7 out of 9 director nominees are independent

* based on self-identification
BOARD INDEPENDENCE
Under our Corporate Governance Principles, at least two-thirds of the members of our Board should be independent. An independent director is one who the Board has affirmatively determined has no material relationship with TJX (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). To assist it in making its independence determination, the Board has adopted categorical independence standards in our Corporate Governance Principles that are based on the independence standards required by the New York Stock Exchange (NYSE) for its listed companies. As part of the Board’s annual review of director independence, the Board considers the Corporate Governance Committee’s independence assessment and recommendation. The Board also reviews and considers any transactions or relationships between any director or any member of their immediate family and TJX, in accordance with our Corporate Governance Principles (see Transactions with Related Persons below). To the extent there are any such relationships or transactions, the Board considers whether they are inconsistent with a determination that the director is independent.
As a result of this review, our Board unanimously determined that each of the following director nominees are independent: Mr. Alvarez, Mr. Bennett, Ms. Berkery, Mr. Ching, Ms. Goodwin, Ms. Lane, and Ms. Nemerov. In addition, the Board determined that Mr. Hines, who is not standing for reelection at the Annual Meeting, and Zein Abdalla and John F. O’Brien, who each served as a director during a portion of FY23, are independent. None of these directors had any relationship with TJX that implicated our categorical standards of independence. Ms. Meyrowitz, as Executive Chairman, and Mr. Herrman, as Chief Executive Officer and President, are executive officers of TJX and are therefore not independent.

12	The TJX Companies, Inc.

CORPORATE GOVERNANCE

GOVERNANCE AT-A-GLANCE
KEY PRACTICES

Board Oversight
Oversight of strategic, financial, and execution risks, including through enterprise risk management program
Regular discussions focused on long-term strategy
Regular management assessments and succession planning
Review and consideration of key topics including:
•risks and opportunities related to human capital management
•inclusion and diversity efforts
•risks related to cybersecurity
•environmental sustainability efforts
Regular executive sessions of independent directors
Board Practices
Diverse Board composition
Ongoing Board succession and Board refreshment planning
Strong Lead Director role; separate Chairman and CEO
Annual Board and Committee evaluations
Director time commitment policies in line with major institutional guidelines
Stock ownership guidelines for directors and executive officers
No hedging or pledging of Company stock by our directors or executive officers
Director orientation and continuing education
Director Independence
Lead Independent Director
7 of our 9 director nominees are independent
Each director on our standing committees, other than the Executive Committee, is independent
Shareholder Rights and Accountability
Annual election of directors
Majority voting and resignation policies
Proxy access provisions for director candidates nominated by shareholders
Robust shareholder engagement program

2023 Proxy Statement	13

Corporate Governance

ENGAGING WITH SHAREHOLDERS
We value engagement with our shareholders. We communicate regularly with shareholders and other stakeholders throughout the year, and the Board considers a range of stakeholder perspectives in discharging its oversight responsibilities. We engage with shareholders through various means, including at conferences, in meetings, on calls, and through written correspondence. The Board and Board Committees are periodically updated on these engagement efforts.

ONGOING SHAREHOLDER ENGAGEMENT

Throughout the Year	Spring engagement (before the Annual Meeting)

•Long-term strategy
•Business results and outlook
•Operations
•Executive compensation
•ESG topics, including:
•Board composition and refreshment
•Risk management, including the Board’s oversight of risk
•Environmental sustainability
•Human capital management
•Social compliance
•Receive feedback and engage with shareholders on voting matters •Discuss and solicit support for Board voting recommendations with shareholders
Fall and winter engagement (following the Annual Meeting)
•Consider voting results and potential actions in response, including focused engagement •Engage on significant ESG initiatives
Shareholder feedback has informed our disclosures in this proxy statement on a range of topics, including Board composition and oversight, ESG oversight and initiatives, and executive compensation.
Responsiveness to ESG Engagement
Shareholder engagement has also informed a number of recent enhancements to our ESG policies and practices. For example, we:
•set additional environmental goals in early 2022, including a goal to achieve net zero GHG emissions in our operations by 2040, which followed a science-based GHG emissions reduction goal announced in 2020 to align with the United Nations’ Paris Agreement guidelines, and a goal announcing our intention to source 100% renewable energy in our operations by 2030 (purchased electricity only)
•published TJX’s Chemicals Management Program in late 2021, which identifies an initial prioritization of categories where we have been focusing our efforts in developing policies limiting chemicals of concern in our operations and in certain products we sell
•published our annual EEO-1 report, starting in 2021
•mapped to SASB’s Multiline and Specialty Retailers & Distributors standard, starting in 2021
•made several enhancements in recent years to our Vendor Code of Conduct, including provisions related to forced labor
We work hard to provide robust disclosure intended to be meaningful to our stakeholders related to ESG matters that we believe are relevant to our business.

14	The TJX Companies, Inc.

Corporate Governance

BOARD RESPONSIBILITIES
Our Board of Directors is responsible for overseeing the business and management of the Company. Throughout the year, our Board and Committees discuss operations and corporate strategy and business priorities. For FY23, these continued to focus on driving profitable sales, increasing market share, developing talent, and championing our TJX culture.
Our Board meetings include regular sessions with divisional leaders and executives across key functions including finance, tax, IT, IT security, risk and compliance, human resources, logistics, marketing, and environmental sustainability, through which the Board remains informed on implementation of operational goals, performance, and of near-, medium- and long-term strategies. At regular meetings, the Board also considers drivers of our business execution along with key challenges and opportunities and considers the effectiveness of our ongoing corporate strategy.
RISK OVERSIGHT STRUCTURE

THE BOARD

The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its Committee structure and the Committees’ regular communications with the full Board. The Board reviews risks including:
•strategic, financial, and execution risks and exposures associated with our annual business plan and longer-term plans;
•senior management succession planning;
•matters that may present material risk to our business, operations, financial position, or cash flows, and, as applicable, significant acquisitions and divestitures; and
•matters that may present material risk to our prospects or reputation, including those related to human capital management, supply chain, and environmental sustainability.

BOARD COMMITTEES

The Committees involve the full Board in the monitoring of significant risks as they determine to be appropriate.

The Audit Committee reviews risks associated with financial reporting, accounting, internal controls over financial reporting, ethics and compliance programs, compliance with orders, information systems, information security, data privacy, and cybersecurity, and helps oversee processes to identify material risks, including through our enterprise risk management program.

The Corporate Governance Committee reviews risks related to Board composition, refreshment, and evaluation, CEO evaluations and management succession, potential conflicts of interest and related party transactions, and assists the Board in its oversight of significant environmental and social matters affecting the Company.

The Compensation Committee reviews risks related to compensation and the design of our compensation programs, plans, and arrangements. This includes the compensation program risk assessment discussed below that covers risks associated with compensation policies and practices for all Associates.

The Finance Committee reviews risks related to financing plans, investment policies, capital structure and liquidity; tax strategies; foreign currency exchange and commodity hedging policies; insurance programs; and investment performance, asset allocation strategies, and funding of our pension and retirement benefit plans.

MANAGEMENT

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX, and it is the Board’s responsibility to give such risks due consideration and, where appropriate, review and consider or investigate the risks further. Management responsibilities are coordinated through its compliance, internal audit and other functions, which report regularly to the Board and Committees through the Chief Risk and Compliance Officer or other management representatives.
Reporting to the Board in key areas is supported by senior leaders across global functional teams. In several key areas, risk assessment and oversight is also supported by cross functional operational committees, including for cybersecurity, environmental sustainability and social compliance.

2023 Proxy Statement	15

Corporate Governance
OVERSIGHT OF STRATEGY AND RISK
The Board provides oversight of and guidance on the strategic direction of the Company by regularly discussing business strategy with management, as described above, receiving updates on specific topics, such as those noted below, and monitoring the development and management of risks associated with various strategic initiatives. The Board also has at least one dedicated annual session focused on long-term strategy and future needs of and opportunities for the business.
As part of its ongoing risk oversight, the Board reviews and discusses with management the Company’s findings from its annual enterprise risk management program, a global process for considering a broad range of risks to the business. The enterprise risk management process takes into account global operational feedback and identifies and evaluates trends and concerns. Through the process, risks are evaluated in light of their probability and severity and presented to the Board in that context. The Board is kept apprised of ongoing management and mitigation efforts related to key risks. In addition to the annual evaluation of our enterprise risk management program, the Board and its Committees receive at least quarterly updates from our Chief Risk and Compliance Officer.
To assist in the Board’s oversight of risks associated with the Company’s strategic plan, the Board Committees oversee the management of risks associated with each Committee’s area of responsibility. Committees receive regular updates from key management functions relevant to that Committee’s role, as further described below. Directors are also generally encouraged to attend meetings of each Board Committee, enhancing the collective understanding of actions taken by and information reported to our Committees.
ENVIRONMENTAL, SOCIAL, AND GOVERNANCE
As part of its oversight role, our Board reviews ESG matters and, directly and through its Committees, considers information relating to our corporate responsibility program and specific initiatives, among other relevant matters. During FY23, the Board reviewed and approved updates to the Audit, Corporate Governance, and Compensation Committees’ charters after review of each Committee’s role in supporting the Board’s oversight of a range of ESG matters. These charter updates clarified the Audit Committee’s role in supporting the Board in risk assessment; the Corporate Governance Committee’s role regarding director education and supporting the Board's oversight of strategies concerning significant environmental and social matters; and the Compensation Committee’s role in supporting the Board’s oversight of broad-based compensation and benefits matters.
During FY23, the Board had regular sessions with management to receive updates on our ESG efforts, including in the areas of environmental sustainability, inclusion and diversity, and our ongoing compliance and social compliance programs, as well as discussions throughout the year relating to human capital management topics, including succession planning and Associate benefits and well-being strategy; cybersecurity and IT systems; and risk management policies and insurance strategy and policies, as described below. The Board also receives updates from outside experts invited to provide further education on the ESG global landscape or on specific areas of focus, such as cybersecurity. ESG factors are also considered by the Board within the framework of our enterprise risk management process, as discussed above.
In addition, during FY23, a Senior Executive Vice President, Group President added strategic oversight of TJX’s Global Corporate Responsibility program to his business function, with responsibility for driving priorities previously managed by an executive committee. This SEVP continues to oversee, with global, cross-functional leaders, the development of ESG strategies and initiatives that align with TJX’s business priorities. The SEVP and functional leaders provide regular updates on this work to other members of management and the Board.
CULTURE AND HUMAN CAPITAL MANAGEMENT
Our Board oversees risks and opportunities related to management of our large, global workforce, including through oversight of our management succession planning; consideration of the cultural factors and leadership competencies we use to express our organizational values, and our total rewards strategy; review of financial plans and expenditures; and oversight of our enterprise risk management program. Our Board also, directly and through its Committees, receives periodic updates on specific topics such as, in FY23, Associate relations, our inclusion and diversity work, our merchant training program (focusing on our longstanding TJX University for our buyers and other merchandising Associates), our compliance programs, and our broad-based benefits initiatives and other strategies for attracting and retaining talent throughout the organization. Each director has participated in the Company’s unconscious bias training. Our Board has participated in regularly scheduled store and distribution center tours and site visits to our facilities in different geographies in which we operate, both in the U.S. and abroad, including store tours during FY23. Board members have also individually visited our stores in different locations to gain a real time view of our operations, customer service, and culture. See Our Approach to Human Capital Management above for more information.
MANAGEMENT SUCCESSION PLANNING AND LEADERSHIP DEVELOPMENT
The Board oversees our management succession planning. In addition to regularly scheduled sessions focused on leadership assessment and planning and our inclusion and diversity initiatives, the Board meets with senior leadership in other formal and informal settings that provide visibility into our talent pipeline and broader exposure to the management of the Company. The Board regularly meets with divisional leadership, heads of key operational functions, and other members of Company management at the Company during Board meetings, separately requested meetings with management, and formal and informal group meetings and presentations. We believe it is important to our long-term success that our management continue to focus on talent and leadership development, including training and mentoring, to foster expertise in our distinctive business model and to support our succession planning.

16	The TJX Companies, Inc.

Corporate Governance
CYBERSECURITY
As a global retailer, we are mindful of the ongoing risks to companies’ IT systems and operations from various sources and have implemented processes to monitor and mitigate these risks. As part of its oversight role, our Audit Committee and Board evaluate IT and cybersecurity risks and strategies on at least a quarterly and annual basis, respectively, through dedicated sessions with senior management in those functions. Our IT Subcommittee Chair, Mr. Ching, who has significant information security experience, has multiple additional meetings with these senior leaders throughout the year to remain informed of and support the Company’s cybersecurity programs, including the Company’s assessment of current threats, Company defenses, and data protection initiatives.
For a number of years, we have maintained an Information Management Program, led by our Chief Risk and Compliance Officer. This program is overseen by TJX’s Information Management Steering Committee (the IMSC), which is chaired by our Information Risk Management Director and meets regularly. The IMSC includes a number of senior leaders from several areas such as IT, IT Security, Legal, and Audit, including the Chief Information Security Officer, the Privacy Director and Data Protection Officer, and the Director of Internal Audit. This Committee is responsible for developing and overseeing strategies to help TJX’s Information Management Program enhance the overall privacy, information security, and records management posture of TJX. Management responsible for our IT functions report to our Audit Committee and Board at least quarterly about these issues, and our Chief Risk and Compliance Officer and Chief Information Security Officer regularly meet with the Board and the Audit Committee.
While the cybersecurity threat landscape is constantly evolving and no retailer can guarantee perfect security, we utilize a variety of strategies and techniques designed to reduce the risk of unauthorized access to our organization’s confidential and sensitive data (including customer data) and systems. This approach includes threat actor emulation, penetration testing, tabletop exercises, security awareness and training programs for TJX Associates (e.g., simulated phishing campaigns), specialized training for cybersecurity personnel, encrypting certain types of personal information and controlling access to TJX facilities and systems, among other threat- and risk-based safeguards. Our Internal Audit department performs audits that address compliance with TJX information security policies and standards and, along with other teams, reviews certain third-party service providers with respect to their security practices concerning personal information.
Our cybersecurity program is informed by information security benchmarks and frameworks such as the National Institute of Standards and Technology Cybersecurity Framework (NIST CSF). We are assessed annually by a third party for compliance with the Payment Card Industry Data Security Standard (PCI-DSS) and for compliance with certain applicable legal and regulatory requirements and we periodically self-assess various functional areas of our organization in accordance with appropriate cybersecurity frameworks. We maintain a privacy and cyber risk insurance policy to help address risk of loss due to certain types of cybersecurity incidents (e.g., cyber extortion, ransomware, privacy and/or cybersecurity breach). In the last three years, we have not experienced any cybersecurity incident that has been material to the results of our operations or that has caused us to incur any material expenses.
COMPENSATION PROGRAM RISK ASSESSMENT
In addition to our regular enterprise risk assessment process overseen by the Board and described above, we review the risks associated with our compensation plans and arrangements. In FY23, the Compensation Committee conducted a compensation risk assessment that covered overall compensation policies and practices for TJX’s Associates and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The Compensation Committee’s assessment considered what risks could be created or exacerbated by our executive and broad-based compensation plans and arrangements worldwide; how those potential risks are monitored, mitigated, and managed; and whether those potential risks are reasonably likely to have a material adverse effect on TJX.
The assessment was led by our Chief Risk and Compliance Officer, whose responsibilities include leadership of our enterprise risk management process, in coordination with our internal legal team, and included consultation with and input from senior executives, the Compensation Committee’s independent compensation consultant, and external legal counsel. The assessment considered, among other things, factors intended to mitigate risk at TJX, including:
•Board and Committee oversight;
•the Compensation Committee’s use of an independent compensation consultant;
•compensation mix, caps on payouts, and emphasis on performance-based pay;
•market checks;
•Associate communications and training; and
•our clawback policy, hedging and pledging prohibitions, and other company policies, internal controls, and risk management initiatives.
The assessment also considered the balance of potential risks and rewards related to our compensation programs and the role of those programs in implementing our corporate strategy.

2023 Proxy Statement	17

Corporate Governance

OTHER BOARD PRACTICES
BOARD AND COMMITTEE EVALUATIONS
The Board believes it is important to have highly engaged directors and that the Board’s skills and experience be aligned with the changing needs of the Company for current and future business environments. Our Corporate Governance Committee oversees the annual performance evaluation of the Board as a whole, our Executive Chairman, our independent Lead Director, and each of our individual directors, as well as the process for annual Committee self-evaluations. These evaluation processes, including format and scope of questions, are reviewed annually by the Corporate Governance Committee.
Currently, this annual evaluation process generally includes:

1	2	3	4

Commencing annual Board evaluation of individual directors and of the Board overall with one-on-one interviews or written evaluations, focusing on consideration of Board skills and practices and the future needs of the Board.	Reviewing and assessing responses to formal inquiry and each director’s observations and feedback on Board effectiveness; determining opportunities for continued development as well as recommendations and opportunities for the Board.
Robust discussion with the Board collectively and with individual directors to consider actionable opportunities and implementation timelines, including suggestions for meeting topics, meeting format, and other administrative topics.
			Conducting separate annual self-assessment of each independent Committee, including the Committee Chairman, with the formal process overseen by the Corporate Governance Committee.
IDENTIFYING DIRECTOR CANDIDATES
The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by shareholders, involves regularly and actively seeking qualified individuals. Our Committee Chair may consider recommendations from several sources, such as current Board members, management or other Associates, shareholders, and industry contacts; may review lists of potential candidates from third-party sources, such as leaders of finance or other industries and senior executives of public companies; and may engage a third-party search firm to expand the Committee’s search and assist in compiling information about possible candidates.
The Corporate Governance Committee has a policy for shareholder recommendations of candidates for director nominees, which is available on our website. Any shareholder may submit, in writing, one candidate for consideration for each shareholder meeting at which directors are to be elected. Shareholders wishing to recommend a candidate must submit the recommendation by a date not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Corporate Secretary of TJX:
Office of the Secretary/Legal Department
The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701
As described in the policy, a recommendation must provide specified information about the candidate as well as certifications from, and consents and agreements of, the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders in the same manner as candidates from other sources. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

18	The TJX Companies, Inc.

Corporate Governance
MAJORITY VOTING FOR ELECTION OF DIRECTORS
Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles require any incumbent nominee for director to provide an irrevocable contingent resignation to the Corporate Secretary of TJX at least 14 days in advance of the distribution date for proxy solicitation materials for the shareholder meeting at which such director is expected to be nominated to stand for election. This resignation would be effective only if (a) the director fails to receive the requisite majority vote in an uncontested election and (b) the Board accepts the resignation. Our Corporate Governance Principles provide procedures for the consideration of this kind of resignation by the Board. Within 90 days of the date of the annual meeting of shareholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its shareholders and will take what it deems to be appropriate action, which may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying shareholder vote.

BOARD SERVICE POLICIES
We believe it is important for our directors to dedicate sufficient time and efforts to our Company and have interests aligned with our shareholders. The Committee requires nominees to be able to devote the necessary time and attention to the duties of a director, prepare for and attend meetings, and tend to other director responsibilities. We have a number of policies relating to Board service in our Corporate Governance Principles and other governance documents, including:
Outside Board Policies. Directors who are CEOs of public companies should not serve on more than one additional public company board besides the company of which they are CEO, and no director should serve on more than three public company boards in addition to the TJX Board (four total). Members of the Audit Committee should not serve on the audit committee of more than two other public companies.
Other Board Policies. When a director’s principal occupation or business association changes during their tenure as a director, the director is required to tender their resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken on the resignation.
Board and Committee Meeting Attendance. Directors are expected to attend at least 75% of the meetings of the Board and any Committees of which they are a member. In addition, the Board has a general practice of encouraging directors to attend all Committee meetings, regardless of committee membership.
Annual Meeting Attendance. It is our policy that all directors standing for reelection are expected to attend the annual meeting of shareholders. All of our directors standing for reelection at the 2022 Annual Meeting were in attendance.
Stock Ownership. Directors are subject to stock ownership guidelines as detailed in our Corporate Governance Principles.

2023 Proxy Statement	19

Corporate Governance

BOARD LEADERSHIP AND COMMITTEES

Ernie Herrman	Carol Meyrowitz	Alan M. Bennett
CHIEF EXECUTIVE OFFICER AND PRESIDENT	EXECUTIVE CHAIRMAN	LEAD DIRECTOR

Key Responsibilities: Lead complex multi-banner global business; oversee TJX executive functions throughout the global organization; establish, drive, and assess strategic initiatives and long-term corporate strategy; drive long term profitable growth; champion TJX culture; oversee and support development of senior management team

Key Responsibilities: Serve as Chairman of Board, planning and leading Board meetings; as an active and integral member of senior executive team, provide strategic advice and industry insights and expertise to drive long-term growth

Key Responsibilities: Provide independent Board leadership through management of executive sessions and coordination on Board meeting topics and planning; offer guidance and oversight through regular communications with independent directors, the CEO, the Executive Chairman and other executive leaders

Our Board has separated the role of CEO and Chairman. As the Board prefers to maintain the flexibility to determine the leadership structure that serves the best interests of the Company and our shareholders, we do not have a formal policy on separation of the CEO and Chairman roles and review our leadership structure on an annual basis. Carol Meyrowitz has served as Chairman of the Board since June 2015 and as Executive Chairman since the beginning of fiscal 2017 when Ernie Herrman succeeded her as Chief Executive Officer. Ms. Meyrowitz has wide-ranging, in-depth knowledge of our business arising from her many years of service to TJX. As Executive Chairman, she has provided, and is expected to continue to provide, effective leadership to the Board and, in her role as an executive officer of the Company, advice and industry expertise and support for management.
As provided in our Corporate Governance Principles, because our current Chairman is not independent, our independent directors have elected an independent Lead Director, Alan Bennett, to serve as a liaison between the independent directors, the Executive Chairman, and management. The Board believes that the separate roles of Chairman, Chief Executive Officer, and Lead Director best serve the current needs and are in the best interest of TJX’s business and shareholders.

LEAD DIRECTOR ROLE The duties of our Lead Director include:

•Meeting at least quarterly with our Chief Executive Officer and Executive Chairman
•Meeting with other executives and senior leadership as necessary
•Generally attending regular management business review meetings
•Approving Board meeting schedules and agendas
•Scheduling meetings and setting agendas for discussions of the independent directors
•Presiding at meeting sessions of the independent directors
•Presiding at meetings of the Board in the absence of the Executive Chairman
•Attending the meetings of each Board Committee
•Serving as a liaison between independent directors and executive management
•Coordinating with and supporting Committee Chairs, including through additional meetings
•Undertaking other responsibilities designated by the independent directors, or as otherwise considered appropriate

20	The TJX Companies, Inc.

Corporate Governance
COMMITTEES OF THE BOARD
The Board of Directors has five standing Committees: Audit, Compensation, Corporate Governance, Finance, and an Executive Committee, each described in more detail below. All members of the Audit, Compensation, Corporate Governance, and Finance Committees are non-employee directors and meet the independence standards adopted by the Board in compliance with NYSE listing standards for that Committee. The Executive Committee includes our Executive Chairman, who is not independent. While each Committee has specific, designated responsibilities, each Committee may act on behalf of the entire Board to the extent designated by the respective charter or otherwise by the Board. The Corporate Governance Committee annually reviews and makes recommendations on the composition of our standing Committees.
Each director attended at least 75% of all FY23 meetings of the Board and Committees of which they were then members. Our Committees also regularly invite all other Board members to join their meetings and, as necessary, otherwise report on their activities to the entire Board. The full Board met six times in FY23. The table below provides information about current membership and the meetings of the Committees during FY23:

Name	Audit	Corporate Governance	Compensation	Finance	Executive
José B. Alvarez
Alan M. Bennett
Rosemary T. Berkery
David T. Ching
C. Kim Goodwin
Ernie Herrman
Michael F. Hines
Amy B. Lane
Carol Meyrowitz
Jackwyn L. Nemerov
Number of meetings during fiscal 2023	11	5	7	3	0

Committee Chair
Committee Member

2023 Proxy Statement	21

Corporate Governance

Audit Committee

Mr. Hines, Chair; Ms. Berkery; Mr. Ching; Ms. Goodwin; and Ms. Lane

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements and assists the Board in its oversight of the integrity of the Company’s financial statements. The Audit Committee’s responsibilities include, among other things:
•reviewing and discussing with management, internal auditors, and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;
•monitoring our system of internal financial controls and accounting practices;
•overseeing the audit process, including the annual audit;
•overseeing our compliance and ethics programs;
•assisting the Board in its oversight of the Company’s enterprise risk management program;
•review risks related to information systems, information security, data privacy, and cybersecurity;
•establishing and maintaining procedures for receipt, retention, and treatment of complaints, including the confidential and anonymous submission of complaints by Associates, regarding accounting, internal accounting controls, or auditing matters;
•selecting, retaining, negotiating, and approving the compensation of, overseeing, and if necessary, replacing, the independent registered public accounting firm;
•pre-approving all work by the independent registered public accounting firm; and
•other matters as the Board considers appropriate.
As part of these responsibilities, in addition to assuring the regular rotation of the lead partner of the independent auditor, as required by law, the Audit Committee, including its Chair, is involved in the selection of, and reviews and evaluates the performance of, the independent auditor, including the lead audit partner, and further considers whether there should be regular rotation of the audit function among firms.

Compensation Committee

Ms. Berkery, Chair; Mr. Alvarez; Mr. Bennett; and Ms. Nemerov

The Compensation Committee’s responsibilities include, among other things:
•reviewing and approving the structure and philosophy of compensation of the Chief Executive Officer, other executive officers, and senior Associates;
•approving the compensation and benefits, including equity awards, bonuses, and other awards and incentives, of our executive officers and other Associates in those categories as are from time to time identified by the Compensation Committee;
•determining the compensation and benefits of the Chief Executive Officer, including equity awards, bonuses, and other awards and incentives, based on the evaluation by the Corporate Governance Committee of the Chief Executive Officer’s performance and such other factors as the Compensation Committee deems relevant;
•determining the performance goals and performance criteria under our incentive plans;
•approving the terms of employment of our executive officers, including employment and other agreements with such officers;
•overseeing the administration of our incentive plans and other compensatory plans and funding arrangements;
•assisting the Board in its oversight of human capital matters with respect to the compensation and benefits of our Associates;
•reviewing broad-based talent and rewards strategies and practices for our Associates relating to such matters and categories of Associates as are from time to time identified by the Compensation Committee;
•reviewing and discussing with management the risks associated with our overall compensation policies and practices, including an annual risk assessment of compensation policies and practices for our Associates; and
•reviewing and undertaking other matters that the Board or the Compensation Committee deems appropriate.
Pursuant to its charter, the Compensation Committee may delegate its authority to a subcommittee or to such other person that the Compensation Committee determines is appropriate and is permitted by applicable law, regulations, and listing standards.

22	The TJX Companies, Inc.

Corporate Governance

Corporate Governance Committee

Ms. Nemerov, Chair; Mr. Alvarez; and Mr. Ching

The Corporate Governance Committee’s responsibilities include, among other things:
•recommending director nominees to the Board;
•developing, recommending to the Board, and reviewing corporate governance principles;
•assisting the Board in its oversight of the Company’s strategies concerning significant environmental and social matters affecting the Company and its business;
•considering matters raised by shareholder proposals submitted to the Company;
•reviewing practices and policies with respect to directors and the structure and frequency of Board meetings;
•reviewing the functions, duties, and composition of the Committees of the Board and making recommendations regarding compensation for Board and Committee members;
•recommending processes for the annual evaluations of the performance of the Board, each individual director, the Chairman of the Board, the independent Lead Director, and each Committee and its Chair and overseeing the evaluation processes;
•establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and
•overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Finance Committee

Ms. Lane, Chair; Mr. Bennett; Ms. Goodwin; and Mr. Hines

The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee’s responsibilities include, among other things:
•reviewing and making recommendations to the Board with respect to our financing plans and strategies; financial condition; capital structure; tax strategies, liabilities, and payments; dividends; stock repurchase programs; and insurance programs;
•approving our cash investment policies, foreign exchange risk management policies, commodity hedging policies, capital investment criteria, and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and
•reviewing investment policies as well as the performance and actuarial status of our pension and other retirement benefit plans.

Executive Committee

Ms. Meyrowitz, Chair; Mr. Bennett, Lead Director; and Ms. Lane

The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board. The Executive Committee did not meet during FY23.
More details about each Committee can be found in their respective charters, which are available on TJX.com.

2023 Proxy Statement	23

Corporate Governance

GOVERNANCE AND ETHICS POLICIES AND PRACTICES
Our Corporate Governance Principles, Global Code of Conduct, Code of Ethics for TJX Executives, Director Code of Business Conduct and Ethics, and charters for our Audit, Compensation, Corporate Governance, Executive, and Finance Committees are available on our website, TJX.com, in the Investors section under Governance: Governance Documents. Please refer to TJX.com for further details regarding the charters for the committees described above.
CORPORATE GOVERNANCE PRINCIPLES
Our Corporate Governance Principles provide expectations and guidelines for our Board, such as duties and expectation of service, including commitment of time, qualifications for independence, evaluation of performance, framework for meetings, Committee structure, stock ownership guidelines, and other elements of our Board governance. Our Corporate Governance Committee reviews the Corporate Governance Principles on an annual basis.
GLOBAL CODE OF CONDUCT
We have a Global Code of Conduct that sets out our expectations for how Associates conduct business, including their interactions with each other, our customers, and our communities. We expect Associates to operate with honesty and integrity and treat others with dignity and respect. Our Global Code of Conduct prohibits harassment, discrimination, and retaliation and addresses professional conduct, including employment policies, ethical business dealings, conflicts of interest, confidentiality, intellectual property rights, and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Our directors are also subject to this Global Code of Conduct. We have a TJX helpline to allow Associates to voice any concerns. We also have procedures for Associates and other stakeholders to report complaints regarding accounting and auditing matters, which are available on TJX.com.
CODE OF ETHICS FOR TJX EXECUTIVES AND DIRECTOR CODE OF BUSINESS CONDUCT AND ETHICS
We have a Director Code of Business Conduct and Ethics that is designed to promote honest and ethical conduct; compliance with applicable laws, rules, and regulations; and the avoidance of conflicts of interest for our Board members. We also have a Code of Ethics for TJX Executives governing our Executive Chairman, Chief Executive Officer and President, Chief Financial Officer, and other senior operating, financial, and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives and the Director Code of Business Conduct and Ethics, as required, within four business days of the waiver or amendment through a posting on our website or by filing a Current Report on Form 8-K with the SEC.
STOCK OWNERSHIP GUIDELINES FOR DIRECTORS
Our Corporate Governance Principles provide that a non-employee director is expected to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the director within five years of initial election to the Board. As described further in the CD&A, we also have stock ownership guidelines that apply to our executive officers. As of April 13, 2023, all of our directors and executive officers were in compliance with our ownership guidelines.
HEDGING AND PLEDGING PROHIBITIONS
TJX policy prohibits our directors and executive officers from engaging in hedging or pledging transactions (including holding shares in margin accounts) with respect to TJX stock. Certain other designated Associates, including those eligible to receive awards under the Company’s Stock Incentive Plan, are subject to the same prohibitions.

24	The TJX Companies, Inc.

Corporate Governance
TRANSACTIONS WITH RELATED PERSONS
Under its charter, the Corporate Governance Committee is responsible for overseeing, reviewing, and approving any transaction in which, in addition to TJX, any of our directors, director nominees, executive officers (or their immediate family members), or any greater than 5% shareholders (or their immediate family members) is a participant and has a direct or indirect material interest, as provided under SEC rules. In the course of reviewing potential related person transactions, the Corporate Governance Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates, or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside, or disinterested director or committee member; and any other factors the Corporate Governance Committee may deem relevant. Our Corporate Secretary’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee. During FY23, TJX employed an adult child of Ms. Meyrowitz, an adult child and the spouse of an adult child of Mr. Canestrari, and an adult child of Mr. Sherr. These Associates received compensation for FY23 and the beginning of FY24 valued at approximately $208,373, $171,535, $190,708, and $149,005, respectively, consistent with other Associates at their levels and responsibilities. They also participated in Company benefit plans, consistent with similarly situated Associates. As described below in the Stock Ownership section, The Vanguard Group, Inc. reported that it was the beneficial owner of more than 5% of TJX’s outstanding common stock. TJX expects to pay The Vanguard Group, Inc. and its affiliates approximately $3.6 million for services primarily provided during FY23 and estimated for the first quarter of FY24 in connection with TJX’s retirement savings plans (including recordkeeping, trustee, and related services). Our Corporate Governance Committee discussed and approved these transactions, consistent with our review process described above.
COMMUNICATING WITH OUR BOARD
We are interested in hearing from our shareholders and communicate regularly with shareholders throughout the year. Security holders and other interested parties may communicate directly with our Board, the non-management directors or the independent directors as a group, the Lead Director, or any other specified individual director or directors.
To contact us, address your correspondence to the individual or group you would like to reach and send it to us, c/o the Corporate Secretary, who will forward these communications to the appropriate group or individual:
Office of the Secretary/Legal Department
The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701
Shareholders and others can communicate complaints regarding accounting, internal accounting controls, or auditing matters by writing to the Audit Committee, c/o Corporate Internal Audit Director, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701.

2023 Proxy Statement	25

PROPOSAL 2: RATIFICATION OF AUDITOR

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending February 3, 2024. PwC has been retained as TJX’s independent registered public accounting firm since 1962. We are asking shareholders to ratify PwC’s appointment. A representative of PwC is expected to attend the Annual Meeting and will have the opportunity to make a statement if they wish to do so. The representative will also be available to answer questions from shareholders submitted in advance per the instructions detailed on p. 83. The members of the Audit Committee and Board believe that the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

AUDITOR FEES
The aggregate fees for professional services rendered by PwC for fiscal 2023 and fiscal 2022 were:

(In thousands)	Fiscal 2023	Fiscal 2022
Audit	$9,082	$8,808
Audit-Related	608	648
Tax	743	915
All Other	296	296
Total	$10,729	$10,667
•Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements and internal controls over financial reporting, statutory and subsidiary audits, review of TJX’s quarterly consolidated financial statements, and consultations concerning financial accounting and reporting standards.
•Audit-related fees were for TJX foundations audits, internal controls assessment and employee benefit plan audits.
•Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax structuring, transfer pricing, and requests for rulings and technical advice from tax authorities.
•All other fees for fiscal 2023 were primarily for services related to our environmental sustainability reporting and a subsidy grant audit. Fiscal 2022 fees were primarily for environmental sustainability reporting and benefit claims audits.
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC. The Audit Committee pre-approves all audit services and all permitted non-audit services by PwC, including engagement fees and terms. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

PRE-APPROVAL POLICIES
Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to audit, broker-dealer, investment adviser, or investment banking services, or human resource consulting. In addition, the Audit Committee evaluates whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. The Audit Committee concluded that PwC’s provision of non-audit services, which were approved in advance, was compatible with their independence.

26	The TJX Companies, Inc.

Proposal 2: Ratification of Auditor

AUDIT COMMITTEE REPORT
The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the NYSE and TJX’s Corporate Governance Principles. Further, the Board has determined that four of our members (Mr. Ching, Ms. Goodwin, Mr. Hines, and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.
We met 11 times during fiscal 2023, including 4 meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit Director and PricewaterhouseCoopers LLP, or PwC, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.
We took numerous actions to discharge our oversight responsibility with respect to the audit process. We reviewed and discussed the audited financial statements of TJX as of and for fiscal 2023 with management and PwC. We received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors, and PwC TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, and audit results.
We reviewed and discussed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB Auditing Standard 1301, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.
Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2023 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2024, subject to ratification by TJX’s shareholders.
Audit Committee
Michael F. Hines, Chair
Rosemary T. Berkery
David T. Ching
C. Kim Goodwin
Amy B. Lane

2023 Proxy Statement	27

PROPOSAL 3: ADVISORY APPROVAL OF TJX'S EXECUTIVE COMPENSATION (THE SAY-ON-PAY VOTE)

The Compensation Discussion and Analysis (CD&A), compensation tables, and narrative discussion beginning on p. 29 of this proxy statement describe the objectives and design of our executive compensation program and provide context for the compensation earned by or granted to the Company’s named executive officers (NEOs) for fiscal 2023.
The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR approval of, on an advisory basis, the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables, and narrative discussion.
As described in the CD&A below, to support the execution of our business model and our long-term success, we continue to focus on our core compensation objectives: incentivizing and rewarding performance; sustaining our position of strength in a competitive and changing retail environment; supporting teamwork, management stability, and succession planning; and fostering alignment with shareholder interests. We encourage you to review the CD&A.
The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders. As in past years, the Board and Compensation Committee will consider the outcome of this vote when determining future compensation arrangements for our NEOs.

The Board of Directors unanimously recommends that you vote FOR Proposal 3 to approve, on an advisory basis, executive compensation.

PROPOSAL 4: ADVISORY APPROVAL OF THE FREQUENCY OF TJX’S SAY-ON-PAY VOTES

In Proposal 3, above, we are asking shareholders to cast an advisory vote on TJX’s executive compensation program. In this Proposal 4, the Board seeks a non-binding advisory vote on the frequency of these “say-on-pay” votes in the future. Shareholders may vote whether to hold say-on-pay votes every one, two, or three years; shareholders also have the option to abstain from voting on this matter. The interval selected by the highest number of votes cast will be the recommendation of the shareholders.
The Board believes at this time that say-on-pay votes should be held annually. We have put forward an advisory say-on-pay vote annually since 2011. Although this advisory vote on frequency is non-binding, the Board values shareholder views as to what is an appropriate frequency for advisory votes on executive compensation and welcomes the shareholders’ recommendation on this question.

The Board of Directors unanimously recommends that you vote for the ONE-YEAR option on Proposal 4 to approve, on an advisory basis, the frequency of our say-on-pay votes.

28	The TJX Companies, Inc.

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis (CD&A) describes our executive compensation program, the processes followed by our Compensation Committee in determining executive compensation, and compensation for our Named Executive Officers (NEOs) for FY23: Ernie Herrman, Chief Executive Officer and President; Scott Goldenberg, Senior Executive Vice President, Chief Financial Officer; Carol Meyrowitz, Executive Chairman; Richard Sherr, Senior Executive Vice President, Group President; and Kenneth Canestrari, Senior Executive Vice President, Group President. In this CD&A, the “Committee” refers to our Compensation Committee.

INTRODUCTION
TJX is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, with a long track record of strong financial performance. Our distinctive, off-price business model is at the core of our success and differentiates TJX from traditional retailers. Each of our NEOs has more than 28 years of experience at TJX and has an in-depth understanding of our flexible business model and growth strategy. Having a highly engaged senior leadership team with the ability to successfully execute our off-price business in dynamic retail environments has been critical to our strong performance over many years.
To support the execution of our business model and our long-term success, we continue to focus on our traditional core compensation objectives: incentivizing and rewarding performance; sustaining our position of strength in a competitive and changing retail environment; supporting teamwork, management stability, and succession planning; and fostering alignment with shareholder interests.

Robust shareholder engagement in FY23	pp. 30-31

•In response to the lower level of support for our 2022 say-on-pay advisory vote, we reached out to shareholders representing more than 50% of shares outstanding to better understand shareholder concerns and perspectives.
•The Committee considered detailed feedback from each engagement discussion and has carefully responded to the key areas of shareholder feedback, as detailed in our disclosures below. The primary area of feedback was related to discretionary adjustments to performance share units (PSUs), and the Committee confirmed that future discretionary adjustments to PSU awards will not be made absent extraordinary circumstances.

FY23 incentive practices aligned with shareholder feedback	pp. 32-33, 38 and 41

•Our approach to incentive compensation for FY23 reaffirms longstanding key features of our program: a significant emphasis on objective, financial performance results, a continued focus on long-term equity incentives, and a mix of financial performance metrics that seeks to balance growth, profitability and returns.
•The temporary pandemic-related changes from prior years have continued to phase out of our incentive plans.
•We made no discretionary adjustments to incentive plan payouts in FY23, consistent with our longstanding practice prior to the pandemic.

Performance and pay in FY23	pp. 35-36

•FY23 was a successful year for TJX, as we grew sales to nearly $50 billion, with strong growth in our apparel businesses, including accessories. We had pre-tax profit of $4.6 billion and adjusted pre-tax profit of $4.9 billion,* and we improved our pre-tax profit margin over FY22. We also returned over $3.6 billion to shareholders through dividends and our share repurchase programs.
•We executed our business in the challenging retail environment of FY23, resulting in below-target payouts for our annual incentives, while our continued long-term financial strength resulted in above-target payouts for our long-term incentives, as discussed further below.

*  See Appendix A of this proxy statement for reconciliations for adjusted pre-tax profit.

2023 Proxy Statement	29

Compensation Discussion and Analysis

FY23 SHAREHOLDER OUTREACH AND OUR RESPONSE
Our Compensation Committee values feedback from our shareholders and we regularly engage with our shareholders on a broad range of topics. We received 91% support for our say-on-pay advisory vote in June 2021, which we believe represented strong support for our compensation program, including the Committee’s careful use of discretion in navigating the challenges of the pandemic. After receiving 49.7% support for our say-on-pay advisory vote in June 2022, we conducted extensive and focused engagement with our shareholders, which we describe in detail below.
OUR SHAREHOLDER OUTREACH INITIATIVE
During FY23, the Compensation Committee led an extensive outreach initiative to seek shareholder feedback on our executive compensation program. This outreach targeted our largest shareholders, including many who voted against say-on-pay in 2022. We solicited feedback on the key issues that affected the say-on-pay voting decision in two phases. Prior to the 2022 annual meeting, we gathered shareholder feedback to develop an initial understanding of potential concerns. We then used the subsequent fall 2022 outreach to speak with shareholders again to confirm and better understand the key issues that contributed to the lower level of say-on-pay support and expectations for Committee responsiveness, and to solicit input on the Committee’s preliminary response.

FY23 Executive Compensation Shareholder Outreach At-A-Glance

•Held 36 discussions with 27 shareholders across these two focused rounds of engagement
•Entire process overseen by our Compensation Committee
•Committee Chair led discussions with shareholders representing more than 27% of shares outstanding and with proxy advisory firms
•Included representatives from HR, legal, and investor relations
•Reported detailed feedback from each engagement discussion to the Committee for its consideration

Pre-annual meeting (May and June 2022) Held discussions with shareholders representing approximately 30% of shares outstanding

Fall 2022
Reached out to shareholders representing more than 50% of shares outstanding and held discussions with shareholders representing more than 40% of shares outstanding and with proxy advisory firms

KEY THEMES FROM SHAREHOLDER ENGAGEMENT
We heard a range of different perspectives on our executive compensation program from shareholders during our FY23 outreach, all of which were considered by the Compensation Committee.
While we received considerable positive feedback about the overall design and structure of our program, consistent with our strong say-on-pay results in prior years, the feedback across these two rounds of shareholder engagement made clear that the most significant area of shareholder concern impacting the 2022 say-on-pay advisory vote was related to discretionary PSU adjustments, a topic discussed in our 2022 proxy statement and supplemental proxy filing.

30	The TJX Companies, Inc.

Compensation Discussion and Analysis
As part of our fall 2022 outreach, we also reviewed the Committee’s preliminary response to concerns about the discretionary PSU adjustments and other areas of feedback, and our participating shareholders were generally supportive of the Committee’s proposed actions. The Committee’s full response is summarized below.

	What We Heard	How We Responded

Primary area of feedback
•Concerns about discretionary adjustments to PSUs for a second consecutive cycle and related complexity
•Appreciation from several shareholders for the context and rationale we provided in our 2022 proxy statement and supplemental proxy filing

•The Committee believes discretionary PSU adjustments have been and should be used only sparingly and confirmed that future discretionary PSU adjustments will not be made absent extraordinary circumstances.
•We also confirmed that no additional discretionary PSU adjustments were made in FY23, none are anticipated, and we would continue our careful and deliberate approach in the event of future extraordinary circumstances, as discussed below.

Additional areas of feedback
•A range of perspectives about the key priorities (qualitative) portion of our Management Incentive Plan (MIP), our annual incentive plan:
•Some concerns about the 40% weighting of key priorities within our FY22 MIP and general support for reducing the weighting of any qualitative component
•General interest in objectivity and transparency of incentive plan goals and outcomes where possible

•We confirmed that the weighting of key business priorities was reduced to 20% for FY23 MIP, compared to 100% for FY21 and 40% for FY22. We also enhanced our disclosure about qualitative results for FY23 MIP.
•Looking ahead, for FY24 we eliminated the qualitative portion of our MIP (which had represented less than 4% of CEO total target compensation for FY23) and returned to a program based 100% on objective financial performance goals, consistent with our pre-pandemic approach.
•Although the structure of FY24 MIP does not include a qualitative component, the Committee will continue to engage in a regular holistic review of Company performance, which takes into account non-financial factors and a wide range of important initiatives at the Company, and to monitor evolving market practices.

	•Interest in whether we are returning to our more typical approaches to executive compensation after pandemic-related changes	•We confirmed that the pandemic-related changes from prior years were temporary and have continued to phase out of our program. Refer to pp. 33, 38, and 41 for more information.

	•General support for the structure and overall design of our program	•The Committee did not significantly revise the design of our executive compensation program, consistent with the focused feedback we received.
We have not had a practice of making discretionary adjustments to equity awards outside of the context of the pandemic. In considering what process would be followed in the event of future extraordinary circumstances, the Committee confirmed that we would follow a careful and deliberate approach that takes into account shareholder perspectives, that we would consider seeking feedback from shareholders, when feasible and appropriate, prior to making future discretionary PSU adjustments, and that we would provide robust disclosure of our rationale, as we did when we made discretionary adjustments to our PSUs in connection with the pandemic. These prior adjustments were made only after we engaged with several of our largest shareholders to better understand their perspectives on pandemic-related compensation actions.
We also took the opportunity in our fall 2022 outreach to cover additional updates on our executive compensation program, including the key features of our current incentive compensation structure, the continued phase-out of temporary pandemic-related changes, and the context and rationale for CEO target compensation changes that had been approved by the Committee for FY23. Several shareholders expressed appreciation and support for these updates.

2023 Proxy Statement	31

Compensation Discussion and Analysis

HIGHLIGHTS: OUR FY23 EXECUTIVE COMPENSATION PROGRAM
FY23 TOTAL TARGET COMPENSATION PAY MIX
Our executive compensation program emphasizes variable pay, with a balance of cash and equity awards, and our FY23 program maintained an emphasis on long-term performance vehicles, which represented the largest percentage of total target compensation for our NEOs for FY23. The charts below show the mix of FY23 total target compensation for our CEO and our other NEOs.

FY23 CEO Target Compensation	FY23 Other NEO Target Compensation[1]

Total target compensation includes annual base salary, target annual and long-term cash incentives (MIP and LRPIP), and the grant date fair value of PSUs and RSUs. The elements of our program are discussed further on the following pages.
FY23 PERFORMANCE MEASURES
Our incentive plan goals are intended to align with our long-term business strategy, and our FY23 program includes a mix of objective financial performance measures that seek to balance growth, profitability, and returns.

	Why It’s Included	How It’s Used
Pre-Tax Income
•Reflects profitability across all divisions, including top-line performance and effective expense management
•Highly relevant to our business, well understood, and part of One TJX broad-based incentive program
•Primary metric in our annual MIP program •Multi-year cumulative metric in our LRPIP program

Key Business Priorities	•Strategic approach, initially added during the pandemic, to drive our focus on a range of important global business priorities	•Secondary measure in our FY23 MIP program (weighted 20%), subject to a maximum payout limit[2] •Eliminated from MIP for FY24, as discussed above, consistent with our pre-pandemic approach

EPS Growth	•Maintains focus on profitable growth and reinforces attention to corporate results •Important measure internally and externally	•Primary metric in our PSU program •Excludes the impact of certain unplanned items, such as unbudgeted buybacks and unanticipated changes in corporate tax rates

ROIC	•Reinforces attention to capital investments and generating appropriate returns	•Secondary measure in our PSU program •Used as downward-only modifier

1Other NEO target compensation pay mix reflects total target compensation for Mr. Sherr prior to adjustments in connection with his transition to a reduced time schedule during FY23, as discussed below under Employment Agreements.
2For FY23 MIP, the potential payout percentage based on key priorities was capped at the greater of 100% or the percentage payout level of pre-tax income achieved in order to maintain an overall emphasis on profitability.

32	The TJX Companies, Inc.

Compensation Discussion and Analysis
CEO TOTAL TARGET COMPENSATION
In January 2022, the Compensation Committee approved FY23 total target compensation for our CEO in connection with the renewal of his employment agreement, following a review for overall competitiveness and based on several factors, including:
•no CEO target pay increases over a four-year period between FY18 and FY21, and
•CEO tenure at the 75th percentile compared to peers,* in a market environment with significant turnover of retail CEOs.
The chart below shows total target compensation of our CEO since FY21. The FY23 target compensation changes included base salary and cash incentive targets (200% of base salary for FY23 MIP and 100% of base salary for FY23-25 LRPIP) as previously disclosed, and FY23 target equity awards with increased weighting on PSUs and decreased weighting on RSUs. Total target compensation for our CEO was approximately $17.7m for FY23, compared to approximately $16.0m for FY22 and approximately $15.2m for each of FY18, FY19, FY20, and FY21, and the annualized increase from FY18 to FY23 was approximately 3%. In addition, total target compensation for our CEO and the mix of its elements has not changed for FY24.
CEO Total Target Compensation

$ millions
20
15
10
5
0
$15.2
$16.0
$17.7
$17.7
7.86
3.37
2.40
1.60
4.82
4.82
1.60
3.20
1.60
6.54
4.36
1.70
3.40
1.70
6.54
4.36
1.70
3.40
1.70
FY21
FY22
FY23
Looking Ahead FY24
Target PSUs
Target RSUs
Target LRPIP
Target MIP
Base Salary

Approximately 65% of our CEO’s total target long-term incentive opportunities for FY23-25 and FY24-26 is performance-based (PSUs and LRPIP), compared to 30% for FY21-23 and 57% for FY22-24. Refer to Long-Term Incentives below for more information about our long-term incentive mix.

Temporary impact on Summary Compensation Table for FY23
The absence of PSUs and increased level of target LRPIP award opportunities during FY21 reflected temporary, pandemic-related approaches that were discontinued starting with FY22. Under SEC rules for reporting cash-based incentives, the actual payout for FY21-23 LRPIP is reported in the Summary Compensation Table for FY23 (compared to long-term equity awards, which are reported in the year of grant). This temporary impact on our FY23 Summary Compensation Table is related to the temporarily increased levels of target LRPIP opportunities during FY21. It is not related to discretionary adjustments, and no discretionary adjustments have been made to the FY21-23 long-term cycle or other open performance cycles.
Refer to pp. 38 and 41 below for more information about the continued phase-out of pandemic-related changes.

For our Executive Chairman, total target compensation has not increased since FY18 and no adjustments have been made for FY23 or FY24. For our other NEOs, target compensation changes for FY23 are discussed below.
*    For more information about our FY23 peer group refer to The Role of Our Peer Group below.

2023 Proxy Statement	33

Compensation Discussion and Analysis

HIGHLIGHTS: OUR COMPENSATION GOVERNANCE PRACTICES
The Compensation Committee follows a thoughtful and deliberate approach in overseeing executive compensation and making compensation decisions throughout the year, as discussed below and on the following pages.

What We Do	What We Don't Do

  Pay for performance, with incentive payouts based on the achievement of performance results (financial and strategic)
  Stock ownership guidelines for our executive officers and non-employee directors
  Clawback policy and post-employment noncompetition and other covenants applicable to our executive officers
  Robust and deliberate decision-making process
  Independent compensation consultant
  Compensation program design and disclosure practices informed by shareholder feedback

  No change of control excise tax gross-ups
  No single-trigger severance benefits upon a change of control
  No automatic full acceleration of equity awards upon a change of control
  No hedging or pledging of Company stock by our executive officers
  No payout of dividends on unearned stock awards

FOCUS ON GOAL-SETTING
Each year, the Compensation Committee establishes goals for our incentive plans that are tied to our strategic planning process and derived from annual and multi-year business plans that are reviewed with and overseen by the Board. Our incentive plan targets are generally set at levels that align with the annual financial guidance we provide to investors at the start of the performance period and are intended to be challenging but reasonably achievable. This process, as discussed further below under Incentive Plan Goal Setting, has led to:
•annual incentive targets for FY23 and FY24 set at or above prior year actual results;
•long-term cash performance targets based on our long-term growth plans for new three-year performance cycles beginning in FY22, FY23, and FY24; and
•new EPS growth goals for the three-year performance cycles beginning in FY22, FY23, and FY24.
FOCUS ON OUR BROADER ORGANIZATION
The Compensation Committee considers executive compensation matters in the context of human capital management within our broader global organization. The Committee supported a One TJX approach for FY23 annual incentives, with all eligible Associates, including store management, measured against global TJX performance goals (rather than divisional or store-based performance goals), reflecting our longstanding team-oriented culture. During FY23 the Board and the Committee also continued to review our broad-based talent and rewards strategies, including benefits enhancements, global well-being initiatives, and broad-based target award increases and an expansion of eligibility under our annual incentive program, all of which recognize the significant contributions of our workforce. After the close of FY23, to further recognize the performance of our broader organization, the Committee approved broad-based annual incentive plan payouts at a higher level than the payout percentage for our NEOs.
THOUGHTFUL DECISION MAKING PROCESS
The Compensation Committee follows a thoughtful and deliberate approach in overseeing executive compensation and making compensation decisions throughout the year. The Committee considers a variety of qualitative and quantitative factors when determining NEO compensation and seeks to maintain our program’s overall focus on our core compensation objectives described above. The annual executive compensation process includes pay-for-performance analysis, competitive analysis, market checks, executive assessments, an annual compensation risk assessment, and input from Pearl Meyer LLC (Pearl Meyer), an independent compensation consultant that has been engaged by and reports directly to the Compensation Committee. (See Our Decision Making Process below for more information.)

34	The TJX Companies, Inc.

Compensation Discussion and Analysis

FY23 REVIEW
FY23 results, highlighted below, reflect the continued execution of our proven off-price business model, with total sales of almost $50 billion and growth in both our U.S. and international divisions. Our apparel business, including accessories, was strong during FY23, demonstrating the flexibility of our off-price model to adjust to changing trends as sales in our home business became softer following two years of extraordinary growth. During FY23, we grew our store base globally and, while navigating continued pressures related to freight, wage, inflation, and an uncertain retail environment, we maintained our focus on driving profitable sales, reinvesting in the business, managing expenses, and returning value to shareholders.

FINANCIAL RESULTS

Net sales	Earnings per share		Operating cash flow
$49.9B 3% increase over FY22	$2.97 Diluted EPS	$3.11 Adjusted Diluted EPS*	$4.1B Ended year with $5.5 billion in cash
SHAREHOLDER VALUE CREATION

16.8% Total shareholder return for FY23	$3.6B Returned to shareholders		$94.6B Market cap at FY23 year end compared to $84.3B at FY22 year end
BUSINESS / STRATEGIC HIGHLIGHTS

Added 146 net new stores and remodeled nearly 400 stores in our global store base	Ended FY23 with over 4,800 total stores in 9 countries		Our world-class buying organization has over 1,200 Associates
Earnings Per Share
Annual Sales
Growth Rate
Total Shareholder Return
Growth Rate

*    See Appendix A of this proxy statement for reconciliations for adjusted diluted EPS. For more information about our FY23 peer group refer to The Role of Our Peer Group below.

2023 Proxy Statement	35

Compensation Discussion and Analysis
FY23 INCENTIVE PLAN PERFORMANCE
Our business performance in FY23 led to the following results under our performance-based incentive plans, as summarized below and discussed further on the following pages:
•92.0% annual incentive payout based on performance results under MIP for FY23
•130.0% long-term incentive payout based on performance results under LRPIP for the FY21-23 cycle
As noted above, no discretionary adjustments were made to the pre-established financial performance goals for these cycles.
NEO TRANSITIONS
During FY23 we announced the promotion of John Klinger to Executive Vice President, Chief Financial Officer, effective at the start of FY24. Mr. Klinger continues to report to Mr. Goldenberg who assumed the role of Senior Executive Vice President, Finance. We also announced that Mr. Sherr is scheduled to retire during FY24, as discussed further below under Employment Agreements.

FY23 EXECUTIVE COMPENSATION PROGRAM
Our FY23 executive compensation program consisted of base salary and annual and long-term incentives as summarized below.

Salary	•Provide a base level of compensation to reflect individual roles and responsibilities, experience, performance, and value in the marketplace
Management Incentive Plan (MIP)	•Incentivize performance based on our annual financial goals and key business priorities •Encourage engagement, teamwork, and collaboration as One TJX
Equity: Performance Share Units (PSUs) and Restricted Stock Units (RSUs)	•Align executive interests with shareholders •Incentivize performance to reach or exceed our longer-term financial goals •Support longer-term retention objectives
Cash: Long Range Performance Incentive Plan (LRPIP)	•Incentivize performance to reach or exceed our longer-term financial goals •Foster teamwork and collaboration across divisions •Support longer-term retention objectives
Our FY23 program also includes health and welfare, deferred compensation, and retirement benefits, as well as limited perquisites. See Other Compensation Practices and Considerations below.
INCENTIVE PLAN GOAL SETTING
As described above under Focus on Goal Setting, each year the Compensation Committee sets objective business performance targets and the amounts payable at different levels of performance under each of our incentive plans. At the time the goals are established, the Committee considers a variety of qualitative and quantitative factors, including:

•estimated long-term trends in sales, comparable store sales, profitability, and earnings;
•maturity of our various businesses;
•strategic investments to support our growth;
•external factors (such as market competition, currency volatility, and wage and other cost pressures);
•balance of business risks, performance, and rewards; •historical performance against targets and relative to peers and the market; and •degree of difficulty in achieving various levels of performance.

36	The TJX Companies, Inc.

Compensation Discussion and Analysis
The goals for our incentive programs reflect the Company’s strategic planning for the next fiscal year or long-term period, as applicable, and are built from our business plans, including long-term growth goals, for our divisions. At the time the goals are established, the Committee believes that the targets for each of these incentive plans are challenging but reasonably achievable and that the payout formulas reflect an appropriate degree of pay-for-performance sensitivity, taking into account the factors described above. As a result of continued uncertainty in the business environment caused by the pandemic, the payout formulas under our annual and long-term incentives for periods starting in FY23 included wider, flatter ranges of potential outcomes between payout levels, including a higher level of achievement required for a maximum payout, when compared to performance periods that began in FY20 (prior to the onset of the pandemic).
As part of the goal-setting process, at the time the goals are established, the Committee also establishes definitions of the applicable financial metrics and contingent automatic adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of TJX without influencing or being influenced by incentive plan results. These pre-established definitions and adjustments have included items such as planned exchange rates for foreign currency translation; in the case of EPS growth goals, planned share counts, which reflect the impact of anticipated buybacks, and planned corporate tax rates; pre-established exclusions to remove the positive or negative impact of certain temporary items related to the pandemic; and automatic adjustments for certain contingent events including, for example, unplanned changes in accounting standards, acquisitions, or dispositions. The pre-established exclusions for temporary pandemic-related items have been discontinued for performance periods starting in FY24. The effect of these items on our incentive plan results is discussed in our proxy statement after the end of the applicable performance period. No discretionary adjustments were made to the pre-established financial performance goals for periods ending in FY23.
We use the terms Incentive Pre-Tax Income, Incentive EPS, and Incentive ROIC to refer to the applicable measures used for purposes of our incentive compensation programs that reflect the definitions and pre-established adjustments discussed above, as computed for each year or cycle. For performance periods ending in FY23, additional information about our incentive plan measures is included in Appendix A to this proxy statement.
BASE SALARY
Base salaries provide competitive, fixed compensation to attract and retain our executives and to reflect individual responsibilities, performance, experience, and value in the marketplace. Base salaries are typically reviewed on an annual basis in connection with individual performance evaluations and may be reviewed in connection with new employment agreements, new positions, or other organizational changes. For FY23, the Committee approved a salary increase for Mr. Herrman in connection with the renewal of his employment agreement, as discussed above, and for each of our other NEOs (other than Ms. Meyrowitz) as part of our annual individual performance and salary review process. Prior to FY23, base salary had not increased since FY20 for any of our NEOs (and had not increased since FY18 for our CEO and for our Executive Chairman). Salary reviews are based on various factors, including an assessment of individual performance and responsibilities, our prior year performance, contractual obligations, and overall competitiveness of compensation.

Base Salaries at FY23 Year-End
Ernie Herrman	$1,700,000
Scott Goldenberg	$1,060,000
Carol Meyrowitz	$1,040,000
Richard Sherr*	$960,000
Kenneth Canestrari	$950,000
*    Reflects an adjustment in connection with Mr. Sherr’s transition to a reduced time schedule during FY23, as discussed below under Employment Agreements.

2023 Proxy Statement	37

Compensation Discussion and Analysis
ANNUAL CASH INCENTIVES: MANAGEMENT INCENTIVE PLAN (MIP)
The objective of annual cash incentive awards under our MIP is to motivate the performance of our NEOs and other key Associates based on annual performance goals established by the Committee while also encouraging engagement and collaboration. In FY23 we continued to return to a program with a significant emphasis on financial performance results, as shown below.

Annual incentive structure: continued phase-out of pandemic-related changes from prior years
FY21 MIP	FY22 MIP	FY23 MIP	Looking ahead: FY24 MIP

Temporary framework based on key business priorities (100%) during FY21, the first year of the pandemic	Re-introduced pre-tax income metric (60%) and retained key business priorities as a secondary measure (40%), reflecting significant continued business uncertainty at the start of FY22	Increased emphasis on pre-tax income metric as primary measure (80%) with a reduced emphasis on key business priorities (20%)
Returned to a structure 100% based on objective financial metrics for FY24, consistent with our pre-pandemic practices
Holistic review of quantitative and qualitative performance factors remains a part of our overall compensation governance practices

KEY FEATURES OF FY23 MIP
•Broad-based program that extends throughout our global organization, emphasizing team-based execution of our business strategies, with performance results reviewed and approved by the Compensation Committee
•Continued our One TJX approach, with all divisions and participants, including store management, measured collectively against company-wide performance goals, rather than our historical divisional or store-based performance goals
•200% maximum payout limit applied to all awards
PERFORMANCE GOALS AND RESULTS FOR FY23 MIP
For FY23 MIP, the Committee determined that the following would be appropriate and effective performance goals:
•MIP Incentive Pre-tax Income was the primary metric under our FY23 incentive plan (weighted at 80%) and was considered to be an effective measure to motivate, focus, and reward operational performance across the Company. At the start of FY23, the Committee established the MIP Incentive Pre-Tax Income goals shown below, including the performance target, threshold (the level of performance at or below which no payout would be earned), and maximum (the level at or above which the award payout would be the maximum under the award terms). As a result of the process described above under Incentive Plan Goal Setting, the MIP Incentive Pre-Tax Income performance target established by the Committee for FY23 was above the target and actual results under MIP for FY22.
•Global MIP key priorities were the secondary measure under our FY23 incentive plan (weighted at 20%) and focused on driving profitable sales, increasing market share, developing talent, and championing culture/workplace. The use of these strategic goals for a limited portion of FY23 MIP was intended to allow the Committee to incorporate a more holistic evaluation of performance for the year, based on Company performance with respect to these key priorities as well as other factors it deemed relevant, such as our core compensation objectives, other financial performance results, and the perspectives of our various stakeholders. The Committee established an additional limit that capped the payout percentage based on key priorities at the percentage payout level of MIP Incentive Pre-tax Income achieved for any payouts above target. This was intended to maintain an overall emphasis on profitability and ensure that above-target payouts would be supported by objective financial performance results.

38	The TJX Companies, Inc.

Compensation Discussion and Analysis
After the end of FY23, the Committee evaluated Company performance against the MIP performance goals, as summarized below:
FY23 MIP Performance Goals and Results

FY23 MIP Incentive Pre-Tax Income(1)
	Threshold	Target	Maximum	Actual
Performance goal	$3,763,545	$5,645,317	$7,527,090	$5,495,116
Percentage of target	67%	100%	133%	97%
Payout (as a % of target)	0%	100%	200%	92.0%

(1)   MIP Incentive Pre-tax Income is shown in thousands. MIP Incentive Pre-Tax Income goals and results for FY23 reflected the definitions and automatic adjustments pre-established by the Compensation Committee in March 2022. Refer to Appendix A for information about how MIP Incentive Pre-tax Income was determined based on total segment profit reported in our Annual Report on Form 10-K for FY23.
No discretionary adjustments were made to the pre-established financial performance goals for the FY23 MIP. The pre-established exclusion to remove the positive or negative impact of certain temporary items related to the pandemic, discussed above under Incentive Plan Goal Setting, was taken into account by the Committee in establishing the financial performance target for FY23 MIP, and incentive payouts under our MIP would have been higher without such adjustment as actual net costs for the temporary items were less than originally planned for FY23.

FY23 MIP Key Priorities
For FY23, the Committee reviewed the pre-established areas of focus within each of the categories described below, considered a broad range of quantitative and qualitative detail about Company performance and progress, and assessed management performance, accomplishments, and collaboration across divisions and a variety of functions.
Select highlights include:
Driving profitable sales
•Net sales of nearly $50 billion, with a 3% comparable store sales increase for FY23 at Marmaxx, our largest segment, over a 13% open-only comparable store sales increase in FY22 (over FY20), and U.S. comparable store sales flat for FY23 after a 17% U.S. open-only comparable store sales increase in FY22 (over FY20)*; achieved strong sales across the Company in our apparel businesses, including accessories
•Continued to improve our profitability profile, with a pre-tax profit margin of 9.3% and adjusted pre-tax profit margin of 9.7%*, despite ongoing headwinds from incremental freight and wage costs
Increasing market share
•Opened new stores and increased store count for a total of more than 4,800 stores at FY23 year end, with store growth across all segments including our newer businesses (Sierra and HomeSense in the U.S. and T.K. Maxx in Australia)
•Continued to receive positive indicators of customer satisfaction, as shown by customer survey data through the end of 2022, with strong overall satisfaction scores for all of our global divisions and strong rankings compared to other large retailers in the U.S.
Developing talent
•Increased award targets and expanded eligibility under our broad-based management incentive program for eligible Associates globally, improving competitiveness of total compensation; enhanced benefit and well-being offerings across geographies
•Continued to expand our recruitment strategies to enhance our ability to attract an inclusive, diverse talent pool at all levels; further developed our talent pipeline, including through strategic assignments and promotions to support long-term succession planning for senior management roles as well as early-in-career recruitment and other external hires
Championing culture/workplace
•Announced our four new global corporate targets in the areas of Climate and Energy, Waste Management and Packaging (as discussed on p. 2), with broad internal and external communications and operational efforts underway in all divisions; continued to make progress in the development and execution of our Global Corporate Responsibility programs
•Continued inclusion and diversity (I&D) education and communication efforts to support our global I&D priorities, including the global rollout of a new leadership competency and cultural factor focused on inclusion; continued to expand our Associate Resource Groups (ARGs) with the launch of a new ARG in the U.S.
*   See Appendix A of this proxy statement for notes on the various comparable store sale metrics included above and for reconciliations for adjusted pre-tax profit margin.

2023 Proxy Statement	39

Compensation Discussion and Analysis
In reviewing performance against the key priorities for FY23, the Committee determined that, in the face of an uncertain retail environment, the Company achieved strong results across all divisions and made meaningful progress against the key priorities, and the Committee concluded that overall performance for FY23 met or exceeded expectations.
After the close of FY23 and its review of the financial performance results and key priorities described above, the Committee approved a payout of 92.0% of the target MIP award opportunities for our NEOs. Even though the Committee concluded that our overall performance for FY23 had met or exceeded expectations, the Committee did not increase the payout based on the key priorities evaluation. The final total payout was based on the level of MIP Incentive Pre-Tax Income achieved for FY23, consistent with our general emphasis on objective financial performance results.
AWARD OPPORTUNITIES AND PAYOUTS FOR FY23 MIP
Each MIP award has a target award opportunity, expressed as a percentage of the individual’s base salary earned during the fiscal year. The Committee approved these individual award opportunities at the beginning of FY23 based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, individual performance and responsibilities, and contractual obligations. For each NEO other than Mr. Canestrari, the FY23 target MIP opportunity as a percentage of base salary did not increase over FY22. The FY23 MIP award earned by each NEO was determined by applying the MIP payout percentage of 92.0% to the individual’s target award opportunity, as shown below.
FY23 MIP Opportunities and Payouts

	Target (as a % of Base Salary)	Target(1) (as a $ amount)	Actual Amount Earned
Ernie Herrman	200%	$3,400,004	$3,128,004
Scott Goldenberg	90%	$942,371	$866,981
Carol Meyrowitz	150%	$1,560,000	$1,435,200
Richard Sherr(2)	90%	$948,463	$872,586
Kenneth Canestrari	85%	$800,962	$736,885
(1)    Target amount based on actual salary earned during FY23.
(2)  Reflects an adjustment in connection with Mr. Sherr’s transition to a reduced time schedule during FY23, as discussed below under Employment Agreements.

40	The TJX Companies, Inc.

Compensation Discussion and Analysis
LONG-TERM INCENTIVES
We use a mix of long-term vehicles to align the interests of our executives with the interests of our shareholders, drive execution of our longer-term business goals, and foster teamwork and collaboration across divisions. We also seek to support the continuity and stability of our management team, which is a longstanding, key component of our leadership strategy. In FY23, we continued to return to a program with a significant emphasis on long-term equity incentives and financial performance results, as shown below.

Long-term incentives (LTI): continued phase-out of pandemic-related changes from prior years

FY21 proxy statement	FY22 proxy statement	Today
LTI mix for CEO	LTI mix for CEO	LTI mix for CEO

LTI granted for FY21-23 was based on a temporary approach
•No PSUs granted; all equity granted as RSUs
•LRPIP opportunities with financial goals for the final two years
(FY22-23) of the three-year cycle
•No change to total target LTI; temporarily increased target level of LRPIP opportunities, in the absence of PSUs for the cycle
LTI payouts for FY19-21 reflected discretionary adjustments as discussed in our 2021 proxy statement

LTI granted for FY22-24 returned to a mix of PSUs, RSUs, and LRPIP
•Returned to 3-year performance goals for PSUs and LRPIP
•No change to total target LTI; target LRPIP reduced to FY20-22 levels
LTI payouts for FY20-22 reflected discretionary adjustments as discussed in our 2022 proxy statement
FY22 Summary Compensation Table included accounting values attributable to discretionary adjustments for two PSU cycles (FY19-21 and FY20-22)

LTI granted for FY23-25 and FY24-26 continued a mix of PSUs, RSUs, and LRPIP, with increased weighting of PSUs compared to FY22-24
•Continued use of 3-year performance goals for PSUs and LRPIP
•Refer to pp. 32-33 for more information about pay mix and CEO target compensation
LTI payouts for FY21-23 did not include discretionary adjustments, and no discretionary adjustments are anticipated for other open LTI cycles

*    Performance-based portion of CEO LTI mix includes LRPIP for FY21-23 and a combination of LRPIP and PSUs for FY22-24 and FY23-25.
LONG-TERM EQUITY INCENTIVES
KEY FEATURES OF FY23 EQUITY GRANTS
•All equity awards are subject to individual award limits under our Stock Incentive Plan (SIP)
•No one-time equity grants were made to our NEOs during FY23
•No modifications were made to previously-granted equity awards during FY23
•All equity grants are “double-trigger” (no automatic full acceleration upon a change of control)
•All FY23 PSU grants have three-year performance goals
•All FY23 RSU grants are not scheduled to vest in full until FY26
Equity awards under our SIP are generally granted at our regularly scheduled Compensation Committee meetings, held at approximately the same times each year.

2023 Proxy Statement	41

Compensation Discussion and Analysis
FY23 PERFORMANCE SHARE UNITS (PSUs) AND RESTRICTED STOCK UNITS (RSUs)
FY23 PSUs: PSUs granted to our NEOs in FY23 will be earned based on the achievement of FY23-25 Incentive EPS growth goals measured at the end of the three-year performance cycle. The PSUs will also be subject to a downward Incentive ROIC modifier if the Company does not achieve its ROIC goals for the three-year period. These goals were established using the process described above under Incentive Plan Goal-Setting.

Step 1		Step 2
Level of Incentive EPS Performance(1)	Payout as a Percentage of Target(2)	Incentive ROIC Performance Modifier
Below Threshold <85% of target	0%	Below Target Range: Reduce by 20%
Threshold 85% of target	25%
Target 100%	100%	At or Above Target Range: No Modification
Maximum 117%	200%
(1)Performance level expressed as a percent of target based on Incentive EPS at the end of the FY23-25 performance period, which corresponds to the target Incentive EPS CAGR goal for the period.
(2)Before Incentive ROIC modifier. Payout levels based on Incentive EPS performance will reflect the payout formula established for performance between threshold and target or between target and maximum, as applicable.
The Incentive EPS growth target goal for FY23-25 is aligned with our long range business plan and reflects meaningful achievement of an EPS compound annual growth rate (CAGR) goal over the three-year period. The threshold level reflects the minimum level of growth during the three-year period for any payout, and the maximum level is intended to be a significant stretch goal for the period. The Incentive ROIC modifier is intended to ensure that a full payout based on EPS results would be made only if we also generate meaningful capital returns over the three-year period. Consistent with our past disclosure practice, we plan to provide additional detail about the FY23-25 performance goals once the cycle is complete.
FY23 RSUs: RSUs granted to our NEOs during FY23 are scheduled to vest in full during FY26 (April 2025). For NEOs who have satisfied age and service requirements for a special service retirement under the SIP, RSUs are eligible for partial vesting based on the completed portion of the service period, as discussed under Potential Payments upon Termination or Change of Control. RSUs are intended to maintain an appropriate degree of stability and retention within our executive compensation program and support our management continuity and succession planning, as discussed above.
FY23 PSUs and RSUs

	Number of PSUs at Target	Number of RSUs	Total Grant Date Fair Value*
Ernie Herrman	105,484	70,323	$10,900,034
Scott Goldenberg	37,742	25,162	$3,900,048
Carol Meyrowitz	48,388	32,259	$5,000,114
Richard Sherr	35,071	23,381	$3,624,024
Kenneth Canestrari	28,065	18,710	$2,900,050
*    Reflects the aggregate grant date fair value of March 2022 PSU and RSU awards as determined for financial reporting purposes. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date ($62.00). The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for FY23.

42	The TJX Companies, Inc.

Compensation Discussion and Analysis
PREVIOUSLY GRANTED PERFORMANCE SHARE UNITS (PSUs)
As discussed in our prior proxy statements, no PSUs were granted for the FY21-23 cycle due to the uncertainty caused by the pandemic and the significant disruption to our business at the time when financial performance goals would typically be set in March 2020. The Committee returned to its practice of granting three-year PSU awards in FY22, and each of our NEOs currently holds PSUs that are eligible to vest based on the achievement of performance criteria for FY22-24, FY23-25, and FY24-26. Consistent with our past disclosure practice, we plan to provide additional detail about these performance goals once each PSU cycle is complete.
LONG-TERM CASH INCENTIVES
Long Range Performance Incentive Plan (LRPIP) awards are designed to motivate our NEOs and other key Associates to achieve or exceed long-term financial goals, to foster teamwork and collaboration across the Company, and to promote retention. Our LRPIP awards have overlapping three-year cycles, with a new cycle starting each fiscal year, and constitute a limited portion of the overall long-term incentive mix for our NEOs.
KEY FEATURES OF LRPIP
•Broad-based program that extends throughout our global organization, emphasizing team-based execution of our company-wide business strategies over a longer time horizon
•Performance tied to objective longer-term business goals and results approved by the Compensation Committee
•Maximum payout limits continue to apply to all awards (no more than 200% of each award opportunity for the FY21-23 cycle)
•Temporary approaches that applied to the FY21-23 LRPIP cycle in the absence of PSUs were discontinued for cycles starting in FY22, as shown on p. 41 above
FY23-25 LRPIP – NEW CYCLE
During FY23, the Committee established the new LRPIP target award opportunities for the FY23-25 cycle for our NEOs. These opportunities were set following consideration of a number of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant.
FY23-25 LRPIP Target Opportunities

Ernie Herrman	$1,700,000
Scott Goldenberg	$500,000
Carol Meyrowitz	$1,040,000
Richard Sherr*	$700,000
Kenneth Canestrari	$450,000
*    Prior to adjustment in connection with Mr. Sherr’s transition to a reduced time schedule during FY23 and scheduled retirement during FY24, as discussed below under Employment Agreements.
During FY23, the Committee established a new three-year LRPIP Incentive Pre-tax Income target for FY23-25 (based on aggregate targets for all divisions), payout formulas, and a maximum LRPIP payout percentage of 200% for the cycle. The minimum (threshold) level for any payout is 33% of the performance target and the maximum payout level is achieved if performance is at or above 167% of the performance target. Refer to Incentive Plan Goal-Setting above for more information.
Consistent with our past disclosure practice, we plan to provide additional detail about the performance goals for cycles ending after FY23, once the applicable performance cycle is complete.

2023 Proxy Statement	43

Compensation Discussion and Analysis
FY21-23 LRPIP – Completed Cycle
LRPIP goals and awards for the FY21-23 cycle were established by the Committee in March 2021. The goal-setting process for this cycle reflected temporary approaches following the onset of the pandemic, as discussed in our 2021 and 2022 proxy statements. In establishing performance goals for the final two years (FY22-23) of the three-year cycle, the Committee considered our pre-pandemic financial goals and results, the significant negative impact of the pandemic on our global retail operations during FY21, and the ongoing impact and continued uncertainty of the pandemic on our business operations during FY22, including hundreds of temporary store closures at the time the goals were established in March 2021. As described above, the Committee has subsequently reintroduced PSU awards to the long-term incentive program and returned to three-year financial performance goals for both PSUs and LRPIP.
The Committee determined that the cumulative adjusted pre-tax income measure detailed in the table below (referred to as LRPIP Pre-tax Income), was an appropriate and effective metric to motivate, focus, and reward operational performance across the Company over a longer time horizon, and that using a goal based on aggregate targets for all divisions would promote our team-based approach to achieving our long-term goals.
After the end of FY23, LRPIP results for this cycle were approved by the Committee as follows:
FY21-23 LRPIP Performance Goals and Results

FY22-23 LRPIP Incentive Pre-Tax Income(1)
	Threshold	Target	Maximum	Actual
Performance goal (FY22-23)	$3,083,737	$9,251,211	$15,418,685	$11,103,128
Percentage of target	33%	100%	167%	120%
Payout (as a % of target)	0%	100%	200%	130.0%

(1)   LRPIP Incentive Pre-tax Income is shown in thousands. LRPIP Incentive Pre-Tax Income goals and results for FY21-23 reflected the definitions and automatic adjustments for the FY22-23 performance period pre-established by the Compensation Committee in March 2021. Refer to Appendix A for information about how LRPIP Incentive Pre-tax Income was determined based on total segment profit reported in our Annual Report on Form 10-K for the applicable year. As discussed above, we followed a temporary approach for the FY21-23 cycle, using performance goals for the final two years (FY22-23) of the three-year cycle, and we have returned to three-year performance goals starting with the FY22-24 LRPIP cycle. Accordingly, the performance goals shown above are not directly comparable to our typical three-year LRPIP performance goals.
No discretionary adjustments were made to the pre-established financial performance goals for FY21-23 LRPIP. The pre-established exclusion to remove the positive or negative impact of certain temporary items related to the pandemic, discussed above under Incentive Plan Goal Setting, was taken into account by the Committee in establishing the LRPIP performance target for the FY22-23 period, and incentive payouts under our LRPIP would have been higher without such adjustment as actual net costs for the temporary items were less than originally planned for FY22-23.

Award opportunities and payouts for FY21-23 LRPIP: During FY21 (in June 2020), the Committee approved individual LRPIP award opportunities based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant. The increased target award levels for the FY21-23 LRPIP cycle reflected a temporary approach in the absence of PSU awards for the cycle, as previously disclosed, and was discontinued for subsequent LRPIP cycles. The actual LRPIP award earned for each individual after the end of FY23 is the target opportunity for the cycle multiplied by the total payout percentage of 130.0%, as shown below.
FY21-23 LRPIP Opportunities and Payouts

	FY21-23 Target Opportunities	FY21-23 LRPIP Actual Award Earned
Ernie Herrman	$3,369,840	$4,380,792
Scott Goldenberg	$1,224,000	$1,591,200
Carol Meyrowitz	$1,812,000	$2,355,600
Richard Sherr*	$1,210,720	$1,573,936
Kenneth Canestrari	$946,800	$1,230,840
*    Reflects an adjustment in connection with Mr. Sherr’s transition to a reduced time schedule during FY23, as discussed below under Employment Agreements.

44	The TJX Companies, Inc.

Compensation Discussion and Analysis

OUR DECISION MAKING PROCESS
THE ROLE OF THE COMPENSATION COMMITTEE
The Compensation Committee, a committee of our Board of Directors composed entirely of independent directors, oversees the compensation of our executive officers, including the NEOs. In determining the overall level of executive compensation and establishing the design and mix of specific elements, the Committee considers a number of quantitative and qualitative factors, including:

•individual executive performance and responsibilities •market data and peer practices •retention, leadership stability and continuity, succession planning, and organizational changes	•our broad-based talent and rewards practices and strategies •our key business priorities and Company and divisional performance •our business culture and core values	•shareholder feedback, including our say-on-pay vote •employment terms and contractual negotiations •risk mitigation strategies, and the balance of risks and rewards
The Committee also assists the Board in its oversight of human capital management with respect to compensation and benefits for our Associates, and the Committee approaches executive compensation as part of the overall strategic framework for total rewards at TJX. This framework applies to all TJX Associates and reflects our global total rewards principles, which include sharing in the success of the Company, encouraging teamwork and collaboration across our global workforce, and being fair and equitable.
The Committee’s annual executive compensation process includes pay-for-performance analysis, competitive analysis, market checks, consideration of executive performance evaluations, reviews of Company performance across a range of divisions and key functions, an annual compensation risk assessment, and input and advice from Pearl Meyer (discussed further below). In addition to any special actions the Committee may take throughout the year, the Committee typically reviews and approves the elements of our NEOs’ compensation using the following general process:

Assess	Set	Review and Approve

•Market data, competitive analysis •Quantitative and qualitative performance factors and individual performance reviews •Shareholder feedback	•Peer group for upcoming year •Incentive plan goals •Salaries, award opportunities, and equity grants	•Performance results under incentive plans, after the end of the applicable performance period
THE ROLE OF EXECUTIVES
Our executive officers play a limited role in the executive compensation process. The Board reviews with our executives the annual and multi-year business plans for TJX and our divisions, which form the basis of the financial performance targets for our short-and long-term incentive plans. During FY23, the Compensation Committee reviewed with our executives the key business priorities for the Company in connection with the annual incentive framework established for the year. The Committee or Board may also invite our executive officers to discuss business and organizational strategies and to attend portions of its meetings on various topics, which provides additional context for the Committee’s compensation decisions. For NEOs other than our CEO and Executive Chairman, the Committee considers compensation recommendations from the CEO and the results of individual performance evaluations of these other NEOs by the CEO, among other factors. The Compensation Committee receives individual performance evaluations of our CEO and Executive Chairman from the Corporate Governance Committee, which does not make executive compensation recommendations.
THE ROLE OF OUR PEER GROUP
The Committee uses peer group data to inform its compensation decision-making for our NEOs. Peer group data allows the Committee to evaluate the competitiveness of NEO compensation and our program design, as well as marketplace practices and the relationship of pay and performance on a relative basis.
The Committee believes that peer group data provides important context for its compensation decisions. At the same time, the Committee recognizes that our off-price retail business model, in combination with our size and global focus, is distinct from other companies, and that the retail environment in recent years has presented challenges when evaluating companies for comparability to TJX.
The Committee does not rely on strict benchmarking or target any element of NEO compensation by reference to any specified level of compensation within the peer group. The Committee monitors TJX performance relative to the peer group, using a range of financial performance metrics (including TSR) over multiple time periods, but has not adopted a formulaic approach for evaluating relative performance and determining its impact on our compensation program. The Committee has also supplemented peer group data from time to time with additional case studies and market data to provide further context for its compensation decisions.

2023 Proxy Statement	45

Compensation Discussion and Analysis
PEER GROUP EVALUATION CRITERIA
The Committee annually assesses the composition of the peer group. In consultation with Pearl Meyer, the Committee considers criteria beyond standard industry classifications in constructing and evaluating the peer group, including:
•business focus and industry similarity, targeting retail companies with comparable customer or merchandise strategies, and also considering consumer product companies that meet size and complexity criteria;
•revenues, market capitalization, and number of employees;
•business complexity, reflected by factors such as significant global operations, brand and/or product line diversity, multiple segments, and e-commerce strategy; and
•financial performance metrics, including operating and market performance.
The Committee seeks to establish an appropriate peer group for TJX that takes into account the factors described above. In recent years, the Committee’s peer group evaluation has taken into account TJX’s growth and expanding global operations, coupled with the continuing challenges facing other companies in the retail industry.
FY23 PEER GROUP
During FY22, the Committee considered the continued appropriateness of the peer group for purposes of providing context for making compensation decisions for FY23. After consultation with Pearl Meyer, the Committee determined that the following group of 17 large, publicly traded consumer-oriented companies would continue to be appropriate to use for FY23 compensation decisions:

Best Buy	Kimberly-Clark	Macy’s	Nordstrom	Ross Stores	The Home Depot
Coca-Cola	Kohl’s	McDonalds	PepsiCo	Starbucks	VF Corporation
Estée Lauder	Lowe’s	Nike	Procter & Gamble	Target
At the end of FY23, TJX’s revenue, market capitalization, and number of employees was positioned at approximately the 71st, 53rd, and 82nd percentile, respectively, within the FY23 peer group.
THE ROLE OF COMPENSATION CONSULTANTS
The Compensation Committee engaged Pearl Meyer to serve as the independent compensation consultant to the Committee for FY23. Pearl Meyer attended all of the Committee’s meetings during the fiscal year and consulted with the Committee on an ongoing basis throughout the year. Pearl Meyer provided industry, peer, and market data and advised the Committee on a variety of matters in connection with FY23 compensation, including:
•the design and competitive positioning of key compensation elements (base salary, annual bonus, and long-term cash and equity incentives) of our compensation program for our NEOs and other senior management;
•annual and long-term incentives and payout determinations;
•pay versus performance considerations, including short-term and long-term relationships between NEO pay and financial performance relative to our peers;
•the evaluation of a compensation peer group;
•terms of employment agreements, equity and cash incentives, severance plans, perquisites, and other executive compensation-related policies;
•compensation in connection with management succession and transition planning;
•incentive plan features and market practices, including the mix of metrics in short- and long-term incentives and the use of financial and non-financial performance measures and adjustments, ESG metrics, and relative TSR metrics, and the mix of vehicles for long-term incentives;
•aggregate equity program usage;
•our compensation risk assessment, including broad-based compensation practices;
•shareholder feedback, proxy advisor policies and reports, and related outreach and engagement; and
•updates on compensation-related practices, trends, and regulatory developments, as well as on other pay-related matters.
The Committee used this information and advice from Pearl Meyer as a reference in assessing the overall competitiveness of our NEOs’ compensation and our executive compensation program and making its compensation decisions and determinations about the design, overall level and mix of compensation, plan metrics, goals and payout formulas, and individual compensation components, including benefits and perquisites.

46	The TJX Companies, Inc.

Compensation Discussion and Analysis
Pearl Meyer did not perform any services for TJX other than work for the Compensation Committee and for the Corporate Governance Committee on director compensation. Pearl Meyer reported directly to the Compensation Committee, which determined the scope and terms of Pearl Meyer’s engagement. During FY23, the Committee reviewed its existing relationship with Pearl Meyer, including potential conflicts of interest, and determined that Pearl Meyer’s work for the Committee did not raise any conflicts of interest and that Pearl Meyer continued to be an independent advisor to the Committee.

OTHER COMPENSATION PRACTICES AND CONSIDERATIONS
RETIREMENT BENEFITS
All of our NEOs are eligible to participate in our 401(k) plan and also participate in our broad-based pension plan under which benefits are accrued based on compensation and service. We also maintain a Supplemental Executive Retirement Plan (SERP). Ms. Meyrowitz is a vested participant in our primary SERP benefit program, a nonqualified pension benefit based on final average earnings. We have not offered primary SERP benefits to new participants for many years. Mr. Herrman, Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari participate in our alternative SERP benefit program, which is intended to restore pension benefits that exceed certain limits imposed by the Internal Revenue Code using the same benefit formula as our broad-based pension plan. Long-term incentives are not included in defined benefit pension calculations, and we do not have a policy of granting extra years of credited service for purposes of our pension plans. These programs are discussed under Pension Benefits below.
DEFERRED COMPENSATION
During FY23, our NEOs could defer compensation under our Executive Savings Plan (ESP), an elective deferred compensation plan intended to help us compete for and retain talent by providing participants with additional opportunities for personal financial planning and by encouraging executive retention and rewarding company performance. Our NEOs, other than Ms. Meyrowitz (who is eligible for our primary SERP benefit), were eligible to receive employer matching credits under ESP based in part on our performance under our MIP. Mr. Herrman, Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari received ESP employer credits during FY23. Ms. Meyrowitz has amounts previously deferred under our General Deferred Compensation Plan (GDCP), now closed to new deferrals, which earn notional interest at an annually adjusted rate based on U.S. Treasury securities. These deferred compensation plans for NEOs are discussed with the compensation tables under Nonqualified Deferred Compensation Plans. Company-provided amounts under these programs are included in the Summary Compensation Table below as All Other Compensation and detailed in footnote 5 to that table.
PERQUISITES AND OTHER BENEFITS
We provide limited perquisites and other personal benefits to our NEOs, which are reviewed every year by the Committee. These benefits consist generally of automobile allowances, reimbursement for legal, financial, and tax planning services, and payment of management life insurance premiums, none of which is grossed up for taxes. The amounts are included in the Summary Compensation Table below as All Other Compensation and detailed in footnote 5 to that table.
EXECUTIVE STOCK OWNERSHIP GUIDELINES
We have stock ownership guidelines that apply to all of our executive officers. Under these guidelines, our CEO and our Executive Chairman are expected to attain stock ownership with a fair market value equal to at least six times annual base compensation. Our Chief Financial Officer and each Senior Executive Vice President are expected to attain stock ownership with a fair market value of at least three times annual base compensation. At age 62, these ownership guidelines are reduced by fifty percent for executives other than the CEO and the Executive Chairman. Executives are expected to make steady progress toward the ownership guidelines and to attain them within five years of their hire or promotion date. Executives who have not attained the requisite ownership level are expected to retain at least 50% of the net value of shares of stock received upon or following vesting of stock awards and exercise of stock options (net of income taxes and, if applicable, exercise price). For purposes of our stock ownership guidelines, shares owned by the executive, outstanding RSUs, and outstanding PSUs at the threshold level (25%) are counted toward the guidelines, but unexercised stock options are not counted. Our stock ownership guidelines, together with our emphasis on long-term equity incentives and other applicable Company policies, are designed to align our executives’ interests with those of our shareholders and to encourage a long-term focus. As of April 13, 2023, each of our executive officers was in compliance with our stock ownership guidelines.
HEDGING AND PLEDGING PROHIBITIONS
Our policies prohibit our executive officers from engaging in pledging or hedging transactions with respect to TJX stock. See Governance and Ethics Policies and Practices above for more information on this policy.

2023 Proxy Statement	47

Compensation Discussion and Analysis
EMPLOYMENT AGREEMENTS
The Committee has reviewed and approved, after consultation with Pearl Meyer, individual employment agreements for our NEOs that set certain terms of employment, including compensation, benefits, and termination and change of control provisions discussed under Severance, Retirement, and Change of Control Provisions below. We believe that these employment agreements and related plans help retain our key executives and support our succession planning objectives. The Committee takes the terms of these agreements into account when approving compensation for our NEOs.
Each of our NEO employment agreements has a three-year term. Unless terminated earlier in accordance with their terms, our agreements with Mr. Herrman and Ms. Meyrowitz continue until February 1, 2025 and our agreements with Mr. Goldenberg and Mr. Canestrari continue until February 3, 2024.
The agreements with our NEOs establish a minimum level of base salary and provide for participation in our SIP, MIP, and LRPIP, at levels commensurate with the executive’s position and responsibilities and subject to terms established by the Committee, and also entitle the executives to participate in our fringe benefit and deferred compensation plans, including, in the case of Mr. Herrman and Ms. Meyrowitz, an automobile allowance and reimbursement of reasonable legal and financial advisor fees and costs incurred in negotiating the agreement. Mr. Herrman’s agreement provides for a target award opportunity of at least 200% of base salary for MIP and at least 100% of base salary for LRPIP and a specified company match under our ESP. Ms. Meyrowitz’s agreement provides for eligibility for continued vesting of future stock awards and certain long-term cash awards in the event that she provides additional Board-approved services to the Company following any future retirement; and provides for target award opportunities of at least 150% of base salary for MIP and at least 100% of base salary for LRPIP and annual stock awards with a total grant date value of $5 million, consisting of PSUs with a three-year performance vesting period and RSUs.
Mr. Sherr is scheduled to retire from the Company in July 2023, and in April 2022 we entered into a letter agreement with him confirming the terms of his retirement and his continued employment on a reduced-time (80%) basis until his retirement date. Under the terms of the letter agreement, Mr. Sherr’s base salary, automobile allowance, target MIP opportunity, and target LRPIP opportunities were reduced during FY23 to reflect his reduced schedule; Mr. Sherr remains eligible for other benefits in accordance with and subject to plan terms but is not eligible for new award opportunities under MIP or LRPIP for performance periods beginning in FY24 or later or for new equity awards under the SIP; and, following his retirement, Mr. Sherr will be eligible for benefits under the Company’s plans and programs, including any special service retirement benefits applicable to outstanding LRPIP or SIP awards, in accordance with and subject to plan terms.
EXECUTIVE CHAIRMAN COMPENSATION
The Committee recognizes that the role of executive chairman varies across different companies. In establishing compensation for Ms. Meyrowitz, our Executive Chairman, the Committee was advised by Pearl Meyer and evaluated market data on executive chairman positions. This evaluation took into account the degree of active involvement that Ms. Meyrowitz has as part of the management team at TJX relative to other executive chairman roles that may be more limited or transitional in nature. Ms. Meyrowitz is an active and integral member of the executive management team in addition to serving as Chairman of the Board. In her role as Executive Chairman, she serves as a key resource to management in the areas of merchandising, marketing, and internal training, drawing upon her decades of experience with our distinct off-price business model and her extensive understanding of the evolving retail environment and business innovation and the Company’s strategic initiatives and long-term strategy. Ms. Meyrowitz has wide ranging, in-depth knowledge of our business and the retail industry overall, and our Board strongly believes that, through her role as an active senior executive at TJX and her support of senior management, she continues to make significant contributions to TJX’s long-term growth and success in addition to providing experienced leadership to the Board. Total target compensation for our Executive Chairman did not increase for FY23 and has not increased since FY18. During FY22, in connection with the renewal of the employment agreement with Ms. Meyrowitz at the start of FY23, the Committee reviewed additional market information and advice from Pearl Meyer, including an evaluation of peers and other Fortune 200 companies with executive chairman positions, and determined that compensation for Ms. Meyrowitz continues to be reasonable and appropriate in light of her ongoing responsibilities and contributions to the Company.
SEVERANCE, RETIREMENT, AND CHANGE OF CONTROL PROVISIONS
We provide benefits to our executive officers in connection with certain terminations of employment, and in connection with a change of control of TJX, under the terms of our employment agreements and plans. Each NEO has agreed to post-employment non-competition, non-solicitation, and other covenants intended to protect our business. Each of our NEOs has entered into participation agreements under our Executive Severance Plan established in 2018 (the 2018 Severance Plan). The 2018 Severance Plan provides for payments and benefits upon a qualifying termination of employment (other than in connection with a change of control of TJX) and includes restrictive covenants and other conditions. The terms of certain of our long-term incentive awards under our SIP and LRPIP include special retirement vesting provisions for our NEOs and other participants, as discussed with the compensation tables below. Change of control benefits continue to be provided to our NEOs under the terms of their employment agreements.

48	The TJX Companies, Inc.

Compensation Discussion and Analysis
We believe that severance, retirement, and change of control protections assist in attracting and retaining high quality executives, in our succession planning, and in keeping our executives focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of the Company and our NEOs, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our other compensation objectives described above, taking into account contractual obligations, applicable law and current market practice, among other considerations. These provisions are described in more detail under Potential Payments upon Termination or Change of Control.
POLICIES ON CLAWBACK, FORFEITURE, AND RECOVERY OF COMPENSATION
Our clawback policy provides that, in the event of a material restatement of financial results, the Board or a Board Committee will evaluate the circumstances and may, in its discretion, recover from any current or former executive officer the portion of incentive compensation that was received by or vested in the executive officer during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results. Our clawback policy provides the Board or a Board Committee with the discretion to recover compensation in the event of a material restatement of financial results whether or not the executive officer is individually “at fault.” We intend to update our clawback policy to address the recovery of erroneously-awarded incentive compensation in accordance with the requirements of the Dodd-Frank Act, SEC rules, and applicable listing standards.
Outside of our clawback policy, we also consider other potential recourse mechanisms as part of our approach to executive compensation. In addition to potential legal remedies and disciplinary or other employment actions that may be available to the Company, NEO compensation may be subject to forfeiture, recovery, or adjustment in a variety of circumstances under our other policies, plans and agreements, including forfeiture of compensation if an NEO’s employment is terminated for “cause” under the terms of our NEO employment agreements, which includes, among other things, willful misconduct that violates company policy (including company policies regarding harassment) and is materially harmful to the reputation or business of the Company; forfeiture and recovery of compensation in the event an NEO breaches applicable restrictive covenants; and potential downward adjustments by the Committee to pay opportunities or incentive plan payouts.
ANNUAL COMPENSATION RISK ASSESSMENT
As discussed under Compensation Program Risk Assessment above under Board Responsibilities, we consider our compensation policies and practices, including our executive compensation program, as part of our annual enterprise risk assessment process. The Committee considers, among other things, what risks could be created or exacerbated by our executive compensation plans and arrangements and how those potential risks are monitored, mitigated, and managed. In FY23, the Committee determined that our overall compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on TJX.
TAX AND ACCOUNTING CONSIDERATIONS
As a result of federal tax legislation enacted in 2017, compensation paid to certain covered executive officers in excess of $1 million will not generally be deductible unless it qualifies for transition relief applicable to certain arrangements and awards in place as of November 2, 2017 that are not materially modified after such date. Accordingly, the Committee anticipates that compensation paid to NEOs in excess of $1 million will generally not be deductible by the Company. The Committee believes that shareholder interests are best served if the Committee continues to retain flexibility and discretion to approve and amend compensation arrangements to support our corporate objectives, even if an arrangement does not qualify for full or partial tax deductibility and even if an amendment results in a loss or limitation of tax deductibility.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended January 28, 2023.
Compensation Committee
Rosemary T. Berkery, Chair
José B. Alvarez
Alan M. Bennett
Jackwyn L. Nemerov

2023 Proxy Statement	49

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE
The following table provides information concerning compensation for our principal executive officer, our principal financial officer, and our three other most highly paid executive officers during FY23 (collectively, our named executive officers (NEOs)).

Name and Principal Position	Fiscal Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Ernie Herrman Chief Executive Officer and President	2023	$1,700,002	$10,900,034	$7,508,796	$—	$416,536	$20,525,368
	2022	1,600,001	21,754,956	7,537,124	305,528	604,391	31,802,000
	2021	1,489,232	7,862,971	3,014,278	1,909,764	265,492	14,541,737
Scott Goldenberg(6) SEVP, Chief Financial Officer	2023	1,047,079	3,900,048	2,458,181	—	210,256	7,615,564
	2022	976,001	8,112,490	2,116,055	20,441	287,099	11,512,086
	2021	930,955	2,856,036	793,120	416,245	135,202	5,131,558
Carol Meyrowitz Executive Chairman	2023	1,040,000	5,000,114	3,790,800	457,870	43,208	10,331,992
	2022	1,040,000	11,230,991	3,875,820	348,052	43,558	16,538,421
	2021	968,000	4,228,011	1,959,280	786,112	42,107	7,983,510
Richard Sherr(7) SEVP, Group President	2023	1,053,848	3,624,024	2,446,522	—	208,742	7,333,136
	2022	1,120,002	8,148,687	2,526,077	265,720	323,099	12,383,585
	2021	1,068,310	3,026,837	1,006,956	814,852	148,938	6,065,893
Kenneth Canestrari SEVP, Group President	2023	942,309	2,900,050	1,967,725	—	193,689	6,003,773
	2022	900,000	6,240,374	1,726,849	144,391	268,099	9,279,713
	2021	858,462	2,209,220	650,185	524,402	126,453	4,368,722
(1)Reflects salary earned during the fiscal year, including any salary adjustments made during the fiscal year. Includes any salary for the fiscal year that was contributed to our 401(k) plan or deferred under the ESP, if applicable.
(2)Reflects the aggregate grant date fair value of stock awards, and, for 2022, the incremental fair value with respect to stock awards that were modified during FY22, in each case as determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. For detail on modifications made to outstanding stock awards during FY22, refer to Footnote 2 to the Summary Compensation Table in our FY22 proxy statement.
Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date or modification date, as applicable. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date. Assuming performance at the maximum (200%) payout level, the grant date fair value of PSUs granted in FY23 was: Mr. Herrman, $13,080,016; Mr. Goldenberg, $4,680,008; Ms. Meyrowitz, $6,000,112; Mr. Sherr, $4,348,804; and Mr. Canestrari, $3,480,060. The underlying valuation assumptions for equity awards granted during FY23 are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for FY23.
(3)Reflects amounts earned under both MIP and LRPIP. For FY23, MIP amounts were: Mr. Herrman, $3,128,004; Mr. Goldenberg, $866,981; Ms. Meyrowitz, $1,435,200; Mr. Sherr, $872,586; and Mr. Canestrari, $736,885. For the FY21-23 LRPIP cycle, the amounts were: Mr. Herrman, $4,380,792; Mr. Goldenberg, $1,591,200; Ms. Meyrowitz, $2,355,600; Mr. Sherr, $1,573,936; and Mr. Canestrari, $1,230,840. For FY23, LRPIP amounts reported in this column reflect the temporarily increased target level of LRPIP opportunities for the FY21-23 cycle, in the absence of PSUs for that cycle, as discussed under Long-Term Incentives in the CD&A. Unless contributed to or deferred under our 401(k) plan or ESP, as applicable, FY23 amounts earned under MIP and LRPIP were paid in calendar 2023.
(4)Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based pension plan and our SERP. Under SEC rules, these pension values reflect actuarial assumptions described under Pension Benefits below. For FY23, Mr. Herrman, Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari had negative changes in the present value of pension benefits of ($332,920), ($99,628), ($233,032), and ($155,375), respectively, due to the higher interest rate environment at the end of FY23. Under SEC rules, these negative values are shown as zero in the Summary Compensation Table for FY23. The benefit formulas under our pension plan and our SERP did not change in FY23. Refer to Pension Benefits below for more information. Our NEOs did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

50	The TJX Companies, Inc.

Compensation Tables
(5)The table below provides additional details about the amounts listed under All Other Compensation for FY23. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

Name	Automobile Benefit	Reimbursement for Financial Planning Services	Employer Contributions or Credits Under Savings Plans(a)	Company Paid Amounts for Life Insurance(b)	Total All Other Compensation
Ernie Herrman	$35,904	$1,500	$377,573	$1,559	$416,536
Scott Goldenberg	35,904	1,500	171,293	1,559	210,256
Carol Meyrowitz	35,904	1,500	4,245	1,559	43,208
Richard Sherr	31,899	1,500	173,784	1,559	208,742
Kenneth Canestrari	35,904	1,500	154,726	1,559	193,689
(a)Reflects matching contributions under our 401(k) plan for each NEO and matching company credits under our ESP for each NEO (other than Ms. Meyrowitz). More information about ESP company credits can be found above in the Deferred Compensation section of the CD&A and under Nonqualified Deferred Compensation Plans below.
(b)Reflects company-paid amounts under our U.S. management life insurance program.
(6)    Mr. Goldenberg served as Senior Executive Vice President, Chief Financial Officer through the end of FY23 and, as of the beginning of FY24, serves as Senior Executive Vice President, Finance.
(7)    Mr. Sherr is retiring from TJX, with a scheduled retirement date in July 2023. Amounts reported for Mr. Sherr for FY23 reflect adjustments in connection with his transition to a reduced time schedule during FY23. Refer to the CD&A for more information.
Our NEOs were entitled under their employment agreements to participate in the SIP, MIP, and LRPIP and during FY23 received cash incentives and equity incentives pursuant to these plans. As described under Employment Agreements in the CD&A, the employment agreements with Ms. Meyrowitz and Mr. Herrman provided for minimum MIP and LRPIP target award levels; an automobile allowance commensurate with their positions; reimbursement of reasonable legal and financial advisor fees and costs incurred in negotiating the agreement; annual stock awards with a total grant date value of $5 million for Ms. Meyrowitz; and a specified company match under the ESP for Mr. Herrman.
All of our NEOs were eligible to participate in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP for FY23. All of our NEOs except Ms. Meyrowitz received company credits under the ESP and were eligible to participate in our alternative SERP benefit for FY23. Ms. Meyrowitz participated in our primary SERP benefit. Our NEOs were also entitled to receive an automobile benefit and to participate in fringe benefit plans and programs made available to executives generally.

2023 Proxy Statement	51

Compensation Tables

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2023
The following table reports potential payouts under our cash incentive awards and reports stock awards for our NEOs that were granted during FY23:

Name and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Ernie Herrman
MIP(3)			$3,400,004	$6,800,009
LRPIP(4)			1,700,000	3,400,000
PSUs(5)	3/28/22				26,371	105,484	210,968				$6,540,008
RSUs(6)	3/28/22							70,323			4,360,026
Scott Goldenberg
MIP(3)			942,371	1,884,741
LRPIP(4)			500,000	1,000,000
PSUs(5)	3/28/22				9,436	37,742	75,484				2,340,004
RSUs(6)	3/28/22							25,162			1,560,044
Carol Meyrowitz
MIP(3)			1,560,000	3,120,000
LRPIP(4)			1,040,000	2,080,000
PSUs(5)	3/28/22				12,097	48,388	96,776				3,000,056
RSUs(6)	3/28/22							32,259			2,000,058
Richard Sherr
MIP(3)			948,463	1,896,926
LRPIP(4)			700,000	1,400,000
PSUs(5)	3/28/22				8,768	35,071	70,142				2,174,402
RSUs(6)	3/28/22							23,381			1,449,622
Kenneth Canestrari
MIP(3)			800,962	1,601,925
LRPIP(4)			450,000	900,000
PSUs(5)	3/28/22				7,016	28,065	56,130				1,740,030
RSUs(6)	3/28/22							18,710			1,160,020
(1)Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under LRPIP. Our MIP and LRPIP are discussed above in the CD&A.
(2)Reflects the grant date fair value of PSU and RSU awards, determined in accordance with ASC Topic 718. PSUs and RSUs are valued based on the closing price of our common stock on the NYSE on the grant date, $62.00. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date, and the grant date fair value of RSUs is based on the number of RSUs subject to the award. The underlying valuation assumptions for equity awards are further discussed in Note H to our consolidated financial statements filed with our Annual Report on Form 10-K for FY23. See footnote 2 to the Summary Compensation Table above.
(3)Reflects award opportunities under the FY23 MIP. Actual amounts earned under the FY23 MIP awards are discussed in the CD&A and footnote 3 to the Summary Compensation Table.
(4)Reflects award opportunities under the FY23-25 LRPIP cycle discussed in the CD&A.
(5)Reflects FY23-25 PSUs granted under the SIP discussed in the CD&A.
(6)Reflects FY23 RSUs granted under the SIP discussed in the CD&A.
In FY23, we granted all equity incentives, including PSUs and RSUs, under the SIP. The PSUs have both service-based and performance-based vesting conditions. For PSUs granted to our NEOs in FY23, the service-based conditions are satisfied by continuous employment through one or more specified dates or in the event of certain terminations of employment (as described below) and the performance-based conditions are tied to achievement of EPS Growth and ROIC targets for the FY23-25 cycle, as described under Long-Term Equity Incentives in the CD&A. The entire unvested award is forfeited if achievement is below the threshold performance vesting level. The RSUs granted in FY23 have service-based vesting conditions that are satisfied by continuous employment through April 10, 2025 or in the event of certain earlier terminations of employment (as described below). When shares of stock are vested and delivered under an RSU or PSU award, the participant is entitled to any dividend equivalents credited since the grant date of the award.

52	The TJX Companies, Inc.

Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR-END
The following table provides information on outstanding option and stock awards held as of January 28, 2023 by our NEOs:

		Option Awards				Stock Awards
			Equity Incentive Plan Awards:					Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underling Unexercised Options Unexercisable (#)(1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(4)
Ernie Herrman	86,440	—	—	$36.61	09/14/27
						339,022	$27,762,512
								252,484	$20,675,915
Scott Goldenberg						101,523	8,313,718
								92,374	7,564,507
Carol Meyrowitz						143,043	11,713,791
								124,690	10,210,864
Richard Sherr						103,028	8,436,963
								90,375	7,400,809
Kenneth Canestrari						77,677	6,360,970
								70,123	5,742,372
(1)All option awards have a maximum term of ten years from the grant date and vest in equal annual installments over three years, beginning on the first anniversary of the grant date. In the event an NEO’s employment is terminated by reason of death, disability, retirement at or after age 65 with five or more years of service, or special service retirement (as discussed below under Potential Payments upon Termination or Change of Control), vested options generally remain exercisable for up to five years following termination, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, vested options held by our NEOs generally remain exercisable for up to six months following termination (as specified under the terms of the option), unless the option terminates on an earlier date pursuant to its terms.
(2)Market values reflect the closing price of our common stock on the NYSE on January 27, 2023 (the last business day of FY23), which was $81.89.

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Compensation Tables
(3)The stock awards in this column include outstanding RSUs with service-based vesting conditions and the unvested portion of the career shares award held by Mr. Herrman. The following table shows the scheduled vesting dates for these outstanding awards as of January 28, 2023:

Name	Category	Number of Unvested Shares/Units	Vesting Date
Ernie Herrman	RSU	136,035	4/10/2023
	RSU	72,508	4/10/2024
	RSU	70,323	4/10/2025
	Career Shares	20,052	Last day of FY24
	Career Shares	20,052	Last day of FY25
	Career Shares	20,052	Last day of FY26
Scott Goldenberg	RSU	49,413	4/10/2023
	RSU	26,948	4/10/2024
	RSU	25,162	4/10/2025
Carol Meyrowitz	RSU	73,148	4/10/2023
	RSU	37,636	4/10/2024
	RSU	32,259	4/10/2025
Richard Sherr	RSU	52,368	4/10/2023
	RSU	27,279	4/10/2024
	RSU	23,381	4/10/2025
Kenneth Canestrari	RSU	38,222	4/10/2023
	RSU	20,745	4/10/2024
	RSU	18,710	4/10/2025
Service-based vesting conditions for RSUs will be satisfied by continued employment through the applicable vesting date. Mr. Herrman’s career shares award, a restricted stock unit award, was granted in FY16 in connection with his transition to Chief Executive Officer and included performance conditions that were previously satisfied. Service-based vesting conditions for the career shares award will be satisfied by Mr. Herrman’s continued employment through the applicable vesting date. The vested portion of Mr. Herrman’s career shares award, for which delivery has been deferred, is included in the Nonqualified Deferred Compensation Table below. When shares of stock are vested and delivered under a stock award, the participant is entitled to any dividend equivalents credited since the grant date. Stock awards are further described under Potential Payments upon Termination or Change of Control below, including circumstances in which stock awards may accelerate or be settled prior to the scheduled vesting date.
(4)The stock awards in this column include PSUs granted in FY22 with FY22-24 performance goals and PSUs granted in FY23 with FY23-25 performance goals. The number of shares reported in this column assumes the maximum level of performance (payout at 200%) for PSUs granted in FY22 and the target level of performance (payout at 100%) for PSUs granted in FY23, in accordance with SEC requirements. Actual payout for PSUs could range from 0% to 200% of the target award depending on performance results. No PSUs were granted in FY21. Performance-based vesting conditions for PSUs granted in FY23 are discussed under Long-Term Equity Incentives in the CD&A. When shares of stock are vested and delivered under a PSU award, the participant is entitled to any dividend equivalents credited since the grant date. PSUs are scheduled to vest on the date of Compensation Committee approval of the applicable performance results, which typically occurs in March or April after the end of the performance cycle. PSUs also have service-based vesting conditions that will be satisfied by continued employment through the last day of the three-year performance period. PSUs are further described under Potential Payments upon Termination or Change of Control below, including circumstances in which the vesting of PSUs may accelerate or continue following certain terminations of employment or a change of control of TJX.

54	The TJX Companies, Inc.

Compensation Tables

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL 2023
The following table provides information relating to option exercises and stock award vesting for our NEOs during FY23:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Ernie Herrman	157,140	$6,580,253	246,613	$15,720,854
Scott Goldenberg	—	—	84,290	5,237,694
Carol Meyrowitz	—	—	117,395	7,295,395
Richard Sherr	—	—	85,114	5,289,195
Kenneth Canestrari	—	—	64,875	4,031,304
(1)Represents the stock price on the NYSE at exercise minus the option exercise price multiplied by the number of shares acquired on exercise.
(2)Represents the fair market value of the shares on the vesting date, calculated as the closing stock price on the NYSE on the vesting date (or the previous business day if vesting occurred during a weekend) multiplied by the number of shares vesting. For Mr. Herrman, this amount includes the portion of his career shares award (20,054 shares) that vested at the end of FY23 and for which delivery has been deferred as described below under Nonqualified Deferred Compensation Plans. Each of our NEOs was eligible for special service retirement as of the end of FY23, and this amount includes the following shares withheld from RSU awards during FY23 to cover tax obligations in connection with special service retirement vesting: Mr. Herrman, 2,880 shares; Mr. Goldenberg, 1,053 shares; Ms. Meyrowitz, 1,530 shares; Mr. Sherr, 1,099 shares; and Mr. Canestrari, 814 shares.

PENSION BENEFITS
In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new hires as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in many years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit to eligible participants whose Retirement Plan benefits are affected by certain limitations, as described below. The benefit formulas under our Retirement Plan and SERP, described below, did not change in FY23.
Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement. Once participation has commenced, after an initial one-year eligibility period, the amount accrued each year, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($152,000 in calendar 2023 and $147,000 in calendar 2022) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, $305,000 in 2022, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan generally vest after five years of vesting service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of vesting service may elect to receive a reduced annuity benefit commencing at age 55 or later. If the participant dies before commencing his or her benefit, a pre-retirement death benefit is payable to the participant’s surviving spouse.
Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. The primary SERP benefit is adjusted for interest for participants who retire after age 65. Ms. Meyrowitz is the only one of our NEOs eligible for a SERP primary benefit and has accrued the full benefit except for the interest adjustment noted above. In determining the primary SERP benefit at age 65, Ms. Meyrowitz was entitled to specified interest rate averaging assumptions under her employment agreement, and her final average earnings for purposes of SERP included base salary and MIP, but not LRPIP, and used the highest average of five years over the preceding ten years.
The alternative SERP benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit limitations with the amount of the benefits lost by reason of those limitations. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment.
Benefits under SERP are payable following retirement or other termination of employment in installments or in certain other forms of actuarially equivalent value, including a lump sum. If the participant dies prior to retirement or other termination of employment, a pre-retirement death benefit is payable to the participant’s surviving spouse.

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Compensation Tables
PENSION BENEFITS FOR FISCAL 2023
The following table provides information on pension benefits for our NEOs eligible for these benefits as of January 28, 2023. All of our NEOs are fully vested in their Retirement Plan and SERP benefits.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments Made During Last Fiscal Year
Ernie Herrman	Retirement Plan	33	$865,854	—
	SERP (Alternative)	33	8,797,522	—
Scott Goldenberg	Retirement Plan	30	847,597	—
	SERP (Alternative)	30	2,635,804	—
Carol Meyrowitz	Retirement Plan	36	989,540	—
	SERP (Primary)	20	40,588,739	—
Richard Sherr	Retirement Plan	30	968,373	—
	SERP (Alternative)	30	3,917,643	—
Kenneth Canestrari	Retirement Plan	29	695,490	—
	SERP (Alternative)	29	2,098,892	—
(1)Participants in our Retirement Plan and our alternative SERP benefit program began to accrue credited service upon participation in the plans, generally after one year of service with TJX. Service credited for purposes of our primary SERP benefit is based on years of service with TJX but with a maximum of 20 years of service.
(2)Under SEC rules, for purposes of calculating the present value of the accumulated pension benefits in the Pension Benefits table we assumed that each NEO commences his or her benefit at age 65 (or current age, if older than 65) and we used the same assumptions used and described in Note I to our audited financial statements filed with our Annual Report on Form 10-K for FY23, including a post-retirement mortality assumption based on the sex distinct PRI-2012 Tables projected generationally with Scale MP-2021 from 2012. For our SERP, consistent with the assumptions used to determine the values in our Annual Report on Form 10-K for FY23, the present value of accumulated benefits assumes payment forms consistent with executive elections and has been converted to the applicable payment forms using IRS-prescribed mortality assumptions and an interest rate of 2.32% for the primary SERP benefit and 3.60% for the alternative SERP benefit. Actual amounts payable to our NEOs under our Retirement Plan and SERP would be determined based on the governing terms (including actuarial assumptions and form and timing of benefit payments) specified in our plans and agreements, which are not the same as, and could produce benefit values higher than those produced by, the assumptions used for purposes of the values reported in the Pension Benefits table or Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION PLANS
We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees and our directors. Under the ESP, our NEOs and other eligible Associates can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards and our directors can elect to defer annual retainers. Our NEOs (other than Ms. Meyrowitz) were eligible during FY23 to receive matching credits on base salary deferrals of up to 10% of base salary, with the level of matching credits generally based on the executive’s job level, age and/or pension eligibility, and were fully vested in their ESP employer credit accounts during FY23 under plan terms. Eligible participants are also entitled to supplemental employer credits. For calendar 2022, the potential match for eligible NEOs was 100% (or, for Mr. Herrman, 150%) of their eligible deferrals, plus an additional performance-based match of up to 150% (or, for Mr. Herrman, 200%) based on FY23 MIP performance results.
Our NEOs (other than Ms. Meyrowitz) earned an additional performance-based match under ESP at 60% (or, for Mr. Herrman, 70%), based on FY23 performance results under our MIP. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other market investments selected by the participant. Although not required by the ESP, it has been our practice to purchase the investments notionally invested under the participants’ accounts to help meet our future obligations under the ESP.
Under the ESP, amounts deferred (and earnings on those amounts) are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits (and earnings on those amounts) are generally distributed at, or on a deferred basis following, a participant’s separation from service. Distributions are generally made in a lump sum payment, but a participant may elect to be paid in annual installments over a period of not more than ten years. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

56	The TJX Companies, Inc.

Compensation Tables
Through December 31, 2007, we offered eligible key employees and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another U.S. nonqualified deferred compensation plan. Ms. Meyrowitz is a vested participant in this plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards or, in the case of directors, retainers and meeting fees, which deferrals are credited with notional interest at an annually adjusted rate based on an average yield of Treasury securities during the prior year. For calendar 2022, this rate was 1.46%. No further deferrals were permitted beginning with FY09 compensation, but previously deferred amounts continue to be credited with notional interest amounts.
Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are distributed in a lump sum during employment or following termination of service as elected by the participant, or, for participants whose employment terminates at or after age 55, in a lump sum or in installments upon or following termination as elected by the participant (with all payments completed by the tenth anniversary of termination of service). Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.
Mr. Herrman was previously granted a performance-based career shares award under our SIP during FY16 in connection with his transition to Chief Executive Officer. The career shares award was subject to the achievement of performance-based vesting conditions, which were previously satisfied. The career shares award is scheduled to vest in full at the end of FY26, with prorated annual vesting beginning at the end of FY20, subject to Mr. Herrman’s continued employment with us. The portion of the career shares award that was unvested at the end of FY23 is reported above in the Outstanding Equity Awards at Fiscal 2023 Year-End table, and the vested portion of the career shares award is reported below in the Nonqualified Deferred Compensation table. Delivery of vested shares underlying the performance-based career shares award held by Mr. Herrman is deferred until six months and one day following Mr. Herrman’s retirement or other separation from service. When shares of stock are vested and delivered under the career shares award, Mr. Herrman is entitled to any dividend equivalents credited during the restricted period.
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2023
The following table provides information on FY23 nonqualified deferred compensation plans for our NEOs:

Name and Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Ernie Herrman
ESP	$170,000	$373,328	$(545,383)	$—	$12,772,410
Career Shares	—	1,745,199	701,188	—	6,911,912
Scott Goldenberg
ESP	104,708	167,048	3,664	—	5,547,939
Carol Meyrowitz
GDCP	—	—	11,346	—	723,190
ESP	—	—	(598,251)	—	5,803,519
Richard Sherr
ESP	189,693	169,539	(38,661)	—	6,751,388
Kenneth Canestrari
ESP	113,077	150,481	(227,044)	—	3,679,173
(1)Reflects notional credits to participant accounts in ESP. Amounts are also included as Salary or Non-Equity Incentive Plan Compensation, as applicable, in the Summary Compensation Table.
(2)Reflects notional credits to participant accounts in ESP plus, for Mr. Herrman, the value on the vesting date of the portion of his career shares award and related dividend equivalent amounts that vested in FY23. ESP amounts include the performance-based credits earned for FY23 but not credited until after the close of FY23. ESP amounts in this column are also included in the All Other Compensation column in the Summary Compensation Table.
(3)Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants under the ESP, market-based earnings under Mr. Herrman’s career shares award, and notional interest under the GDCP as described above. It has been our practice to purchase the specified notional investments under the ESP to help meet our future obligations under the ESP.
(4)The aggregate balance includes deferrals of income for prior fiscal years. For Mr. Herrman, the aggregate balance includes the portion of his career shares award that was vested at the end of FY23, valued based on the closing price of our common stock on the NYSE on January 27, 2023 (the last business day of FY23), and related dividend equivalent amounts. Amounts deferred by individuals who were NEOs for the fiscal year of the deferral were included in the compensation reported for those individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred and performance-based credits earned under the ESP for FY23 but not credited until after the close of FY23.

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Compensation Tables

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
We believe that providing severance and change of control benefits helps us attract and retain high quality executives and protect our other business interests, as discussed above in the CD&A.
Severance Plan and Employment Agreements. Each of our NEOs in FY23 participated in our 2018 Severance Plan and was party to an employment agreement. The terms of the 2018 Severance Plan and these agreements provide for payments in connection with specified termination or change of control events, as summarized below.
•Termination Other than for Cause or Constructive Termination: If we terminate an NEO’s employment other than for cause or the executive terminates employment in connection with a forced relocation of more than 40 miles (referred to as a constructive termination), the executive would be entitled to 24 months of continued base salary and any automobile allowance; cash payments in an amount sufficient after taxes to cover the cost of any COBRA continuation of health coverage during the salary continuation period; cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the year or cycle; and equity awards in accordance with their terms. In addition, salary continuation for Ms. Meyrowitz will continue to be based on her FY16 salary rate regardless of when termination occurs; and a constructive termination for Ms. Meyrowitz would also include a voluntary termination in connection with an involuntary removal or failure to be nominated or reelected to the Board or as Chairman of the Board.
Under the employment agreements with each of our NEOs, a termination for cause generally includes the following, subject to the qualifications set forth in the agreements: material and willful dishonesty in the performance of duties, conviction of a felony, willful neglect of material duties, material and continuing conflict of interest, willful misconduct that violates company policy and is materially harmful to the reputation or business of the Company, or a breach of applicable restrictive covenants. Under these agreements or our Severance Plan, upon a termination for cause, our NEOs would not be entitled to any separation benefits other than vested retirement benefits and, assuming no breach of applicable restrictive covenants, vested deferred compensation benefits and vested stock option awards under the SIP.
•Death or Disability: Upon a termination of employment by reason of death or disability, each NEO (or his or her legal representative) would be entitled to the same benefits as are described above for a termination other than for cause, except that salary continuation would be subject to adjustment for any long-term disability benefits and the MIP award would be paid at target without proration.
•Retirement or Voluntary Termination: Our NEOs would not be entitled to separation benefits under their employment agreements or the Severance Plan upon a voluntary termination (other than a constructive termination), except that upon retirement or other voluntary termination (other than a constructive termination) Ms. Meyrowitz would be entitled to benefits under LRPIP to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect her period of service during the performance period. Each of our NEOs satisfied the requirements for special service retirement as of the end of FY23 and would remain eligible for amounts under our cash and equity incentive awards, as described under Long-Term Incentive Awards below. In addition, Ms. Meyrowitz’s agreement, as amended in January 2023, provides for eligibility for continued vesting of future stock awards and certain long-term cash awards in the event that she provides additional Board-approved services to the Company following any future retirement.
•End of Contract Term: For each of our NEOs a termination occurring on the last day of the agreement term would be treated as a termination other than for cause unless we make an offer of continued service in a comparable position.
•Change of Control: Upon a change of control of TJX (with or without a termination of employment), each NEO would be entitled to receive a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, plus any benefits under the SIP and our deferred compensation plans (as described further below). We would also be obligated to pay any legal fees and expenses the NEO reasonably incurs in seeking enforcement of contractual rights following a change of control.
The events that constitute a change of control under the agreements in effect during FY23 generally consist of the following, subject to the qualifications set forth in those agreements: a change of control required to be reported under the Exchange Act; the acquisition of 20% or more of our common stock followed by a change in a majority of our Board of Directors; a proxy solicitation or solicitations followed by a change in a majority of our Board of Directors; and the execution of certain agreements of acquisition, merger, or consolidation followed by consummation of the transactions contemplated by such agreement.
•Change of Control Followed by Qualifying Termination: Upon a qualifying termination of employment following a change of control, each NEO would be entitled to receive alternative severance benefits instead of the separation-related benefits described above. The alternative severance benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary, any annual automobile allowance and target MIP award amount; two years of continued participation in health and life insurance programs, except to the extent of replacement coverage; and any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans (as described further below). For this purpose, base salary and the target MIP amount would be determined by reference to the higher of the executive’s base salary immediately prior to termination or the change of control (except that base salary for Ms. Meyrowitz would continue to be based on her FY16 salary rate), and base salary would be adjusted for any long-term disability benefits.

58	The TJX Companies, Inc.

Compensation Tables
A qualifying termination for these purposes includes a termination by us other than for cause, by the executive for good reason (as defined in the agreements), or a termination by reason of death or disability, in each case within 24 months following a change of control without regard to the scheduled term of the agreement. A qualifying termination does not include a voluntary termination without good reason.
In addition to the amounts described above, the executives would remain entitled to vested and accrued, but unpaid, compensation and benefits (including earned but unpaid amounts under MIP and LRPIP) and to any SIP or deferred compensation benefits (as described below). Our NEOs would not be entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent such a reduction would have put the executive in a better after-tax position.
Long-Term Incentive Awards. Under the terms of our long-term incentive awards, NEOs and other participants who retire at or after age 65 with ten or more years of service, or who retire at or after age 60 with twenty or more years of service, are eligible for “special service retirement” benefits described below. As of the end of FY23, all NEOs satisfied the requirements for a special service retirement.
Upon retirement, each of our NEOs would be entitled to continued vesting of PSUs to the extent applicable goals are met (with the award adjusted, as applicable, to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below) and for settlement of RSUs (with the award adjusted, if applicable, based on the completed portion of the service period). Upon a termination due to death or disability, each of our NEOs would be entitled to acceleration of PSUs at the target level of performance (with the award adjusted to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below); our NEOs would be entitled to settlement of RSUs on the same basis as retirement. In the event of a termination without cause or a constructive termination, each of our NEOs would be entitled to continued vesting of PSUs and settlement of RSUs on the same basis as retirement.
All stock option awards held by our NEOs were vested as of the end of FY23. Following a termination of employment, each of the executives would have been able to exercise vested option awards granted under the SIP in accordance with applicable post-termination exercise periods.
For LRPIP awards, under terms established by the Compensation Committee, our NEOs would be entitled upon retirement to benefits under LRPIP to the extent applicable LRPIP goals are met and adjusted, if applicable, based on the rules described in footnote 2 to the table below (including special terms applicable to Ms. Meyrowitz’s FY22-24 LRPIP award).
Unvested equity awards under the SIP do not include automatic full accelerated vesting upon a change of control of TJX. Instead, performance conditions for PSUs will be deemed satisfied at target upon the change of control (with settlement of the award to the extent the original service conditions were satisfied), and any unvested PSUs, RSUs, and the unvested portion of Mr. Herrman’s career shares award, will vest in full upon the change of control if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control. A qualifying termination for these purposes includes an involuntary termination without cause or a termination for good reason within 24 months following the change of control.
Except as described above in connection with a change of control of TJX, the unvested portion of Mr. Herrman’s career shares award is not eligible for acceleration or continued vesting in connection with any termination of employment.
Deferred Compensation. As noted above under Nonqualified Deferred Compensation Plans, any accounts under GDCP will be paid upon a change of control. Our NEOs were also eligible for any benefits under ESP and any SERP benefits described above under Pension Benefits.
Related Provisions. Under the terms of their employment agreements and the Severance Plan, each NEO agreed to non-solicitation and non-competition provisions that operate during the term of employment and for 24 months thereafter, and to confidentiality provisions during and after employment. Benefits under the employment agreements, the Severance Plan, and SERP; benefits under LRPIP following special service retirement; and benefits attributable to employer credits at or above the Senior Executive Vice President level under the ESP (including additional performance-based credits previously earned by Mr. Herrman), are also conditioned on compliance with restrictive covenants. Upon a change of control, our NEOs would no longer be subject to any covenant not to compete following a termination of employment. Each NEO has also acknowledged our clawback policy, which continues to apply to executive officers following a termination of employment for any reason.
The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A of the Internal Revenue Code (Section 409A), including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

2023 Proxy Statement	59

Compensation Tables
The following table sets forth aggregate estimated payment obligations to each of our NEOs, assuming that the triggering events had occurred on January 28, 2023, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date.
Triggering Event and Payments(1)

	Ernie Herrman	Scott Goldenberg	Carol Meyrowitz	Richard Sherr(6)	Kenneth Canestrari
Death/Disability
Severance	$3,400,000	$2,120,000	$3,150,000	$1,920,000	$1,900,000
MIP/LRPIP(2)	1,633,333	500,000	1,040,000	591,111	416,667
Equity Awards(3)	16,506,733	6,031,328	10,933,631	6,148,647	4,625,767
Other Benefits(4)	130,175	130,175	139,864	125,502	139,864
Total(5)	21,670,241	8,781,503	15,263,495	8,785,260	7,082,298
Retirement or Voluntary Termination
LRPIP(2)	1,633,333	500,000	1,040,000	591,111	416,667
Equity Awards(3)	16,506,733	6,031,328	10,933,631	6,148,647	4,625,767
Total	18,140,066	6,531,328	11,973,631	6,739,758	5,042,434
Termination without Cause/Constructive Termination
Severance	3,400,000	2,120,000	3,150,000	1,920,000	1,900,000
MIP/LRPIP(2)	1,633,333	500,000	1,040,000	591,111	416,667
Equity Awards(3)	16,506,733	6,031,328	10,933,631	6,148,647	4,625,767
Other Benefits(4)	130,175	130,175	139,864	125,502	139,864
Total	21,670,241	8,781,503	15,263,495	8,785,260	7,082,298
Change of Control
Settlement of MIP/LRPIP	3,300,000	1,000,000	2,080,000	1,166,667	850,000
Settlement of Equity Awards(3)	7,017,414	2,567,692	5,867,837	2,512,769	1,949,391
Total	10,317,414	3,567,692	7,947,837	3,679,436	2,799,391
Change of Control followed by Qualifying Termination
Change of Control Benefits (see above)	10,317,414	3,567,692	7,947,837	3,679,436	2,799,391
Equity Awards(3)	36,444,889	11,341,722	13,309,724	11,332,477	8,637,213
Severance	10,200,000	4,028,000	6,270,000	3,648,000	3,515,000
Other Benefits(4)	137,766	137,766	142,326	128,665	142,326
Total(5)	57,100,069	19,075,180	27,669,887	18,788,578	15,093,930
(1)We used the following assumptions to calculate the payments set forth in the table:
•We assumed in each case that the termination was not for cause; the executive does not violate his or her non-competition, non-solicitation, confidentiality, or other obligations to us following termination; the executive receives COBRA continuation of health coverage for up to 18 months but does not receive health or life insurance coverage from another employer within the relevant periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A.
•In the case of payments following termination by reason of disability, the amounts shown assume salary continuation and/or long-term disability payments, coordinated to avoid duplication.
•We valued stock awards using $81.89, the closing price of our common stock on the NYSE on January 27, 2023, the last business day of the fiscal year. We included, where applicable, the full value of all stock awards ($81.89 per share), assuming target performance for PSUs with performance periods ending after January 28, 2023, plus the value of any accumulated dividends or dividend equivalents as of January 28, 2023 that would be payable with respect to such awards. See the Outstanding Equity Awards table above for more information about these equity awards. Actual amounts that will be earned with respect to these equity awards may be different from the values included in the table.
•In addition to the amounts described in this table, our NEOs were eligible for the benefits described above under Pension Benefits and Nonqualified Deferred Compensation Plans.
For purposes of this table, we did not include any amounts in respect of accrued but unpaid base salary or benefits; any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on January 28, 2023; any amounts in respect of stock options because all stock options held by the NEOs were vested as of January 28, 2023; any amounts in respect of other outstanding equity awards that would not have accelerated upon or continued vesting following the triggering event (except that we included the portion of RSU awards for which the service-based vesting condition was satisfied due to eligibility for special service retirement); or any deferred compensation amounts that would not have been enhanced upon or following the triggering event.

60	The TJX Companies, Inc.

Compensation Tables
In the case of a change of control (both with and without a termination of employment) occurring on January 28, 2023, we estimated the mandatory reductions to benefits that would apply in order to maximize the executive’s benefit after change-of-control excise and other taxes. For purposes of this determination, we assumed that all equity awards would have been cashed out at closing in the amounts described below in footnote 3 of this table; that only a portion of the value of RSUs and accumulated cash dividends with respect to such awards, and certain other payments, would have been treated as contingent upon a change of control; and that none of the payments would be exempt under a special rule for reasonable compensation or treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during FY23. Applying these assumptions, we determined that no mandatory reduction to benefits for our NEOs would have been required in the case of a change in control (with or without a qualifying termination) occurring on January 28, 2023.
(2)MIP/LRPIP includes an amount for each applicable LRPIP cycle ending after January 28, 2023, assuming target performance. For each NEO, the LRPIP amounts would have been subject to proration based on the portion of the cycle completed as of January 28, 2023, determined based on the number of completed months in the cycle or, in the event of special service retirement, the number of completed years in the cycle. In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, any LRPIP amounts (after applicable proration) would have been paid based on actual performance. In the event of termination due to death or disability, the MIP award for an open fiscal year would have been paid at target without proration. In the event of termination without cause or constructive termination, the MIP award for an open fiscal year would have been paid based on actual performance and prorated between 50% and 100% based on days completed in the fiscal year.
(3)Equity awards include, where applicable, RSUs, FY22-24 PSUs, and FY23-25 PSUs. The value of continued vesting of PSUs included in this table assumes that applicable performance conditions are satisfied at target following special service retirement or termination without cause or constructive termination. In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, the potential acceleration, settlement, or continued vesting of PSUs held by our NEOs would be subject to proration, if applicable, based on full fiscal years completed during the performance period, except that Ms. Meyrowitz’s PSUs would be prorated one-third if the triggering event occurs before the end of the first fiscal year of the performance period or two-thirds if the triggering event occurs before the end of the second fiscal year of the performance period. FY22-24 PSUs and FY23-25 PSUs (after applicable proration) would vest immediately at target upon termination due to death or disability during the performance period (or based on the greater of target or actual performance if termination due to death or disability occurs after the end of the performance period). In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, the potential acceleration or settlement of RSUs held by our NEOs would be subject to proration, if applicable, based on the completed portion of the service vesting period. Equity awards do not include automatic full accelerated vesting upon a change of control of TJX. Equity awards would vest in full upon a change of control of TJX if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control, and are included under “Change of Control followed by Qualifying Termination” in this table, except that FY22-24 and FY23-25 PSUs are included under “Change in Control” in this table to the extent the applicable service conditions were satisfied and the award would have been settled at target in connection with the change of control on January 28, 2023.
(4)Other benefits include amounts for continued health coverage, life insurance coverage, and/or automobile benefits. For health coverage, we estimated an amount sufficient after taxes to cover the cost of continuation of medical, dental, and vision benefits based on the COBRA rates in effect as of January 28, 2023 and assumed, in the case of a qualifying termination following a change of control, that employee contributions for health coverage will continue at rates in effect as of January 28, 2023.
(5)In the event of death on January 28, 2023, the beneficiaries of each of our NEOs would also have been entitled to a life insurance benefit of $1,500,000 under our management- and executive-level life insurance programs. Company-paid amounts for these programs are included and described above in the Summary Compensation Table under All Other Compensation for FY23.
(6)Reflects adjustments in connection with Mr. Sherr’s transition to a reduced time schedule during FY23, as discussed under Employment Agreements in the CD&A.

2023 Proxy Statement	61

Compensation Tables

CEO PAY RATIO
At the end of FY23, we operated over 4,800 retail stores and employed approximately 329,000 Associates worldwide. Approximately 86% of these Associates worked in our retail stores. Our total number of Associates, which is subject to seasonal variations, includes full-time, part-time, seasonal, and temporary employees. This workforce supports the execution of our flexible off-price business model, including the timing and frequency of store deliveries and the management of a rapidly changing mix of store inventory, throughout our global business.
As required by SEC rules, we are providing information regarding the ratio of annual total compensation for our CEO to that of our median employee. Our CEO’s annual total compensation for FY23, as reported in the “Total” column of the Summary Compensation Table above, was $20,525,368. In accordance with SEC rules, the median of the annual total compensation of all employees (other than the CEO) was estimated to be $13,884 for FY23, which resulted in an estimated ratio of 1,478:1. To identify the median employee for FY23 in accordance with SEC rules, we included all employees in our global operations as of the last day of FY23, including full-time, part-time, seasonal, and temporary employees, and estimated annual total compensation for all of these employees based on calendar 2022 payroll records in each jurisdiction, converting foreign currencies to U.S. dollars using an average annual exchange rate for calendar 2022. As part of this process, we annualized earnings for employees, other than seasonal and temporary employees, who were hired during the fiscal year. As a result of this process, the FY23 median employee for purposes of our pay ratio estimate was a part-time hourly retail store Associate.
SEC rules allow companies to use a variety of methods and assumptions to estimate median employee compensation, and factors such as industry, geography, business model, and workforce composition will vary across companies. Accordingly, the information above may not be comparable to information reported by other companies.

62	The TJX Companies, Inc.

Compensation Tables

PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid, as computed under SEC rules, and certain financial performance of the Company. For more information about the Company’s executive compensation program, refer to the CD&A starting on p. 29 and the Compensation Tables starting on p. 50.

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands)(4)	MIP Incentive Pre-tax Income (thousands)(5)
					Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$20,525,368	$22,689,097	$7,821,116	$8,086,392	$143.84	$129.16	$3,498,349	$5,495,116
2022	31,802,000	48,122,189	12,428,451	18,345,910	123.16	116.91	$3,282,815	$5,617,471
2021	14,541,737	(12,494,955)	5,887,421	(4,958,497)	108.86	106.91	$90,470	$1,953,817
(1)The amounts in column (b) are the amounts reported for our Chief Executive Officer, Mr. Herrman, in the “Total” column of the Summary Compensation Table for each applicable fiscal year. The amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table for each applicable fiscal year. The Non-PEO NEOs included for purposes of calculating the amounts in column (d) and in column (e) for each of FY21, FY22, and FY23 are Scott Goldenberg, Carol Meyrowitz, Richard Sherr, and Kenneth Canestrari.
(2)The amounts in column (c) and column (e) represent the amount of “compensation actually paid” to Mr. Herrman, and the average amount of “compensation actually paid” to our other NEOs as a group, for each applicable fiscal year, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amount of “compensation actually paid” is determined under SEC rules and does not reflect the actual amount of compensation earned by or paid to Mr. Herrman, or our NEOs as a group, for the applicable year. Refer to the CD&A for a discussion of the quantitative and qualitative factors considered by the Compensation Committee in making decisions with respect to compensation for our NEOs for FY23.
Under SEC rules, the amounts shown below were deducted and added to total compensation for Mr. Herrman, and to the average total compensation for the other NEOs as a group, to determine the “compensation actually paid” for the applicable fiscal year:

Calculation of “Compensation Actually Paid” to PEO	Fiscal Year
	2023	2022	2021
Summary Compensation Table (“SCT”) Total for PEO reported in column (b)	$20,525,368	$31,802,000	$14,541,737
Amounts reported in the “Change in Pension Value” column of the SCT (i)	—	(305,528)	(1,909,764)
Pension “service cost” (ii)	354,722	296,395	274,935
Amounts reported in the “Stock Awards” column of the SCT (iii)	(10,900,034)	(21,754,956)	(7,862,971)
Fair value (as of year end) of equity awards granted during the year that remain unvested at year end (iv)	12,954,571	13,121,502	8,953,496
Change in fair value (as of vesting date from prior year end) of previously-granted equity awards that vested during the year (v)	(2,245,522)	9,992,577	(4,431,486)
Change in fair value (as of year end from prior year end) of previously-granted equity awards that remain unvested at year end (vi)	1,999,992	14,970,199	(22,060,902)
Compensation Actually Paid to PEO reported in column (c)	22,689,097	48,122,189	(12,494,955)

Calculation of “Compensation Actually Paid” to Non-PEO NEOs	Fiscal Year
	2023	2022	2021
Average Summary Compensation Table (“SCT”) Total for non-PEO NEOs reported in column (d)	$7,821,116	$12,428,451	$5,887,421
Average amounts reported in the “Change in Pension Value” column of the SCT (i)	(114,468)	(194,651)	(635,403)
Average pension “service cost” (ii)	109,570	102,668	96,339
Average amounts reported in the “Stock Awards” column of the SCT (iii)	(3,856,059)	(8,433,136)	(3,080,026)
Average fair value (as of year end) of equity awards granted during the year that remain unvested at year end (iv)	4,582,865	5,094,535	3,507,215
Average change in fair value (as of vesting date from prior year end) of previously-granted equity awards that vested during the year (v)	(962,802)	3,808,188	(2,009,677)
Average change in fair value (as of year end from prior year end) of previously-granted equity awards that remain unvested at year end (vi)	506,170	5,539,855	(8,724,366)
Average Compensation Actually Paid to non-PEO NEOs reported in column (e)	8,086,392	18,345,910	(4,958,497)

2023 Proxy Statement	63

Compensation Tables
(i)Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based pension plan and our SERP for the applicable fiscal year, as reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table. For more information, refer to Pension Benefits above.
(ii)Reflects the actuarially determined service cost under our broad-based pension plan and our SERP for services rendered by the NEO during the applicable year, using the same methodology as used for our financial statements in accordance with U.S. GAAP. No “prior service cost” applied to the pension benefits for our NEOs for the years shown.
(iii)Reflects the amounts reported in the “Stock Awards” column of the Summary Compensation Table for the applicable fiscal year.
(iv)Reflects the year-end fair value of any PSUs or RSUs granted in the applicable year that were outstanding and unvested as of the end of the year.
(v)Reflects the change in fair value as of the vesting date (from the end of the prior fiscal year) for PSUs, RSUs, and, for Mr. Herrman, his career shares award, or portions thereof, granted in prior years that vested during the applicable year; and, for FY21, includes the change in fair value as of the vesting date (from the end of the prior fiscal year) of a portion of a stock option award granted to our NEOs in FY18 that vested during FY21. For this purpose, the vesting date of PSUs is the date on which the Compensation Committee certified applicable performance results for the cycle, and the vesting date for RSUs, stock options, and Mr. Herrman’s career shares award (or applicable portions thereof) is the date on which the applicable service requirement was satisfied, taking into account eligibility for special service retirement as defined in our SIP. For FY22, the amount reported includes the incremental fair value with respect to PSUs that were modified on the vesting date during FY22 ($9,377,874 for Mr. Herrman and an average of $3,630,615 for our other NEOs), determined under ASC Topic 718. Refer to our 2022 proxy statement for more information about PSU modifications during FY22.
(vi)Reflects the change in fair value as of the end of the applicable year (from the end of the prior fiscal year) for any PSUs, RSUs, and, for Mr. Herrman, his career shares award, or portions thereof, granted in prior years that were outstanding and unvested as of the end of the applicable year. For FY21, the negative amounts reported are primarily attributable to a negative change to the probable outcome of PSU performance conditions during the year. For FY22, the change in fair value as of the end of the year reflects a modification to certain PSU awards during the year that remained outstanding and unvested as of the end the year. As of the modification date during FY22, the incremental fair value of such modifications was $2,744,172 for Mr. Herrman and an average of $1,062,462 for our other NEOs, determined under ASC Topic 718. Refer to our 2022 proxy statement for more information about PSU modifications during FY22.
The valuation assumptions used to calculate the fair values of PSUs, RSUs, and Mr. Herrman’s career shares award include the stock price and accumulated dividends as of the applicable measuring date and, in the case of PSUs, the probable outcome of the performance conditions as of the applicable measuring date (or actual performance results approved by the Compensation Committee as of the applicable vesting date). For the change in fair value of stock options during FY21, we used the Black-Scholes option pricing model with corresponding assumptions (risk-free interest rate, dividend yield, expected volatility factor, and expected option life) determined as of the applicable measuring date. Otherwise, the valuation assumptions used to calculate fair values did not materially differ from those used in our disclosures of fair value as of the grant date.
(3)The amounts reported in column (f) represent cumulative TSR of the Company under SEC rules from January 31, 2020, the last trading day before the start of FY21, through the last trading day for the applicable fiscal year in the table, assuming reinvestment of dividends. The amounts reported in column (g) represent the peer group TSR under SEC rules from January 31, 2020, the last trading day before the start of FY21, through the last trading day for the applicable fiscal year in the table, assuming reinvestment of dividends and weighted according to the respective companies’ stock market capitalization. The peer group used for this purpose is the Dow Jones U.S. Apparel Retailers Index (DJUSRA), the same peer group used for purposes of Item 201(e) of Regulation S-K. For more information about the peer group used by the Compensation Committee as part of its decision-making process for FY23, refer to The Role of Our Peer Group in the CD&A.
(4)The amounts reported in column (h) represent net income of the Company reported in our Annual Report on Form 10-K for the applicable fiscal year.
(5)The amounts reported in column (i) represent MIP Incentive Pre-tax Income: the adjusted pre-tax income performance results under our MIP for the applicable fiscal year or, in the case of FY21, an estimate of adjusted pre-tax income performance results under our MIP had the Compensation Committee established adjusted pre-tax income performance goals for FY21. The Company did not use Incentive Pre-tax Income in its annual MIP program for FY21 but instead established a temporary alternative framework in light of the uncertainty of the pandemic, as discussed in our 2021 proxy statement. MIP Incentive Pre-Tax Income for FY22 and FY23 reflects the definitions and automatic adjustments pre-established by the Compensation Committee for the applicable fiscal year. Refer to Appendix A for information about how MIP Incentive Pre-tax Income was determined based on total segment profit reported in our Annual Report on Form 10-K for each applicable fiscal year.
While the Company uses various performance measures under its executive compensation program, Incentive Pre-tax Income is the primary metric in our annual incentive plan and the multi-year cumulative metric in our long-term cash program, and the Company has determined that MIP Incentive Pre-tax Income represents the most important performance measure used by the Company to link “compensation actually paid” to our NEOs to Company performance for FY23 under SEC rules.
FINANCIAL PERFORMANCE MEASURES
In accordance with SEC rules, the Company has determined that the following financial performance measures were used by the Company to link “compensation actually paid” to our NEOs to Company performance for FY23:

Incentive Pre-tax Income
Incentive EPS
Incentive ROIC
The Company has designated MIP Incentive Pre-tax Income as the “Company-Selected Measure” for purposes of Item 402(v) of Regulation S-K, and additional information about MIP Incentive Pre-tax Income is shown in column (i) of the table above. For more information on our incentive plan performance measures, including why each measure is used and how each measure is included within our program, refer to p. 32 in the CD&A.

64	The TJX Companies, Inc.

Compensation Tables
ANALYSIS OF INFORMATION IN THE PAY VERSUS PERFORMANCE TABLE
As discussed in the CD&A, the Company’s executive compensation program emphasizes long-term incentives and a mix of objective financial performance goals that seek to balance growth, profitability, and returns. As a result, any single measure of Company performance for a particular year or period will not necessarily align with “compensation actually paid” (CAP) as calculated under SEC rules. For the periods shown in the Pay Versus Performance table, changes in CAP were primarily driven by equity award values, including changes in stock price for previously-granted equity awards and changes in probable outcomes of performance conditions for previously-granted PSUs. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
CAP and Cumulative TSR: PEO CAP and average NEO CAP varied over the three years presented in the table, while our cumulative TSR increased over this same period. Although we did not use TSR as a financial performance measure within our incentive plans for the years presented in the table, long-term equity incentives under the SIP have been the largest component of total target compensation for our CEO and other NEOs for many years and the value of our long-term equity incentives is designed to align with our TSR performance during each applicable award period.
CAP and Net Income: PEO CAP and average NEO CAP varied over the three years presented in the table, while our net income increased over this same period. Although net income is a profit measure with some similarities to Incentive Pre-tax Income and Incentive EPS, we did not use net income as a financial performance measure within our incentive plans for the years presented in the table. Accordingly, there is not a direct relationship between CAP and our net income.
CAP and MIP Incentive Pre-tax Income: A portion of PEO CAP and average NEO CAP reflects payouts under our MIP for the applicable fiscal year, including amounts based on MIP Incentive Pre-tax Income for FY23 and FY22, as discussed in the CD&A and in our 2022 proxy statement. Although we used Incentive Pre-tax Income as the primary metric in our annual MIP program for FY23 and FY22, the primary driver of the variation in PEO CAP and average NEO CAP over the three years presented in the table was changes in equity award values under SEC rules as detailed above. We did not use Incentive Pre-tax Income in our annual MIP program for FY21 but instead established a temporary alternative framework in light of the uncertainty of the pandemic, as discussed in our 2021 proxy statement.
Cumulative TSR of the Company and Cumulative TSR of the Peer Index: For the periods presented in the table, both our cumulative TSR and the cumulative TSR of the Dow Jones U.S. Apparel Retailers Index (DJUSRA) were positive, with our TSR outperforming the TSR of the DJUSRA for each period shown. Although our Compensation Committee continues to monitor our relative TSR performance as discussed in the CD&A, we did not use our TSR performance versus the TSR performance of the DJUSRA as a financial performance measure within our incentive plans for the years presented in the table. For more information about the peer group used by the Compensation Committee as part of its decision-making process for FY23, refer to The Role of Our Peer Group in the CD&A.

2023 Proxy Statement	65

DIRECTOR COMPENSATION

OVERVIEW
For FY23, our non-employee directors were entitled to the following compensation:
Non-Employee Director Compensation

Annual cash retainer	$90,000
Annual deferred stock awards (target level)	185,000
Additional annual retainers
Audit Committee Chair	28,000
Audit Committee member (other than the Chair)	15,000
Chair of the Subcommittee of the Audit Committee	26,000
Compensation Committee Chair	23,000
Compensation Committee member (other than the Chair)	10,000
Corporate Governance Committee Chair	20,000
Corporate Governance Committee member (other than the Chair)	8,000
Finance Committee Chair	20,000
Finance Committee member (other than the Chair)	8,000
Lead Director	70,000
Each non-employee director is eligible for two annual deferred stock awards (including deferred dividend awards) under our SIP. For FY23, the total target value of these deferred stock awards was $185,000. Deferred stock awards are prorated for non-employee directors who are first elected as a director on a date other than the date of the Company’s annual meeting. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on a director’s continued service until the annual meeting next following the grant of the award (subject to possible earlier vesting in the event of a change of control if not continued or assumed in the transaction or if a qualifying termination of service as a director occurs following the change of control and prior to the scheduled vesting date), and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award is forfeited. Re-deferral of director deferred stock awards may be permitted under the terms of the SIP.
Employee directors do not receive separate compensation for their service as directors. Members of the Executive Committee do not receive committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and Committee meetings.
Our non-employee directors are eligible to defer their retainers under the ESP (described above in Nonqualified Deferred Compensation Plans) but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other market investments. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP (described above in Nonqualified Deferred Compensation Plans), under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are scheduled to be paid upon or after leaving the Board. As of the end of FY23, Mr. Bennett, Ms. Berkery, and Ms. Nemerov have amounts deferred under the ESP and Mr. Bennett has amounts deferred under the GDCP. We do not provide retirement, health, or life insurance benefits to our non-employee directors.

66	The TJX Companies, Inc.

Director Compensation
The following table provides compensation information for our non-employee directors for FY23. Information about Mr. Herrman’s and Ms. Meyrowitz’s compensation for FY23 is provided with that of the other NEOs in the CD&A and in the accompanying compensation tables above.

DIRECTOR COMPENSATION FOR FISCAL 2023

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)(3)	Total
Zein Abdalla*	$37,566	$185,000	$222,566
José B. Alvarez	108,000	185,000	293,000
Alan M. Bennett	178,000	185,000	363,000
Rosemary T. Berkery	128,000	185,000	313,000
David T. Ching	139,000	185,000	324,000
C. Kim Goodwin	113,000	185,000	298,000
Michael F. Hines	126,000	185,000	311,000
Amy B. Lane	125,000	185,000	310,000
Jackwyn L. Nemerov	120,000	185,000	305,000
John F. O’Brien*	168,962	185,000	353,962
*    Mr. Abdalla served on the Board until June 2022 and Mr. O’Brien served on the Board until November 2022.
(1)Includes amounts that have been deferred under the ESP, if applicable.
(2)Reflects the grant date fair value of annual deferred share awards totaling $185,000, determined in accordance with ASC Topic 718, disregarding the effect of estimated forfeitures and valued based on the closing price of our common stock on the NYSE on the grant date.
(3)The following table shows the number of shares subject to outstanding stock awards for our non-employee directors as of January 28, 2023:

Name	Outstanding Stock Awards*
José B. Alvarez	7,873
Alan M. Bennett	112,288
Rosemary T. Berkery	8,642
David T. Ching	68,569
C. Kim Goodwin	5,322
Michael F. Hines	114,335
Amy B. Lane	93,153
Jackwyn L. Nemerov	22,524
*   Includes awards of 1,515 deferred shares for each non-employee director that are unvested as of the end of FY23 and scheduled to vest on the day before the 2023 Annual Meeting.

2023 Proxy Statement	67

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of January 28, 2023 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	40,469,347	$51.88	48,712,640
Equity compensation plans not approved by security holders	—	—	—
Total	40,469,347	$51.88	48,712,640
We use one equity compensation plan, the Stock Incentive Plan (or SIP). Shareholders most recently approved the number of securities issuable under the SIP in 2022. Securities reported in column (a) include outstanding options, performance share unit awards, and restricted stock unit awards as well as outstanding deferred stock awards where the underlying shares have not been issued. The weighted-average exercise price in column (b) takes into account option awards but not the 3,060,195 shares subject to other awards.
For additional information concerning our equity compensation plan see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for FY23.

68	The TJX Companies, Inc.

STOCK OWNERSHIP

BENEFICIAL OWNERSHIP
The following table shows, as of April 13, 2023, the number of shares of our common stock beneficially owned by each director/ director nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

Name	Number of Shares
José B. Alvarez	9,698
Alan M. Bennett	122,060
Rosemary T. Berkery	17,688
Kenneth Canestrari	71,469
David T. Ching	89,287
Scott Goldenberg	35,009
C. Kim Goodwin	10,857
Ernie Herrman	536,848
Michael F. Hines	118,979
Amy B. Lane	121,595	(1)
Carol Meyrowitz	115,930
Jackwyn L. Nemerov	23,294
Richard Sherr	36,702
All Directors and Executive Officers as a Group (15 Persons)	1,534,646
(1)Ms. Lane shares voting and dispositive power over 440 shares of common stock with her spouse.
The total number of shares beneficially owned by each individual and by the group above constitutes, in each case, less than 1% of the outstanding shares of TJX. The amounts above reflect sole voting and investment power except as noted.
The shares listed in the table above include:
•Vested deferred shares (including estimated deferred shares for accumulated dividends) held by the following directors: Mr. Alvarez, 6,458; Mr. Bennett, 112,520; Ms. Berkery, 7,240; Mr. Ching, 68,112; Ms. Goodwin, 3,868; Mr. Hines, 114,599; Ms. Lane, 93,084; Ms. Nemerov, 21,341; and all directors and executive officers as a group, 427,222.
•1,540 deferred shares (including estimated deferred shares for accumulated dividends) that are scheduled to vest within 60 days of April 13, 2023 held by each non-employee director; and 12,320 for all directors and executive officers as a group.
•Shares of common stock that the following persons had the right to acquire on April 13, 2023 or within 60 days thereafter through the exercise of vested options or through a vested right to delivery of shares under the terms of stock awards: Mr. Canestrari, 6,726; Mr. Goldenberg, 8,738; Mr. Herrman, 190,164; Ms. Meyrowitz, 12,202; Mr. Sherr, 8,845; and all directors and executive officers as a group, 293,848.
Shares listed do not include, if not scheduled to vest within 60 days of April 13, 2023, unvested performance share unit awards or unvested restricted stock unit awards. Estimated accumulated dividend amounts are based on the closing price of our common stock on April 13, 2023.

2023 Proxy Statement	69

Stock Ownership
The following table shows, as of April 13, 2023, each person known by us to be the beneficial owner of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class Outstanding
Wellington Management Group LLP(1) 280 Congress Street Boston, MA 02210	92,171,043	7.98%
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	91,293,991	7.90%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	77,028,049	6.7%
(1)Amounts based on ownership of Wellington Management Group LLP and certain affiliated entities at December 31, 2022 as indicated in its Schedule 13G/A filed with the SEC on February 6, 2023, which reflected shared voting power with respect to 87,877,747 of the shares and shared dispositive power with respect to 92,171,043 of the shares.
(2)Amounts based on ownership of The Vanguard Group, Inc. and certain subsidiaries at December 31, 2022 as indicated in its Schedule 13G/A filed with the SEC on February 9, 2023, which reflected shared voting power with respect to 1,730,914 of the shares, sole dispositive power with respect to 86,423,408 of the shares and shared dispositive power with respect to 4,870,583 of the shares.
(3) Amounts based on ownership of BlackRock, Inc. and certain subsidiaries at December 31, 2022 as indicated in its Schedule 13G/A filed with the SEC on February 1, 2023, which reflected sole voting power with respect to 68,285,207 of the shares and sole dispositive power with respect to 77,028,049 of the shares.

70	The TJX Companies, Inc.

SHAREHOLDER PROPOSALS
We value year-round engagement with our shareholders and other stakeholders, including on environmental, social, and governance (ESG) topics (see Engaging with Shareholders, above). We gain insights from the feedback we receive and carefully consider updates to our practices and disclosures, weighing the varied perspectives of our many stakeholders as we aim to effectively manage risks and opportunities in seeking to achieve long-term value. Our Board and Board Committees receive and have the opportunity to consider relevant information and feedback we receive through these engagements. We believe constructive year-round engagement can be an effective tool for learning more about our stakeholders’ priorities and areas of concern.
In recent years we have received a number of shareholder proposals relating to ESG matters. We have a practice of engaging with shareholder proponents to seek a better understanding of the proponents’ perspectives. We believe these conversations also provide opportunities for us to explain our off-price retail business model, how we think about managing the business, and our oversight of risk and strategy. It is our aim that through constructive engagement with a shareholder proponent, and sometimes as a result of this engagement, we reach an agreement with the proponent that results in the withdrawal of the proposal.
When we are not able to reach an agreement that results in the withdrawal of the proposal, we have generally opposed the shareholder proposal. This opposition typically is based in our belief that the proposal does not take into account the actions we are already taking to address the underlying issues raised by the proposal, our prioritization of such issues within our overall approach to strategically managing risks and opportunities, the scope and nature of our off-price business model, or different or conflicting feedback we may have received on the underlying issues from other stakeholders, and often because of the prescriptive manner in which the proposal requests we approach or report on an issue.
We frequently receive inquiries from investors regarding the shareholder proposals we receive, including how we have engaged with shareholder proponents, our rationale for opposing a proposal, and how we are considering an appropriate response to a prior shareholder vote. We view such inquiries as part of our overall ESG engagement strategy, and we welcome the opportunity to engage with our shareholders on these topics. As with other feedback we receive in the course of engagement, we value the input from our shareholders, as well as the opportunity to share our perspective.

2023 Proxy Statement	71

Shareholder Proposals

PROPOSAL 5: SHAREHOLDER PROPOSAL

REPORT ON EFFECTIVENESS OF SOCIAL COMPLIANCE EFFORTS IN TJX’S SUPPLY CHAIN
We received the following proposal from NorthStar Asset Management, Inc. Funded Pension Plan, P.O. Box 301840, Boston, Massachusetts 02130, a beneficial owner of at least $2,000 of our common stock, and the Sisters of St. Dominic, 5635 Erie Street, Racine, Wisconsin 53402, a beneficial owner of at least $2,000 of our common stock.
In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.
As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.
Shareholder Proposal
Assessing Due Diligence on Human Rights in Supply Chain
WHEREAS:
TJX Companies (“the Company”) sources from approximately 21,000 vendors in over 100 countries, including locations where forced, child, and prison labor are known to exist in the manufacturing chain of product categories sold in TJX stores;
While TJX’s Vendor Code of Conduct prohibits forced, child, and prison labor, TJX does not conduct or require routine audits of factories to confirm compliance beyond the producers of private label merchandise (reportedly a very small portion of inventory);
Failure to disclose adequate due diligence mechanisms has garnered TJX low scores on several human rights benchmarks including KnowTheChain, Remake Fashion Accountability Report, and Corporate Human Rights Benchmark (CHRB). CHRB compares companies against the preeminent UN Guiding Principles on Business and Human Rights (UNGP) and scored TJX only 4 of 26 possible points in 2020. UNGPs specify due diligence principles for human rights commitments, including assessing actual and potential human rights impacts, integrating and acting upon findings, tracking responses, and communicating remedies;
Novel scientific testing increases the risk of previously unknown violations becoming associated with the Company if laboratory isotope testing finds evidence of products made from forced labor in Company stores;
Lastly, buyer responsibility expectations are increasing. John Sherman of Harvard Kennedy School’s Corporate Responsibility Initiative recently described that “[w]hen huge multinational enterprises require their contractual counterparties to comply with the UNGPs, procurement lawyers are incentivized to address the deficiencies of current supply chain contracts from an HRDD perspective.” Sherman explains that draft model supply chain contracts are under development that would shift contracts from a “representations and warranties approach to a human rights due diligence regime, in which buyers and suppliers would share the responsibility of addressing supply chain human rights abuse”1;
Shareholders believe that material risk to shareholder value may exist due to the Company’s limited supplier compliance program.
RESOLVED: Shareholders of TJX Companies urge the Board of Directors to oversee a third-party assessment and report to shareholders, at reasonable cost and omitting proprietary information, assessing the effectiveness of current company due diligence in preventing forced, child, and prison labor in TJX’s supply chain.
SUPPORTING STATEMENT: Shareholders recommend that the report, at Board and management’s discretion:
•Assess risks that TJX’s existing approach, lacking systematic verification of compliance with the Vendor Code of Conduct, could lead to occurrences of forced, child, or prison labor in the supply chain;
•Evaluate related risks to company finances, operations, and reputation;
•Consider expected effectiveness of proactive solutions like requiring social audits of underlying suppliers when purchasing off-price retail products;
•Analyze the risk to TJX’s business of growing supply chain monitoring methods such as isotope and DNA traceability testing that may identify the origin of particular goods and provide evidence of forced labor-made products;
•Draw upon guidance of international standards such as the UNGP and the ILO Indicators of Forced Labor.2

1 https://www.hks.harvard.edu/sites/default/files/centers/mrcbg/files/CRI_WP_79_Final.pdf
2 https://www.fairlabor.org/sites/default/files/documents/reports/forced_labor_guidance_update_july-2019.pdf

72	The TJX Companies, Inc.

Shareholder Proposals
STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 5

The Board of Directors carefully considered this shareholder proposal and unanimously recommends a vote AGAINST Proposal 5.
•TJX’s Vendor Code of Conduct, which is provided on our website, TJX.com, and also made available to our vendors through our vendor website, expressly prohibits merchandise vendors from using forced, child, and prison labor. We consider findings of this kind to be ‘zero-tolerance’ violations, meaning that, if, through our factory audit process, a factory used by one of our vendors is found to use any forced, child, or prison labor, our policy is to require the vendor to immediately suspend or terminate use of that factory for any goods provided to us.
•We are committed to operating responsibly and to sourcing ethically and in compliance with all applicable laws and regulations. With an expansive and frequently changing universe of approximately 21,000 merchandise vendors, we focus our factory auditing program where we believe we are most likely to be able to have a meaningful impact. During FY23, we audited or received audit reports for more than 2,900 factories.
•We have engaged with the proponents of this proposal many times over the last several years. Based on these engagements, we understand the proponents’ primary objective in submitting this proposal is to encourage TJX to expand its factory audit program to include all merchandise vendors, which we do not believe would be practicable for our off-price business model.
•We believe TJX’s approach to managing forced, child, and prison labor risk is reasonable and appropriate for the business in light of the Company’s sourcing model and its existing policies and practices without the need to commission a separate, detailed report on this issue, as requested by the proposal.

TJX prohibits forced, child, and prison labor
TJX’s Vendor Code of Conduct, or Vendor Code, which is provided on our website, TJX.com, and also made available to our vendors through our vendor website, expressly prohibits the use of forced, child, and prison labor. TJX’s merchandise purchase order terms and conditions include a requirement for merchandise vendors to adhere to our Vendor Code. Further, our Vendor Code requires that our merchandise vendors ensure that any factories, subcontractors, or any other third parties these merchandise vendors may use in the production or distribution of goods the Company offers for sale also comply with principles described in the Vendor Code.
We consider the use of forced, child, or prison labor by our merchandise vendors to be ‘zero-tolerance’ violations, meaning that, if, through our factory audit process, a factory used by one of our vendors is found to use any forced, child, or prison labor, our policy is to require the vendor to immediately suspend or terminate use of that factory for any goods provided to us.
TJX is committed to operating responsibly and sourcing ethically
We are committed to operating responsibly and to sourcing ethically and in compliance with all applicable laws and regulations. We aim to respond to social compliance challenges by:
•making our commitments clear to our vendors, buying agents, and buyers,
•by our global auditing and training programs,
•by responding appropriately to issues as they arise, and
•by continuing to enhance our global corporate responsibility reporting.
We take a comprehensive and risk-based approach to social compliance that aligns with our particular, off-price business model. Our business model differs from many other retailers that may own, operate, or control the facilities that manufacture products sold in their stores or those that replenish a selection of products they purchase from a smaller and generally consistent vendor base on a regular basis. TJX’s overall multi-banner, multi-geography global business model and opportunistic buying strategy is to acquire a rapidly changing assortment of merchandise in a variety of ways on an ongoing basis and close to need from a frequently changing and expansive universe of approximately 21,000 merchandise vendors. This strategy provides us substantial and diversified access to a changing mix of merchandise, and our buying and inventory management strategies give us flexibility to adjust our merchandise assortments more frequently than traditional retailers, meaning the volume we buy from any single vendor can vary greatly from time to time. This model is an important element of our off-price business.
We have engaged with the proponents of this proposal many times over the last several years. We understand the proponents’ primary objective in submitting this proposal is to encourage TJX to expand its factory audit program to include all merchandise vendors. We do not believe that this request is practicable for our off-price business, for reasons that include our broad and frequently changing vendor universe and our specific strategies for sourcing, buying, and managing our inventory. However, if we become aware of an issue or if one is brought to our attention by a third party, it is our practice to review the facts and circumstances and respond appropriately.

2023 Proxy Statement	73

Shareholder Proposals
We focus our factory auditing and training efforts where we have more influence in bringing the products to market. This means our program typically reaches factories that produce merchandise that we have helped design or develop to be manufactured just for us. We believe this is where we are most likely to have a meaningful impact. We collaborate closely with our buying offices in various parts of the world. They have strong relationships with local production facilities and are well-positioned to reinforce our expectations to operate responsibly and in compliance with the Vendor Code.
Our approach to our Global Social Compliance program includes:
•Vendor Code: The Vendor Code is a key component of TJX’s Global Social Compliance Program. The Vendor Code is designed to reflect our belief that the rights of workers involved in making products to be sold in our stores or on our e-commerce sites be respected. As the Vendor Code has evolved over the years, we have reviewed and taken inspiration from human rights, labor rights, and anti-corruption standards articulated by the United Nations and other respected international bodies. We place great importance on our Vendor Code, and accordingly, its terms are incorporated into our merchandise purchase orders.
In 2022, we updated our Vendor Code to include a grievance mechanism, the TJX Helpline, which is staffed by a third-party service provider and available 24 hours a day, 365 days a year. Stakeholders, including vendor personnel, may report alleged violations of the Vendor Code to the TJX Helpline via an online submission or a dedicated phone line and may choose to do so anonymously. TJX has a policy to promptly look into all reported concerns with appropriate attention to confidentiality and to take action when warranted.
•Audits: Factories included in our audit program are required to undergo regularly scheduled audits. During FY23, we audited or received audit reports from more than 2,900 factories. Most audit reports we received were from recognized third-party audit sources that include forced labor, child labor, and involuntary prison labor components. The remaining audits were conducted on behalf of TJX by our third-party auditors with whom we have developed comprehensive compliance program guidelines that we review and modify for consistency with evolving social compliance issues and trends.
In FY23, most of the audit reports we received were conducted by auditors rated at the Registered Auditor (RA) or Certified Social Compliance Auditor (CSCA) level by the Association of Professional Social Compliance Auditors (APSCA), a leading industry association for social compliance auditing. Through their APSCA membership, these auditors agree to adhere to all quality and ethical requirements outlined in the APSCA’s Code and Standards of Professional Conduct.
•Training: We regularly conduct large, well-attended education and compliance trainings with buying agents, vendors, and factory management covering many compliance topics, including the Company’s policy expressly prohibiting the use of any forced labor, child labor, and prison labor. We have conducted training sessions in countries including China, India, Indonesia, Korea, Mexico, the Philippines, Taiwan, Thailand, Turkey, the United States, and Vietnam. While in recent years, most training sessions were held remotely due to the COVID-19 pandemic, we resumed in-person trainings in FY24. In addition, TJX Associates involved in the development and buying of merchandise are expected to undergo formal social compliance training biennially. This training also includes our prohibition on the use of forced labor, child labor, and prison labor.
In Conclusion: The Board believes that the production of a report on forced, child, and prison labor is unnecessary given TJX’s approach to its social compliance policies and practices. The Vendor Code expressly prohibits merchandise vendors from using forced, child, and prison labor; we monitor for forced, child, and prison labor through our targeted factory audit program; and we hold global compliance trainings that address these prohibitions explicitly. In light of the Company’s sourcing model, which is to acquire a frequently changing assortment of merchandise across the globe on an ongoing basis from a changing and expansive universe of merchandise vendors, TJX focuses auditing and training efforts where we believe the Company is most likely to have a meaningful impact. Accordingly, we believe that TJX’s approach to managing forced, child, and prison labor risk is reasonable and appropriate for the business without the need to commission a separate, detailed report on this issue, as requested by the proposal.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 5.

74	The TJX Companies, Inc.

Shareholder Proposals

PROPOSAL 6: SHAREHOLDER PROPOSAL

REPORT ON RISK TO TJX FROM SUPPLIER MISCLASSIFICATION OF SUPPLIER’S EMPLOYEES
We received the following proposal from the International Brotherhood of Teamsters, 25 Louisiana Avenue, NW, Washington, DC 20001, on behalf of the International Brotherhood of Teamsters General Fund, a beneficial owner of 60 shares of our common stock.
In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.
As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.
Shareholder Proposal
RESOLVED: TJX Companies, Inc.’s (“TJX”) Board of Directors should prepare a report on the financial, reputational, and human rights risks resulting from the use in the Company’s supply chain and distribution networks of companies that misclassify employees as independent contractors. The report should be prepared at reasonable cost, omitting proprietary information and be available at least 90 days prior to the 2024 annual shareholders meeting.
SUPPORTING STATEMENT:
TJX’s Vendor Code of Conduct says, “vendors must abide by all applicable laws relating to wages and benefits” and “respect the rights of their workers to choose... to freely associate and to bargain collectively where such rights are recognized by law.” TJX’s 2021 Global Corporate Responsibility Report explains these principles are informed by the United Nations Guiding Principles on Business and Human Rights, and, as part of its commitment, TJX has audited hundreds of factories in its supply chain.
Nonetheless, TJX’s existing standards and disclosures fail to address an issue affecting reputational and financial risks and human rights concerns.
Supply chain disruptions have been a major challenge facing retailers in recent years. Exacerbating this is the fact some of the trucking companies used by retailers to move goods may misclassify their drivers as “independent contractors” rather than “employees.”
Misclassification is a significant problem as some trucking companies misclassify drivers hauling goods from U.S. ports as well as “last mile” delivery drivers.
Following an award-winning, investigative series by USA Today, the paper’s editorial board compared exploitative independent contractor arrangements at southern California ports to “modem-day ... indentured servitude,” prompting four U.S. Senators to demand major U.S. retailers to cut ties with trucking companies showing such a “brazen disregard for ... worker’s safety and rights.” The southern California ports process 40% of all U.S. shipping container traffic.
In response to this situation, the California Labor Commissioner’s office has over the past decade awarded more than $50 million to misclassified port drivers, while millions of dollars have been awarded in private litigation involving port drivers. According to a 2014 report by the National Employment Law Project, the Californian port trucking industry is potentially liable for $850 million in wage theft each year from misclassification. (https://www..nelp.org/wp-content/uploads/2015/03/Big-Rig-Overhaul-Misclassification-Port-Truck-Drivers-Labor-Law-Enforce-ment.pdf)
Misclassification risk extends to retailers, given recent Californian legislation. A 2021 law, SB 338, indicates there could be 16,000 misclassified drivers in California’s ports and calls this largely “immigrant workforce” the “last American sharecroppers.” The law makes customers of a port trucking company jointly liable for future violations of labor, employment, and health and safety law by a trucking company that the Labor Commissioner’s office has publicly identified as having previously violated these laws.

2023 Proxy Statement	75

Shareholder Proposals
STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 6

The Board of Directors carefully considered this shareholder proposal and unanimously recommends a vote AGAINST Proposal 6.
•We are committed to operating responsibly and to sourcing ethically and in compliance with all applicable laws and regulations. We expect all third parties and vendors we work with to comply with the law and to act with integrity and high ethical standards. If we become aware of an issue, it is our practice to review the facts and circumstances and respond appropriately.
•In negotiating agreements with our logistics providers, our practice is to include a requirement that providers comply with applicable law, which would per se include laws relating to employee misclassification and wage theft, and a right for TJX to terminate the agreement with a provider following a violation of law.
•As a large, global off-price retailer, we have processes in place to manage and oversee risk related to our supply chain. We believe these processes are reasonable and appropriate to assess the risk discussed in this proposal without the need to commission the detailed report requested by the proposal.

TJX is committed to operating responsibly and to sourcing ethically
Our business dealings and interactions are grounded in TJX’s long-held core values of honesty, integrity, and treating others with dignity and respect. We are committed to operating responsibly and to sourcing ethically and in compliance with all applicable laws and regulations. We expect all third parties and vendors we work with to comply with the law and to act with integrity and with high ethical standards. We respond to the challenges and complexities of social compliance by making our commitments clear to our vendors. If we become aware of an issue or if one is brought to our attention by a third party, it is our practice to review the facts and circumstances and respond appropriately.
Our current form of agreement generally used with our logistics providers contains a number of provisions that support our commitment to operating responsibly, including requiring that providers at all times comply with all applicable laws and regulations. This form of agreement also provides TJX the right to terminate the agreement with a provider following a violation by the provider of applicable law, or a breach by the provider of its obligations with respect to any individual or entity performing services under the agreement. This means that under our agreements we would have the right to unilaterally terminate the services of a logistics provider if that provider was found to have violated any applicable law, including related to wage theft or employee misclassification.
In addition, the TJX Vendor Code of Conduct, or Vendor Code, sets forth our expectations for operating responsibly and acting with integrity. While our Vendor Code, which is posted on our public website, TJX.com, and also made available to our suppliers through our vendor website, was initially developed for merchandise vendors, we expect all companies and individuals with whom we do business to adhere to the basic principles that underlie each Vendor Code requirement. These basic principles include a commitment to act in accordance with all applicable laws and regulations and with respect for the human rights and well-being of all people.
The Vendor Code requirements include:
•Compliance with applicable laws and regulations, including all applicable laws relating to wages and benefits;
•Respect for the rights of workers to choose (or choose not) to freely associate and bargain collectively where such rights are recognized by law. This includes a prohibition on harassment, retaliation, and violence against trade union members and representatives;
•Respect for the rights and dignity of employees; and
•Compliance with the Vendor Code by subcontractors and other third parties used in the production or distribution of goods offered for sale in our stores and online.
In 2022, we updated our Vendor Code to include a grievance mechanism, the TJX Helpline, which is staffed by a third-party service provider and available 24 hours a day, 365 days a year. Stakeholders, including vendor personnel, may report alleged violations of the Vendor Code via an online submission or a dedicated phoneline and may choose to do so anonymously. TJX has a policy to promptly review all reported concerns with appropriate attention to confidentiality and to take action when warranted.
TJX has global processes to manage and oversee risk
As a large, global, off-price retailer operating over 4,800 retail stores and 38 distribution, processing, and fulfillment centers, we have processes in place to manage and oversee strategy and risk related to our supply chain. As part of its risk oversight responsibilities, the Board receives regular updates from TJX leaders and executives across key functions, including logistics and compliance, and discusses management’s risk assessments from the Company’s Enterprise Risk Management program, a global process for considering a broad range of risks to the business. We believe these processes are reasonable and appropriate to assess and respond to the risks discussed in the shareholder proposal without the need to commission a separate, detailed report on this issue, as requested by the proposal.

76	The TJX Companies, Inc.

Shareholder Proposals
In conclusion: We are committed to operating responsibly and to sourcing ethically and in compliance with all applicable laws and regulations. We expect all third parties and vendors we work with to comply with the law and to act with integrity. We communicate our expectations to our vendors, and our practice is to include a right to terminate our agreement with a vendor that violates applicable law, which per se includes laws relating to employee misclassification and wage theft. We believe that the separate detailed report requested by the proposal is unnecessary in light of the existing processes we have in place to manage and oversee strategy and risk related to our business.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 6.

2023 Proxy Statement	77

Shareholder Proposals

PROPOSAL 7: SHAREHOLDER PROPOSAL

PAID SICK LEAVE POLICY FOR ALL ASSOCIATES
We received the following proposal from Figure 8 Investment Strategies, 1410 W. Washington Street, Boise, Idaho 83702, on behalf of the Revocable Trust of Ellen E. Bush, a beneficial owner of 750 shares of our common stock.
In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.
As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.
Shareholder Proposal
Whereas: More than 26 million people working in the private sector have no access to earned sick time, or “paid sick leave” (PSL), for short-term health needs and preventive care.1 Those most unlikely to have access to paid sick days include Black, Indigenous, and people of color (BIPOC), part-time, immigrant, retail, and other service- industry workers. In fact, 48% of Latinx workers and 36% of Black workers report having no paid time away from work of any kind.2
As the COVID-19 pandemic has shown, PSL is a crucial contributor to public health, allowing workers exposed to illness to quarantine. State PSL mandates have been shown to reduce the rate at which employees report to work ill in low-wage industries where employers don’t tend to provide PSL, lowering disease and overall absence rates.3
For a major retailer like TJX focused on physical stores (versus ecommerce), a lack of PSL could pose significant reputational and economic risks as TJX competes for employees in a tight labor market and for customers seeking a safe shopping experience. The productivity loss caused by sick employees being forced to work due to lack of PSL - otherwise known as “presenteeism” - can have immediate and chronic consequences estimated to cost the national economy $160 billion annually. This issue can be reduced by paid sick days.4
Also, given that BIPOC workers are disproportionately affected by the lack of PSL, not offering employees a consistent and comprehensive PSL policy could pose reputational risks to TJX by conflicting with the company’s strong commitment to workplace inclusion and “policies and practices that reflect our philosophy of inclusion”.5
TJX could benefit from all its employees having permanent access to PSL. PSL increases productivity6 and reduces turnover, which reduces costs associated with hiring.7 This is particularly important in today’s tight labor market and for lower-wage industries like retail where turnover is highest. Proactively establishing PSL for employees would help prepare TJX for potential regulation. 38 jurisdictions, including 14 states, have adopted PSL laws since 2006.8
Adopting a comprehensive, permanent, and public PSL policy would help make the future operating environment more equitable and mitigate reputational, financial, and regulatory risk to TJX.
Resolved: Shareholders of TJX ask the company to adopt and publicly disclose a policy that all employees, part- and full-time, accrue some amount of PSL that can be used after working at TJX for a reasonable probationary period. This policy should not expire after a set time or depend upon the existence of a global pandemic.

1 https://www.bls.gov/ncs/ebs/benefits/2021/employee-benefits-in-the-united-states-march-2021.pdf
2 https://www.bls.gov/news.release/leave.t01.htm
3 https://voxeu.org/article/pros-and-cons-sick-pay
4 https://www.nationalpartnership.org/our-work/resources/economic-justice/paid-sick-days/paid-sick-days-good-for- business-and-workers.pdf
5 https://www.tjx.com/responsibility/workplace/inclusion-and-diversity
6 https://voxeu.org/article/pros-and-cons-sick-pay
7 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5649342/
8 https://www.nationalpartnership.org/our-work/resources/economic-justice/paid-sick-days/current-paid-sick-days-laws.pdf

78	The TJX Companies, Inc.

Shareholder Proposals
STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 7

The Board of Directors carefully considered this shareholder proposal and unanimously recommends a vote AGAINST Proposal 7.
•TJX supports its employees (whom we refer to as Associates) in a variety of ways, including through global well-being initiatives focused on physical, financial, and emotional wellness. We seek to provide pay and benefits that are competitive in the markets where we operate, and we believe these initiatives are appropriate for our large, global off-price retail business and help foster an engaged workforce.
•Implementing the prescriptive policy called for by the proposal would not be appropriate for our off-price business that operates over 4,800 retail stores and 38 distribution, fulfillment, and processing centers in 49 states and nine countries, and as of the end of FY23, employed approximately 329,000 Associates, many of whom are retail store Associates working on a part-time, seasonal, or temporary basis.

TJX supports its Associates in a variety of ways, including through global well-being initiatives
We work to foster a strong, supportive, and inclusive work environment that supports the well-being of our large, global, and diverse workforce. We operate over 4,800 retail stores and 38 distribution, fulfillment, and processing centers in 49 states and in nine countries, and we employed approximately 329,000 Associates worldwide at the end of FY23, many of whom are part-time, seasonal, or temporary hourly retail store Associates. In addition to compensation programs designed to pay Associates competitively in the markets where we operate and based on their skills, experience level, qualifications, role, and abilities, we have global well-being initiatives for this broad-based workforce focused on physical, financial, and emotional wellness.
We believe our global philosophy and approach to Associate well-being is appropriate for our flexible off-price business model. While our specific well-being initiatives vary based on geography and other factors – including collective bargaining agreements that cover many of our Associates in distribution and fulfillment centers in the United States and Canada or works councils in Europe— we make a number of benefits available to our U.S.-based Associates from date of hire, regardless of hours worked, including free and confidential counseling sessions, access to tools and resources to facilitate financial decision-making, an online mental health tool, and other programs intended to support health and wellness. We also design our benefit programs to comply with local requirements, and we maintain over 30 policies on paid sick time to address city-, county- or state-level requirements within the U.S. Under this location-by-location approach, many of our part-time Associates in the U.S. are already eligible for paid sick time. We also maintain sick time policies that cover our part-time Associates in Canada and Europe which are designed to operate in compliance with local minimum requirements. In addition, after two years of service we provide paid time off, including personal days, to our part-time Associates in the U.S.
For our benefits-eligible Associates in the United States, which generally includes Associates who satisfy a minimum hours requirement, we offer additional benefits, such as medical, dental, vision, life, and disability insurance coverage, and paid leave, including for illness, disability, and the birth or adoption of a child.
We believe this approach makes sense for our large, global off-price business that offers many part-time, temporary, and seasonal retail positions as well as opportunities for growth and advancement within our organization to regular, benefits-eligible roles.
In conclusion: We do not believe that the prescriptive approach to benefits recommended by this shareholder proposal makes sense for our large, global, off-price retail business. We have designed our compensation and benefits programs to reward our Associates competitively in the markets where we operate and to comply with local city-, county-, and state-level requirements, including those requiring employers to provide paid sick time to their employees. Additionally, we support our Associates in a variety of ways, and we believe that the well-being initiatives we have in place are appropriate for our retail business and for helping to foster an engaged workforce.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 7.

2023 Proxy Statement	79

VOTING AND MEETING REQUIREMENTS

VOTING REQUIREMENTS
Quorum: A majority of the shares issued and outstanding and entitled to vote at the meeting is required for a quorum for the meeting.
Election of directors: A nominee receiving a majority of the votes properly cast at the meeting for the nominee’s election (meaning he or she receives more votes cast ‘for’ than cast ‘against’) will be elected director. As described above in Majority Voting for Election of Directors in the Other Board Practices section, we require any incumbent director standing for election to provide an irrevocable contingent resignation to be considered by the Board if the director receives a greater number of votes ‘against’ his or her election than votes ‘for’ such election. You may vote ‘for’ or ‘against’ each of the nominees for director in Proposal 1 or abstain from voting for one or more nominees for director.
Other proposals: Other than Proposal 4, the proposals require the approval of a majority of the votes properly cast at the meeting (meaning the proposal is approved if there are more votes properly cast ‘for’ than cast ‘against’). You may vote ‘for’ or ‘against’ one or more of these other proposals. You may also abstain from voting on any of these proposals. For Proposal 4, you may vote whether to hold say-on-pay votes every one, two, or three years. The interval selected by the highest number of votes cast will be the shareholder recommendation. You may also abstain from voting on Proposal 4.

VOTING YOUR SHARES
If you owned TJX common stock at the close of business on April 13, 2023, the record date for our 2023 Annual Meeting, you are entitled to vote at the meeting. Each of the 1,151,492,872 shares of common stock outstanding on the record date is entitled to one vote. There are many ways to vote your shares:
•If you are a shareholder of record (meaning you hold TJX shares that are registered in your name), please follow the instructions on the enclosed proxy card to authorize the individuals named on the proxy card to vote your shares in the way you select. You may do so online at www.proxyvote.com or by telephone, using the toll-free telephone number provided, or you may sign and return the proxy card by mail.
•If you are a street name holder, sometimes referred to as a beneficial holder (meaning you hold TJX shares through a bank, broker, or other third party), you may instruct that institution on how to vote your shares. Please follow the instructions on the voting instruction form you received with this proxy statement to have your shares voted and, if needed, to change or revoke your selections (or contact your bank, broker, or other third party holder for instructions). You also should have a choice of methods to vote your shares and to change or revoke your voting instructions before the meeting.
•Shareholders of record and street name holders may attend and vote at the Annual Meeting by following the procedures detailed in the Admission to the Annual Meeting section below.
•You can change or revoke your proxy before it is voted at the meeting. Please see Changing or Revoking Your Proxy below for more information.
If you are a record holder and vote your proxy for the 2023 Annual Meeting by mail, telephone, or online, but do not indicate specific choices for some or all proposals as part of that process, your shares will be voted as follows:
•FOR the election of the nine director nominees (Proposal 1),
•FOR the ratification of the appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2024 (Proposal 2),
•FOR the advisory approval of TJX’s executive compensation (the say-on-pay vote) (Proposal 3), and
•For the ONE-YEAR option on the advisory approval of the frequency of TJX’s say-on-pay votes (Proposal 4), and
•AGAINST each of the shareholder proposals (Proposal 5 through Proposal 7).
The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any director nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees.
If you are a street name holder, please note that banks, brokers, and other third parties are not permitted to vote your shares on any matter other than the ratification of the appointment of the independent registered public accounting firm (Proposal 2) without instruction from you. This means that if you are a street name holder and you submit your voting instruction form or vote by phone or online but do not instruct your bank, broker, or other third party on how to vote your shares on any or all of the matters (the election of the director nominees (Proposal 1) or any of Proposals 3 through 7), or if you abstain from voting on any matter, your shares will not be counted as having been voted on that matter. As your shares will not be voted, they will have no effect on the outcome of the vote, but will be counted as in attendance at the meeting for purposes of a quorum.

80	The TJX Companies, Inc.

Voting and Meeting Requirements

CHANGING OR REVOKING YOUR PROXY
If you are a shareholder of record, you may change or revoke your proxy at any time before it is voted at the Annual Meeting by voting later online or by telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Corporate Secretary of TJX at our corporate offices at:
Office of the Secretary/Legal Department
The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701
If you are a street name holder, you should refer to the voting instruction form provided with this proxy statement or contact your broker, bank, or other third party holder of record for instructions on how to change or revoke your vote. You also should have a choice of methods to change or revoke your voting instructions before the meeting.

PARTICIPATION IN THE ANNUAL MEETING
ADMISSION TO THE ANNUAL MEETING
Shareholders as of the close of business on April 13, 2023, the record date, can attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/TJX2023 and entering the 16-digit control number found on the proxy card or voting instruction form included with the proxy materials you received. If you are a street name holder, please contact your bank, broker, or other third party before the Annual Meeting if you did not receive a control number. We encourage shareholders to allow sufficient time to log in prior to the start of the Annual Meeting. During the Annual Meeting, shareholders who have entered their control number will have the opportunity to vote their shares.
If shareholders encounter technical difficulties accessing our Annual Meeting, a support line will be available on the login page of the virtual meeting website shortly before the beginning of the Annual Meeting.
Please be sure to retain the control number on the proxy card or the voting instruction form you receive with this proxy statement in the event you wish to attend the shareholder meeting.
Failure to follow these admission procedures will prevent you from being admitted to the Annual Meeting. Only shareholders, their valid proxyholders, or other previously authorized representatives will be permitted to participate in the Annual Meeting.
VOTING SHARES AT THE ANNUAL MEETING
Shareholders who have not voted their shares prior to the Annual Meeting or who wish to change their vote will be able to vote their shares electronically at the Annual Meeting while the polls are open.
Whether or not shareholders plan to attend the Annual Meeting, they are encouraged to vote their shares prior to the Annual Meeting as described in the proxy materials they previously received.
Shareholders who have already voted do not need to vote again.
ASKING QUESTIONS
Shareholders may submit questions for the Annual Meeting in advance of the Annual Meeting only. Shareholders may submit questions at www.proxyvote.com as soon as they have received their proxy materials by logging in with the 16-digit control number found on the proxy card or voting instruction form included with the proxy materials. We encourage shareholders to submit questions early. Questions may be submitted until 5:00 pm EDT on Friday, June 2, 2023. Shareholders will not be able to submit questions during the Annual Meeting.
We expect to respond to questions submitted in advance at the Annual Meeting that are relevant to meeting matters as time permits. PwC will also be available to respond to questions submitted in advance. We reserve the right to exclude questions that are not relevant to meeting matters or to edit profanity or other inappropriate language. We also may group together and respond collectively to questions that are substantially similar to avoid repetition. Questions and responses will be posted for review by shareholders during the meeting, following the guidelines noted above. Further information about the Annual Meeting question process is available at www.proxyvote.com.

2023 Proxy Statement	81

Voting and Meeting Requirements

PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING
PROPOSALS TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT
A shareholder who intends to present a proposal for business other than director nominations at the 2024 Annual Meeting of Shareholders and who wishes the proposal to be included in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to us so that we receive it no later than December 29, 2023 and must otherwise comply with SEC rules in order for the proposal to be eligible for inclusion in our proxy materials for that meeting.
A shareholder who wishes to nominate a director at the 2024 Annual Meeting of Shareholders and who wishes the nomination to be included in our proxy materials for that meeting must notify us in writing no earlier than November 29, 2023 and no later than December 29, 2023. The notice must be given in the manner and must include the information and representations required by our by-laws. Our by-laws, which are available on our website, TJX.com, describe the requirements for nominating directors at the annual meeting.
PROPOSALS NOT TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT
A shareholder who intends to present a proposal for business at the 2024 Annual Meeting of Shareholders but who does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 7, 2024 and no later than March 8, 2024. A shareholder who wishes to nominate a director at the 2024 Annual Meeting of Shareholders but who does not wish the nomination to be included in our proxy statement for that meeting must notify us in writing no earlier than February 7, 2024 and no later than March 8, 2024. Notices must be given in the manner and must include the information and representations required by our by-laws. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than TJX nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and must otherwise comply with applicable SEC rules in order for the nomination to be eligible for inclusion in our proxy card for that meeting.

OTHER MATTERS
At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other items or matters are properly presented before the meeting or any adjournment or postponement of the meeting, the individuals named as proxies (the proxy holders) will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holder to vote on any matter introduced pursuant to these procedures, subject to applicable SEC rules.
We will pay the cost of solicitation of proxies. We have retained Morrow Sodali LLC to assist in soliciting proxies by mail, telephone, other electronic means, and personal interview for a fee of $11,500, plus expenses. Our officers, directors, and other Associates may also assist in soliciting proxies in a similar manner. None of these persons will receive any additional or special compensation for doing so.

82	The TJX Companies, Inc.

APPENDIX A
DEFINITIONS
Historically, we have defined comparable store sales, or comp sales, to be sales of stores that have been in operation for all or a portion of two consecutive fiscal years, or in other words, stores that are starting their third fiscal year of operation. We calculated comp sales on a 52-week basis by comparing the current and prior year weekly periods that are most closely aligned. Relocated stores and stores that have changed in size are generally classified in the same way as the original store, and we believe that the impact of these stores on the consolidated comp percentage is immaterial. Comp sales may be referred to as “same store” sales by other companies.
For fiscal 2023, we returned to our historical definition of comparable store sales. While stores in the U.S. were open for all of fiscal 2022, a significant number of stores in TJX Canada and TJX International experienced COVID-19 related temporary store closures and government-mandated shopping restrictions during fiscal 2022. Therefore, we could not measure year-over-year comparable store sales with fiscal 2022 in these geographies in a meaningful way. As a result, we reported U.S. comparable store sales, defined as comparable store sales consisting of U.S. stores only, calculated against sales for the comparable periods in fiscal 2022.
Due to the temporary closing of stores as a result of the COVID-19 pandemic, our historical definition of comparable store sales was not applicable for fiscal 2022. In order to provide a performance indicator for its stores, during fiscal 2022, we temporarily reported open-only comparable store sales. Open-only comp store sales included stores initially classified as comp stores at the beginning of fiscal 2021. This measure reported the sales increase or decrease of these stores for the days the stores were open in fiscal 2022 against sales for the same days in fiscal 2020, prior to the emergence of the global pandemic. U.S. open-only comparable store sales reports the open-only comp store sales for our Marmaxx and HomeGoods segments.
The way we define these financial measures may not be comparable to similarly titled measures used by other entities.
RECONCILIATIONS TO GAAP MEASURES
Pre-tax profit. FY23 pre-tax profit was $4.6 billion. Excluding the impact of the divestiture of a minority equity investment of $218 million, FY23 adjusted pre-tax profit was $4.9 billion.
Pre-tax profit margin. FY23 pre-tax profit margin (the ratio of pre-tax income to net sales) was 9.3%. Excluding the impact of a 0.4 percentage point charge related to the divestiture of an equity investment, FY23 adjusted pre-tax profit margin was 9.7%
Earnings per Share. Adjusted diluted earnings per share (EPS) are adjusted to exclude from diluted EPS from continuing operations computed in accordance with U.S. generally accepted accounting principles (GAAP) the positive and negative impacts on comparability between periods listed below. EPS values reflect the two-for-one stock split effected in November 2018. Figures may not foot due to rounding.
•FY18 diluted EPS was $2.02. Excluding $0.09 per share from benefits related to the 2017 Tax Cuts and Jobs Act, offset by charges from a special, discretionary bonus to eligible, non-bonus plan Associates; incremental contributions to TJX’s defined contribution retirement plans; and contributions to TJX’s charitable foundations; an estimated $0.06 per share benefit from the 53rd week; and a $0.05 per share impairment charge related to Sierra, FY18 adjusted diluted EPS was $1.93.
•FY19 diluted EPS was $2.43. Excluding $0.02 per share for the negative impact of a pension settlement charge, FY19 adjusted diluted EPS was $2.45.
•FY21 diluted EPS was $0.07. Excluding $0.19 per share for the negative impact of an FY21 debt extinguishment charge, FY21 adjusted diluted EPS was $0.26.
•FY22 diluted EPS was $2.70. Excluding $0.15 per share for the negative impact of an FY22 debt extinguishment charge, FY22 adjusted diluted EPS was $2.85.
•FY23 diluted EPS was $2.97. Excluding $0.14 per share for the net of tax a charge related to a write-down and divestiture of a minority equity investment, FY23 adjusted diluted EPS was $3.11.
EXPLANATION OF INCENTIVE PLAN MEASURES
As described above in the CD&A under Incentive Plan Goal-Setting, at the time incentive plan goals are established, the Compensation Committee also establishes definitions of the applicable financial metrics (including, for example, planned exchange rates for foreign currency translation and, in the case of Incentive EPS goals, planned share counts, which reflect the impact of anticipated buybacks, and planned corporate tax rates) and contingent automatic adjustments (including, for example, items such as unplanned changes in accounting standards, acquisitions, or dispositions) that would apply during the performance period. For measuring performance in FY22 and FY23, the Compensation Committee also established exclusions to remove the positive or negative impact of certain temporary items related to the COVID-19 pandemic, such as net costs attributable to temporary staffing changes and Associate pay initiatives during the pandemic; benefits associated with temporary government subsidies during the pandemic; and expenses associated with temporary health and safety supplies and protocols. The

2023 Proxy Statement	83

Appendix A
Compensation Committee uses these definitions and adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of TJX without influencing or being influenced by incentive plan results. The effect of these items on our incentive plan results is described below.
We use the terms Incentive Pre-Tax Income, Incentive EPS and Incentive ROIC to refer the applicable measures used for purposes of our incentive compensation programs that reflect the definitions and adjustments described above, as computed for each year or cycle. Incentive Pre-tax Income, Incentive EPS, and Incentive ROIC are used for purposes of our incentive compensation programs and may be different from pre-tax income, EPS, and ROIC reported elsewhere (on an unadjusted or adjusted basis) by TJX management.
INCENTIVE PRE-TAX INCOME
MIP Incentive Pre-tax Income goals and results for FY23 reflected the definitions and automatic adjustments pre-established by the Compensation Committee in March 2022. Actual MIP Incentive Pre-tax Income (in thousands) for FY23 of $5,495,116 was determined based on total segment profit (in thousands) for FY23 reported in our Annual Report on Form 10-K for FY23 of $5,442,262, adjusted under the terms pre-established by the Compensation Committee to reflect pre-established currency exchange rates (for translation of foreign income, intercompany charges and intra-division charges) and to exclude certain temporary items related to the COVID-19 pandemic and capitalized inventory costs.
MIP Incentive Pre-tax Income results reported in the Pay versus Performance table for FY22 reflected the definitions and automatic adjustments pre-established by the Compensation Committee in March 2021. Actual MIP Incentive Pre-tax Income (in thousands) for FY22 of $5,617,471 was determined based on total segment profit (in thousands) for FY22 reported in our Annual Report on Form 10-K for FY22 of $5,366,022, adjusted under the terms pre-established by the Compensation Committee to reflect pre-established currency exchange rates (for translation of foreign income, intercompany charges and intra-division charges) and to exclude certain temporary items related to the COVID-19 pandemic, capitalized inventory costs, and mark-to-market impact of inventory derivatives.
Although we did not use Incentive Pre-Tax Income in our MIP program for FY21, for purposes of the Pay versus Performance table we estimated what our Incentive Pre-Tax Income results under our MIP would have been had the Compensation Committee established Incentive Pre-Tax Income performance goals for FY21 with similar definitions, adjustments and exclusions as those pre-established for FY22 and FY23 MIP. MIP Incentive Pre-Tax Income (in thousands) for FY21 was estimated to be $1,953,817 based on total segment profit (in thousands) for FY21 reported in our Annual Report on Form 10-K for FY21 of $1,021,267, adjusted to control for currency exchange rate fluctuations (for translation of foreign income, intercompany charges and intra-division charges) and to exclude certain temporary items related to the COVID-19 pandemic, capitalized inventory costs, and mark-to-market impact of inventory derivatives.
LRPIP Incentive Pre-tax Income goals and results for the FY21-23 cycle reflected the definitions and automatic adjustments pre-established by the Compensation Committee in March 2021 for the final two years of the three-year cycle. Actual LRPIP Incentive Pre-tax Income (in thousands) for FY22-23 (cumulative) of $11,103,128 was determined based on total segment profit (in thousands) for FY22-23 (cumulative) reported in our Annual Report on Form 10-K for FY23 of $10,808,284, adjusted under the terms pre-established by the Compensation Committee to reflect pre-established currency exchange rates (for translation of foreign income) and to exclude certain temporary items related to the COVID-19 pandemic, capitalized inventory costs, and mark-to-market impact of inventory derivatives. As discussed in the CD&A, we have returned to three-year performance goals starting with the FY22-24 LRPIP cycle.
INCENTIVE EPS AND INCENTIVE ROIC
Our compensation program continues to include PSUs with three-year Incentive EPS and Incentive ROIC goals. Although no PSUs were granted for the FY21-23 cycle, as discussed above in the CD&A, we have returned to our practice of granting three-year PSU awards for periods starting in FY22. Consistent with our past disclosure practice, we plan to provide additional detail about these Incentive EPS and Incentive ROIC performance goals once each PSU cycle is complete.

84	The TJX Companies, Inc.

The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
508-390-1000 | TJX.com

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THE TJX COMPANIES, INC.
770 COCHITUATE ROAD
FRAMINGHAM, MA 01701

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2023. Have your proxy card available when you access the website and follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TJX2023**

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card available to access the website and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2023. Have your proxy card available when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V16040-P92210

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE TJX COMPANIES, INC.

1. Election of Directors	For	Against	Abstain
1a. José B. Alvarez	☐	☐	☐
1b. Alan M. Bennett	☐	☐	☐
1c. Rosemary T. Berkery	☐	☐	☐
1d. David T. Ching	☐	☐	☐
1e. C. Kim Goodwin	☐	☐	☐
1f. Ernie Herrman	☐	☐	☐
1g. Amy B. Lane	☐	☐	☐
1h. Carol Meyrowitz	☐	☐	☐
1i. Jackwyn L. Nemerov	☐	☐	☐

The Board recommends a vote FOR Proposals 2 and 3	For	Against	Abstain
2. Ratification of appointment of PricewaterhouseCoopers as TJX's independent registered public accounting firm for fiscal 2024	☐	☐	☐
3. Advisory approval of TJX's executive compensation (the say-on-pay vote)	☐	☐	☐

The Board recommends a vote for the ONE-YEAR option on Proposal 4	1 Year	2 Years	3 Years	Abstain
4. Advisory approval of the frequency of TJX's say-on-pay votes	☐	☐	☐	☐

The Board recommends a vote AGAINST Proposals 5, 6, and 7	For	Against	Abstain
5. Shareholder proposal for a report on effectiveness of social compliance efforts in TJX's supply chain	☐	☐	☐
6. Shareholder proposal for a report on risk to TJX from supplier misclassification of supplier's employees	☐	☐	☐
7. Shareholder proposal to adopt a paid sick leave policy for all Associates	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The TJX Companies, Inc.
2023 Annual Meeting of Shareholders
Tuesday, June 6, 2023, 9:00 a.m. Eastern Daylight Time

Meeting live via Internet – please visit
www.virtualshareholdermeeting.com/TJX2023

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders: the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Your vote is important. Please vote by Internet, telephone, or mail.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE VOTE, DATE AND SIGN THE REVERSE SIDE, FOLD ALONG THE PERFORATION, AND DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

V16041-P92210

Proxy - The TJX Companies, Inc.

2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting - June 6, 2023

Ernie Herrman, John Klinger, Erica Farrell, and Alicia C. Kelly, and each of them, each with the full power of substitution, are hereby authorized as proxies to represent and vote on the undersigned's behalf all of the shares of the undersigned that the undersigned is entitled to vote with respect to all of the matters indicated on the reverse side of this card and any other matters that may properly come before the 2023 Annual Meeting of Shareholders of The TJX Companies, Inc., to be held virtually at www.virtualshareholdermeeting.com/TJX2023, on Tuesday, June 6, 2023, 9:00 a.m. Eastern Daylight Time and any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the proxies subject to the directions indicated by the shareholder on the reverse side of this card. If no directions are indicated, the proxies will have authority to vote FOR each nominee, FOR Proposals 2 and 3, for the ONE-YEAR option on Proposal 4, and AGAINST Proposals 5, 6, and 7. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)

Continued and to be marked, dated, and signed on reverse side